As filed with the Securities and Exchange Commission on August 19, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIROPHARMA INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	2834	23-2789550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

397 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Peter Wolf, Esq.

Vice President, General Counsel and Secretary

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

(610) 458-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard S. Schwartz, Esq. DLA Piper US LLP 6225 Smith Avenue Baltimore, MD 21209-3600 (410) 580-4251	Jeffrey S. Hochman, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Victor J. DiGioia, Esq. Becker & Poliakoff, LLP 45 Broadway, 11th Floor New York, NY 10006 (212) 599-3322

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the effective time of the proposed merger described herein has occurred.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒                                                                                               Accelerated filer  ☐

Non-accelerated filer  ☐ (Do not check if a smaller reporting company)                    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common stock, $0.002 par value per share	8,705,042	N/A	$18,335,430	$721
(1)	This registration statement relates to common stock, $0.002 par value per share, of ViroPharma Incorporated, or ViroPharma, issuable to holders of common stock, $0.01 par value per share, of Lev Pharmaceuticals, Inc., or Lev, in the proposed merger of HAE Acquisition Corp., a wholly owned subsidiary of ViroPharma, with and into Lev. The amount of ViroPharma common stock to be registered has been determined by multiplying 174,623,142, the maximum number of shares of Lev common stock, options and warrants that may be cancelled in the merger (excluding shares of Lev common stock issued to ViroPharma on the date of the merger agreement), by 0.050, which is the maximum fraction of a ViroPharma share to be delivered for each cancelled share of Lev common stock.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 174,623,142, the maximum number of shares of Lev common stock, stock options and warrants that may be cancelled in the merger (excluding shares of Lev common stock issued to ViroPharma on the date of the merger agreement), multiplied by (B) $0.105, which is the result of subtracting $2.25 (the cash payment by ViroPharma per share of Lev common stock) from $2.355, which is the average of the high and low sale prices for shares of Lev common stock as reported on the OTC Bulletin Board System on August 15, 2008.
(3)	Pursuant to Rule 457(p), the filing fee is being offset by a previously paid filing fee paid by ViroPharma upon the initial filing of the registration statement on Form S-4 (file number 333-113790) / Form S-3 (file number 333-113791) on March 22, 2004.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. ViroPharma Incorporated may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Subject to completion, dated August 19, 2008

PROXY STATEMENT/PROSPECTUS

A MERGER IS PROPOSED – YOUR VOTE IS VERY IMPORTANT

[LEV LOGO]

Dear Lev Stockholder,	[ ], 2008

You are cordially invited to attend a special meeting of Lev Pharmaceuticals, Inc. stockholders to be held on             , 2008, starting at             , local time, at             .

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, dated July 15, 2008, which provides for the acquisition of Lev by ViroPharma Incorporated. If the merger is completed, you will be entitled to receive for each share of Lev common stock owned by you at the consummation of the merger:

•	$2.25 in cash, without interest;

•	a fraction of a share of ViroPharma common stock worth approximately $0.50 subject to certain adjustments, with cash in lieu of any fractional share; and

•

one non-transferable contingent value right, or CVR, which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones.

The ViroPharma common stock will be valued based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock is actually traded on The Nasdaq Global Select Market, ending at the close of trading on the second trading day immediately preceding the date of closing of the merger. In no event, however, will the ViroPharma common stock be valued at a price higher than $15.68 per share or less than $10.03 per share. The upfront cash and stock consideration of approximately $2.75 per share, and the potential total merger consideration of approximately $3.75 per share (which includes the maximum contingent consideration) represent premiums of 49% and 103%, respectively, over our closing stock price on July 14, 2008, the last trading day before we signed a definitive merger agreement with ViroPharma.

After careful consideration, our board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of, Lev and our stockholders, and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

You are also being asked to approve the possible adjournment of the special meeting if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement or if there are insufficient shares of Lev common stock present in person or represented by proxy at the special meeting to constitute a quorum necessary to conduct the business of the special meeting.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on             , 2008, the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Therefore, if you fail to vote your shares, it will have the same effect as a vote against the approval and adoption of the merger agreement. If your shares are held in “street name” by your broker, you should instruct your broker to vote your shares, following the directions your broker provides.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A and the form of CVR agreement is attached as Annex B to the attached proxy statement/prospectus. We encourage you to read the proxy statement/prospectus, the merger agreement, the CVR agreement and the other annexes carefully and in their entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors,” beginning on page 19. You may also obtain more information about Lev from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., our proxy solicitor, toll free at 1-800-322-2885.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or, if you have Internet access, we encourage you to submit your proxy via the Internet. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Judson Cooper

Chairman of the Board, Executive Vice President and Secretary

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the ViroPharma common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

ViroPharma common stock is listed on Nasdaq under the symbol “VPHM.” On             , 2008, the last trading day prior to the date of this proxy statement/prospectus, the last reported sale price per share of ViroPharma common stock on Nasdaq was $            .

This proxy statement/prospectus is dated             , 2008, and is first being mailed to Lev stockholders on or about that date.

LEV PHARMACEUTICALS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on             , 2008

To the Stockholders of Lev Pharmaceuticals, Inc.:

A special meeting of stockholders of Lev Pharmaceuticals, Inc., a Delaware corporation, or Lev, will be held on             , 2008, starting at             , local time, at             for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 15, 2008, by and among Lev, ViroPharma Incorporated, a Delaware corporation, or ViroPharma, and HAE Acquisition Corp., a Delaware corporation and wholly owned subsidiary of ViroPharma, or Merger Sub, as it may be amended from time to time, pursuant to which Merger Sub will merge with and into Lev, with Lev being the surviving corporation and a wholly owned subsidiary of ViroPharma. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

2.	To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified             , 2008 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Under Delaware law, Lev stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other requirements of Delaware law as explained in the accompanying proxy statement/prospectus.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or if you have Internet access, we encourage you to submit your proxy via the Internet, prior to the special meeting to ensure that your shares will be represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting and please bring to the special meeting a statement evidencing your beneficial ownership of common stock and photo identification.

The Lev board of directors has unanimously determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of, Lev and its stockholders. Therefore, the Lev board of directors unanimously recommends that you vote “FOR” the approval and the adoption of the merger agreement.

By Order of the Board of Directors,

Judson Cooper

Chairman of the Board, Executive Vice President

and Secretary

            , 2008

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus “incorporates by reference” important business and financial information about ViroPharma and Lev from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

You also may obtain any of the documents incorporated by reference into this proxy statement/prospectus from ViroPharma, Lev, or from the Securities and Exchange Commission, or the SEC, through the SEC’s Internet web site at www.sec.gov. Documents of ViroPharma and Lev are also available from ViroPharma and Lev, as applicable, without charge, excluding any exhibits to those documents that are not specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Lev stockholders may request a copy of these documents in writing or by telephone by contacting the applicable department at:

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

Telephone: (610) 321-6290

Attn: Investor Relations

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

Telephone: (212) 850-9120

Attn: Corporate Secretary

If you would like to request documents, please do so by [•], 2008, to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms a part of a registration statement on Form S-4 filed with the SEC by ViroPharma, constitutes a prospectus of ViroPharma under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of ViroPharma common stock to be issued to Lev stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of Lev stockholders to consider and vote upon the proposal to approve and adopt the merger agreement.

Except as otherwise provided herein, all descriptions of and calculations with respect to the terms of the merger agreement assume that no Lev stockholders exercise their appraisal rights.

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ANNEXES:

Annex A	Agreement and Plan of Merger	Annex A-1
Annex B	Form of CVR Agreement	Annex B-1
Annex C	Stockholder Voting Agreement	Annex C-1
Annex D	Opinion of J.P. Morgan Securities Inc.	Annex D-1
Annex E	Section 262 of the General Corporation Law of the State of Delaware	Annex E-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	ViroPharma and Lev have entered into an Agreement and Plan of Merger, dated July 15, 2008, or the merger agreement, that contains the terms and conditions of the proposed acquisition of Lev by ViroPharma. Under the terms of the merger agreement, HAE Acquisition Corp., or Merger Sub, a wholly owned subsidiary of ViroPharma, will merge with and into Lev, which is referred to in this proxy statement/prospectus as the merger. Lev will be the surviving corporation in the merger, and each outstanding share of Lev common stock will be converted into the right to receive a combination of cash, shares of ViroPharma common stock and a contingent value right. For a more complete description of the merger, please see the section entitled “The Merger” of this proxy statement/prospectus.

Q:	As a Lev stockholder, what will I receive in the merger?

A:	For each share of Lev common stock that you own, you will receive a combination of:

•	$2.25 in cash, without interest, which is referred to in this proxy statement/prospectus as the cash consideration;

•

a fraction of a share of ViroPharma common stock worth approximately $0.50 subject to certain adjustments, with cash in lieu of any fractional share, which is referred to in this proxy statement/prospectus as the stock consideration; and

•

one non-transferable contingent value right, which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones, which is referred to in this proxy statement/prospectus as a CVR.

The cash consideration, stock consideration and CVR are collectively referred to in this proxy statement/prospectus as the merger consideration. The ViroPharma common stock will be valued based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock is actually traded on The Nasdaq Global Select Market, or Nasdaq, ending at the close of trading on the second trading day immediately preceding the date of closing of the merger, which value is referred to in this proxy statement/prospectus as the average closing price. In no event, however, will the ViroPharma common stock be valued at a price higher than $15.68 per share or less than $10.03 per share. Accordingly, you will receive that number of shares of ViroPharma common stock, which is referred to in this proxy statement/prospectus as the exchange ratio, equal to the quotient determined by dividing $0.50 by the average closing price; provided, that, if the average closing price is less than $10.03, the exchange ratio will be 0.050 and if the average closing price is greater than $15.68, the exchange ratio will be 0.032. For example, if the merger closed on August 8, 2008 and you owned 1,000 shares of Lev common stock at the time the merger was completed, based on an average closing price of $11.353, you would receive in exchange for your shares of Lev common stock $2,250 in cash, 44 shares of ViroPharma common stock, 1,000 CVRs and a cash payment in lieu of a fractional share equal to the value of 0.412 of a share of ViroPharma common stock.

Accordingly, the fraction of a share of ViroPharma common stock that you will have the right to receive in the merger in exchange for each of your shares of Lev common stock is not a fixed ratio and will be adjusted based upon certain changes in the value of ViroPharma common stock. As a result, the number of ViroPharma shares you will receive in the merger will not be known before the completion of the merger and will increase or decrease as the market price of ViroPharma common stock decreases or increases, respectively. In addition, since there is both a ceiling and a floor on the value of ViroPharma common stock in determining the number of ViroPharma shares you will be entitled to receive, the value of the merger consideration you will receive in the merger may increase or decrease if the average closing price of ViroPharma common stock rises above $15.68 or falls below $10.03 per share. You are encouraged to obtain current market quotations of Lev and ViroPharma common stock.

Each share of ViroPharma common stock that is issued in connection with the merger shall be accompanied by a right under ViroPharma’s Rights Agreement.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a Lev stockholder as of [•], 2008, the record date for the special meeting, and thus you are entitled to vote at the special meeting. This document serves as both a proxy statement of Lev, used to solicit proxies for the special meeting, and as a prospectus of ViroPharma, used to offer shares of ViroPharma common stock in exchange for shares of Lev common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meeting, and you should read it carefully.

Q:	When and where is the special meeting of Lev stockholders?

A:	The special meeting of Lev stockholders will be held on , 2008, starting at , local time, at .

Q:	What is required to consummate the merger?

A:	To consummate the merger, Lev stockholders must approve and adopt the merger agreement, which requires the affirmative vote of the holders of a majority of the voting power of the shares of Lev common stock outstanding on the record date for the special meeting. In addition to obtaining Lev stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “Certain Terms of the Merger Agreement—Conditions to the Merger.”

Q:	Will the merger trigger the recognition of gain or loss for federal income tax purposes?

A:	Yes. The receipt of the merger consideration by a U.S. holder in exchange for Lev shares will be a taxable transaction for United States federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing of such gain or loss, depends in part on the United States federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. Please see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed discussion.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	How does Lev’s board of directors recommend that I vote?

A:	Lev’s board of directors has determined and believes that the merger agreement and the merger are fair to, advisable for, and in the best interests of, Lev and its stockholders and has approved such items. Lev’s board of directors unanimously recommends that Lev stockholders vote “FOR” the approval and adoption of the merger agreement.

Lev’s board of directors unanimously recommends that Lev stockholders vote “FOR” the approval of the possible adjournment of the special meeting of Lev stockholders.

Q:	What risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which each of ViroPharma and Lev, as an independent company, is subject.

Q:	What do I need to do now?

A:	You should read this proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference, and consider how the merger will affect you. You should then complete, sign and mail your proxy card in the enclosed return envelope as soon as possible as described in this proxy statement/prospectus, so that your shares can be voted at the special meeting. You may also submit a proxy for your shares via the Internet.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or vote in person will have the same effect as voting “AGAINST” approval and adoption of the merger agreement and will have no effect on the proposal for possible adjournment of the special meeting.

Q:	What happens if I return a signed and dated proxy card but do not indicate how to vote my proxy?

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted “FOR” approval and adoption of the merger agreement, and “FOR” approval of possible adjournment, if any, of the special meeting.

Q:	May I vote in person?

A:	If your shares of Lev common stock are registered directly in your name with Lev’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Lev. If you are a Lev stockholder of record, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of Lev common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can submit another proxy via the Internet. Fourth, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting “AGAINST” approval and adoption of the merger agreement and will have no effect on the proposal for possible adjournment of the special meeting.

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Q:	Are there any stockholders already committed to voting in favor of the merger?

A:	Yes. Lev’s Chairman and Chief Executive Officer have each agreed to vote their shares of Lev common stock entitled to vote at the special meeting of Lev stockholders (representing in the aggregate approximately [ ]% of the outstanding shares of Lev common stock as of the record date) in favor of the approval and adoption of the merger agreement. In addition, ViroPharma and its affiliates have each agreed to vote their shares of Lev common stock in the aggregate (representing approximately [ ]% of the outstanding shares of Lev common stock as of the record date) in proportion to the vote by the other Lev stockholders in favor of the approval and adoption of the merger agreement.

Q:	Should I send in my Lev stock certificates now?

A:	No. If you are a Lev stockholder, after the merger is completed, you will receive written instructions for exchanging the certificates representing your shares of Lev common stock for the cash consideration, shares of ViroPharma common stock, CVRs and a cash payment in lieu of any fractional share of ViroPharma common stock you would otherwise be entitled to receive.

Q:	When do the parties expect to complete the merger?

A:	The parties are working towards completing the merger as quickly as possible and expect to do so promptly after the special meeting, subject to satisfaction or waiver of all conditions to closing.

Q:	Will my rights as a Lev stockholder change as a result of the merger?

A:	Yes. While your stockholder rights as a former Lev stockholder will continue to be governed by Delaware law, you will become a ViroPharma stockholder as a result of the merger and will have rights after the completion of the merger that are governed by Delaware law and ViroPharma’s amended and restated certificate of incorporation and amended and restated bylaws.

Q:	Am I entitled to appraisal rights?

A:	As a Lev stockholder, under applicable Delaware law, you may be entitled to assert appraisal rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of Delaware law as set forth in Annex E to this proxy statement/prospectus. The fair value determined by the court may be more than, less than or equal to the value of the consideration to be paid in the merger. For a more complete description of your appraisal rights, see the section entitled “The Merger—Rights of Dissenting Lev Stockholders.”

Q:	What will happen to any options or warrants to acquire Lev common stock?

A:	The merger agreement provides that at the effective time of the merger each Lev stock option that is outstanding and unexercised immediately prior to the effective time will be converted into the right to receive the excess of the cash consideration over the per share exercise price of the applicable Lev stock option, a CVR, and the stock consideration, subject to the payment of cash in lieu of fractional shares of ViroPharma common stock, which together is referred to in this proxy statement/prospectus as the stock option consideration. The stock option consideration will be reduced (first from the cash consideration, then from the stock consideration) by any required tax withholding.

To the extent practicable, Lev agreed to contact holders of warrants to acquire shares of Lev common stock and provide the terms of the transaction so that such warrant holders are afforded an opportunity to exercise their warrants prior to the effective time of the merger. Except as otherwise provided in the applicable warrant agreement, warrant holders that fail to exercise their warrants prior to the effective time of the merger will have the right to receive the merger consideration upon exercise of such warrant at any time after the effective time of the merger. To the extent that a warrant agreement provides that the warrant holder’s rights to acquire Lev common stock may be terminated at or prior to the effective time of the merger, Lev agreed to take such actions as are required by such warrant agreement to cause such termination.

Q:	Who is paying for this proxy solicitation?

A:	Lev is conducting this proxy solicitation and will bear the cost of soliciting proxies. Pursuant to the merger agreement, Lev and ViroPharma each agreed to pay one-half of the filing fees and printing costs incurred in connection with the printing of this proxy statement/prospectus. Lev has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses. Lev’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Lev will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Lev common stock that the brokers and fiduciaries hold of record. Upon request, Lev will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who can help answer my additional questions?

A:	Lev stockholders, who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of Lev common stock, should contact:

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

(212) 850-9120

Attention: Corporate Secretary

or Lev’s solicitation agent:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

1-800-322-2885

SUMMARY

This summary highlights selected information contained or incorporated by reference in this proxy statement/prospectus, and you should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the terms of the merger and related transactions. The merger agreement is attached as Annex A, and the CVR agreement is attached as Annex B, to this proxy statement/prospectus, and additional documents relating to the transaction are also attached, or incorporated by reference, to this proxy statement/prospectus. You are encouraged to read the merger agreement as it is the legal document that governs the merger, as well as these additional documents. You are also encouraged to read the information under “Risk Factors,” beginning on page 19 of this proxy statement/prospectus, as well as those risk factors set forth in the documents incorporated herein by reference, for a discussion of important factors you should consider in connection with the merger. In addition, we incorporate by reference important business and financial information about ViroPharma and Lev into this proxy statement/prospectus. In this proxy statement/prospectus, unless the context otherwise requires, “ViroPharma” refers to ViroPharma Incorporated and its subsidiaries, “Lev” refers to Lev Pharmaceuticals, Inc. and its subsidiary and “Merger Sub” refers to HAE Acquisition Corp., a wholly owned subsidiary of ViroPharma.

The Companies

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

(610) 458-7300

ViroPharma Incorporated, a Delaware corporation, is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases, with a focus on products used by physician specialists or in hospital settings.

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

(212) 850-9120

Lev Pharmaceuticals, Inc., a Delaware corporation, is a development stage biopharmaceutical company that was formed to develop and commercialize therapeutic products for the treatment of inflammatory diseases. Lev’s product candidates are based on C1-esterase inhibitor, or C1 INH, a human plasma protein that modulates inflammation and coagulation and is potentially applicable as a treatment for a range of medical indications. Lev’s lead product candidate, Cinryze™ (C1 inhibitor (human)), is being developed as a replacement therapy for hereditary angioedema, or HAE, also known as C1 inhibitor deficiency.

HAE Acquisition Corp.

397 Eagleview Boulevard

Exton, PA 19341

(610) 458-7300

HAE Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of ViroPharma that has been formed for the purpose of facilitating the merger. Merger Sub will merge into Lev in the merger.

Information About the Special Meeting of Lev Stockholders

Date, Time and Place. The special meeting of Lev stockholders will be held on                     , 2008, at              local time, at             . At the special meeting, Lev stockholders will be asked to consider the proposal to approve and adopt the merger agreement and, if necessary, to approve the adjournment of the special meeting under certain circumstances.

Record Date. Only Lev stockholders of record at the close of business on                     , 2008, will be entitled to vote at the special meeting. Each share of Lev common stock is entitled to one vote. As of the record date, there were              shares of Lev common stock outstanding and entitled to vote at the special meeting.

Required Vote

To approve the merger proposal, the holders of a majority of the outstanding shares of Lev common stock entitled to vote must vote in favor of adopting the approval and adoption of the merger agreement. Because approval of the merger proposal requires the affirmative vote of a majority of shares outstanding, a Lev stockholder’s failure to vote or abstention will have the same effect as a vote against the merger proposal.

To approve the proposal to adjourn the special meeting, if necessary, a majority of the shares of Lev common stock present in person or represented by proxy at the special meeting and entitled to vote must vote in favor of such proposal.

Share Ownership by Management and ViroPharma. As of the record date, (i) the directors and executive officers of Lev beneficially owned in the aggregate approximately [        ]% of the outstanding shares of Lev common stock entitled to vote at the special meeting and (ii) ViroPharma and its affiliates beneficially owned approximately [        ]% of the outstanding shares of Lev common stock entitled to vote at the special meeting.

Lev’s Chairman and Chief Executive Officer have each agreed to vote their shares of Lev common stock entitled to vote at the special meeting of Lev stockholders (representing in the aggregate approximately [        ]% of the outstanding shares of Lev common stock as of the record date) in favor of the approval and adoption of the merger agreement. In addition, ViroPharma and its affiliates have each agreed to vote their shares of Lev common stock entitled to vote at the special meeting in proportion to the vote by the other Lev stockholders in favor of the approval and adoption of the merger agreement. See the sections entitled “Certain Terms of the Merger Agreement—Voting Agreement” and “—Securities Purchase Agreement.”

Merger Structure; Merger Consideration

If the merger is completed, Merger Sub will merge with and into Lev, with Lev as the surviving corporation in the merger. For each share of Lev common stock, you will receive a combination of:

•	$2.25 in cash, without interest, which is referred to in this proxy statement/prospectus as the cash consideration;

•

a fraction of a share of ViroPharma common stock worth approximately $0.50 subject to certain adjustments, with cash in lieu of any fractional share, which is referred to in this proxy statement/prospectus as the stock consideration; and

•

one non-transferable contingent value right, which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones, which is referred to in this proxy statement/prospectus as a CVR.

The cash consideration, stock consideration and CVR are collectively referred to in this proxy statement/prospectus as the merger consideration. The ViroPharma common stock will be valued based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock is actually traded on Nasdaq, ending at the close of trading on the second trading day immediately preceding the date of closing of the merger. In no event, however, will the ViroPharma common stock be valued at a price higher than $15.68 per share or less than $10.03 per share. Accordingly, you will receive that number of shares of ViroPharma common stock, which is referred to in the proxy statement/prospectus as the exchange ratio, equal to the quotient determined by dividing $0.50 by the average closing price; provided, that, if the average closing price is less than $10.03, the exchange ratio will be 0.050 and if the average closing price is greater than $15.68, the exchange ratio will be 0.032.

The fraction of a share of ViroPharma common stock that you will have the right to receive in the merger in exchange for each of your shares of Lev common stock is not a fixed ratio and will be adjusted based upon changes in the value of ViroPharma common stock. As a result, the number of ViroPharma shares you will receive in the merger will not be known before the completion of the merger and will increase or decrease as the market price of ViroPharma common stock decreases or increases, respectively. Since there is both a ceiling and a floor on the value of ViroPharma common stock in determining the number of ViroPharma shares you will be entitled to receive, the value of the aggregate merger consideration you will receive in the merger may increase or decrease if the average closing price of ViroPharma common stock rises above $15.68 or falls below $10.03 per share. Neither Lev nor ViroPharma has the right to terminate the merger agreement or renegotiate the merger consideration solely as a result of market price fluctuations. You are encouraged to obtain current market quotations of ViroPharma and Lev common stock.

Each share of ViroPharma common stock that is issued in connection with the merger shall be accompanied by a right under ViroPharma’s Rights Agreement.

The first CVR payment of $0.50 per share would become payable when either (i) Lev’s leading product candidate for the prophylactic and acute treatment of HAE, Cinryze™, is approved by the FDA for acute treatment of HAE and the FDA grants orphan exclusivity for Cinryze™ encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products or (ii) orphan exclusivity for the acute treatment of HAE has not become effective for any third party’s human C1 inhibitor product for two years from the later of the date of closing of the merger and the date that orphan exclusivity for Cinryze™ for the prophylaxis of HAE becomes effective. The second CVR payment of $0.50 per share would become payable when Cinryze™ reaches at least $600 million in cumulative net product sales within 10 years of the date of closing of the merger. CVRs will not be transferable, except in the limited circumstances specified in the CVR agreement.

Treatment of Stock Options, Restricted Stock and Warrants

The merger agreement provides that at the effective time of the merger each Lev stock option that is outstanding and unexercised immediately prior to the effective time will be converted into the right to receive the excess of the cash consideration over the per share exercise price of the applicable Lev stock option, a CVR, the stock consideration, and cash in lieu of fractional ViroPharma shares which together is referred to in this proxy statement/prospectus as the stock option consideration. The stock option consideration will be reduced (first from the cash consideration, then from the stock consideration) by any required tax withholding.

In addition, immediately prior to the effective time of the merger, shares of restricted Lev common stock held by Judson Cooper, Lev’s Chairman, Executive Vice President and Secretary, and Joshua Schein, Lev’s Chief Executive Officer, will become immediately vested and, at the effective time of the merger, converted into the right to receive the merger consideration.

To the extent practicable, Lev agreed to contact holders of warrants to acquire shares of Lev common stock and provide the terms of the transaction so that such warrant holders are afforded an opportunity to exercise their warrants prior to the effective time of the merger. Except as otherwise provided in the applicable warrant agreement, warrant holders that fail to exercise their warrants prior to the effective time of the merger will have the right to receive the merger consideration upon exercise of such warrant at any time after the effective time of the merger. To the extent that a warrant agreement provides that the warrant holder’s rights to acquire Lev common stock may be terminated at or prior to the effective time of the merger, Lev agreed to take such actions as are required by such warrant agreement to cause such termination.

Lev’s Reasons for the Merger

Lev’s board of directors has determined that the terms of the merger and the merger agreement are fair to, advisable for, and in the best interests of, Lev and its stockholders. Lev’s board of directors consulted with Lev’s senior management, as well as its financial advisor and legal counsel in reaching its decision to approve the merger. Lev’s board of directors considered a number of factors in its deliberations, including, among others, the following:

•	that the merger consideration constitutes a premium to the current and historical closing prices of Lev’s common stock;

•	the liquid nature of the cash consideration and the potential for further upside through both the stock consideration and the CVRs;

•	the possible alternatives to a sale of Lev and the related risks; and

•	the $20 million equity investment by ViroPharma at an approximate 12% premium over the then-current closing price of Lev common stock.

Please see the section entitled “The Merger – Lev’s Reasons for the Merger” for a full discussion of the items that Lev’s board of directors considered in reaching its decision to approve the merger, including the risks and potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Lev’s Financial Advisor

J.P. Morgan Securities Inc., or J.P. Morgan, delivered its written opinion to Lev’s board of directors that, as of July 14, 2008, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration to be paid in exchange for the Lev common stock pursuant to the merger agreement was fair, from a financial point of view, to Lev’s stockholders.

The full text of the written opinion of J.P. Morgan, dated July 14, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. J.P. Morgan provided its opinion for the information and assistance of Lev’s board of directors in consideration of the merger and the merger agreement. The J.P. Morgan opinion is not a recommendation as to how any holder of Lev common stock should vote with respect to the approval of the merger agreement or any other matter. Lev urges you to read the entire opinion carefully.

Recommendation to Lev’s Stockholders

Lev’s board of directors has unanimously approved and adopted the merger agreement and approved the merger. The board of directors of Lev recommends that Lev stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the merger agreement at the time of the special meeting or if there are insufficient shares of Lev common stock represented to constitute a quorum necessary to conduct the business of the special meeting.

ViroPharma’s Reasons for the Merger

ViroPharma believes that the merger will enable ViroPharma to enhance its portfolio of therapies for patients with serious diseases, with a focus on products used by physician specialists or in hospital settings. With the addition of Lev’s near term product candidate for the prophylaxis of hereditary angioedema, ViroPharma expects to diversify its revenue sources and extend its services to clinicians who treat this disease through a targeted sales force.

By combining this new product candidate with ViroPharma’s existing operational and financial capabilities and expanding ViroPharma’s product offerings and commercial capabilities, ViroPharma believes the merger will further advance ViroPharma’s strategy of creating a multinational pharmaceutical company recognized worldwide for developing and marketing innovative products addressing unmet medical needs.

However, there can be no assurance that the benefits of the potential growth, synergies or opportunities considered by ViroPharma’s board of directors will be achieved through completion of the merger. Achieving ViroPharma’s objectives is subject to particular risks, which are discussed in the section entitled “Risk Factors” beginning on page 19.

Interests of Lev’s Officers and Directors in the Merger

When considering the recommendation by Lev’s board of directors that Lev stockholders vote for the approval of the merger, you should be aware that a number of Lev’s officers and directors may have interests in the merger that are different from, or in addition to, those of other Lev stockholders generally. Among other things, ViroPharma has agreed to continue for a number of years following the consummation of the merger certain insurance and indemnification arrangements in favor of the current officers and directors of Lev. In addition, Lev’s Chairman and Chief Executive Officer have entered into separation agreements with Lev and ViroPharma which, among other things, provide for their respective resignations immediately following the consummation of the merger, clarify the payments each is entitled to receive pursuant to their employment agreements and expand the scope of and duration of the non-competition provisions of their employment agreements. Other executive officers of Lev may also receive severance benefits following the merger in the event that their employment is terminated for certain reasons following the merger.

Ownership of ViroPharma After the Merger

ViroPharma will issue between 5,568,340 and 8,705,042 shares of common stock to Lev stockholders in the merger, depending on the market price of ViroPharma’s common stock during the period prior to the merger. See the section entitled “Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares.” Lev stockholders will own between [ ]% and [ ]% of the outstanding ViroPharma common stock after the merger. The above calculations are based on the number of shares of ViroPharma common stock and Lev common stock outstanding on the record date (other than any shares of Lev common stock owned by ViroPharma), and assume that no Lev stock options or warrants will be exercised on a cashless basis, but does not take into account stock options or warrants of ViroPharma.

Conditions to the Merger

The obligation of each of ViroPharma and Lev to complete the merger is subject to the satisfaction of a number of conditions, including, among others, the following:

•	approval and adoption of the merger agreement by the Lev stockholders;

•	the consent of all necessary regulatory authorities and third parties, subject to certain exceptions;

•	the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) shall have become effective; and

•	the shares of ViroPharma common stock issuable pursuant to the merger shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

In addition to the conditions above, the merger agreement provides that the obligation of ViroPharma to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, among others:

•

as of the date of the merger agreement and the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), there shall not exist inaccuracies in the representations and warranties of Lev set forth in the merger agreement, without regard to any materiality or material adverse effect qualifications contained therein, such that the aggregate effect of any inaccuracies in such representations and warranties has, or is reasonably likely to have, a Lev material adverse effect. In addition, the representations and warranties with respect to the capitalization of Lev shall be true and correct in all respects as of the effective time (except for inaccuracies which are de minimis in amount), and the representations and warranties with respect to the state takeover laws and actions by Lev and its subsidiaries pursuant to their governing documents shall be true and correct in all material respects as of the effective time.

•

Lev shall have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement and the other agreements contemplated by the merger agreement prior to the closing of the merger;

•	Lev shall have delivered to ViroPharma an executed copy of the CVR agreement among ViroPharma, Lev and StockTrans, Inc., as the rights agent; and

•	Judson Cooper and Joshua Schein each shall have executed and delivered to ViroPharma the orderly sale agreement governing the sale of ViroPharma shares by them after the consummation of the merger.

The merger agreement also provides that the obligation of Lev to effect the merger and otherwise effect the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, among others:

•

as of the date of the merger agreement and the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), there shall not exist inaccuracies in the representations and warranties of ViroPharma set forth in the merger agreement, without regard to any materiality or material adverse effect qualifications contained therein, such that the aggregate effect of any inaccuracies in such representations and warranties has, or is reasonably likely to have, a ViroPharma material adverse effect. In addition, the representations and warranties with respect to the capitalization of ViroPharma shall be true and correct in all respects as of the effective time (except for inaccuracies which are de minimis in amount);

•

ViroPharma shall have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement and the other agreements contemplated by the merger agreement prior to the closing of the merger; and

•	ViroPharma shall have delivered to Lev an executed copy of the CVR agreement.

Either ViroPharma or Lev may choose to waive the conditions to its obligation to complete the merger, provided that any such waiver is in compliance with applicable law.

Termination of the Merger Agreement

Each of ViroPharma and Lev is entitled to terminate the merger agreement under certain circumstances including, among others:

•	if the merger has not been consummated on or before January 15, 2009; or

•

so long as the terminating party is not then in material breach of any representation, warranty, covenants or other agreement contained in the merger agreement such that the closing conditions relating to accuracy of representations and warranties and compliance with covenants would not be satisfied:

¡

in the event of a material breach by the other party of any representation or warranty contained in the merger agreement which cannot be or has not been cured within 20 days after the giving of written notice to the breaching party of such breach and which breach would permit the terminating party to refuse to consummate the transactions contemplated by the merger agreement based on the closing conditions relating to accuracy of representations and warranties and compliance with covenants;

¡

in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within 20 days after the giving of written notice to the breaching party of such breach; or

¡	if the Lev stockholders fail to vote their approval of the matters relating to the merger agreement and the transactions contemplated by the merger agreement.

In addition, the merger agreement provides that ViroPharma may terminate the merger agreement, before the effective time, if any of the following events occurs:

•

Lev’s board of directors fails to reaffirm its approval of the merger and the transactions contemplated by the merger agreement (to the exclusion of any other acquisition proposal) or resolves not to reaffirm the merger or affirms, recommends or authorizes entering into any acquisition transaction other than the merger;

•

a Lev material adverse effect has occurred or it is reasonably likely to occur and cannot be cured prior to January 15, 2009; provided, that ViroPharma may only terminate the merger agreement on this basis as a result of certain specified regulatory events if notice of such termination is provided to Lev within 45 days following ViroPharma’s actual knowledge of the facts reasonably sufficient to form an opinion; or

•

a breach by Judson Cooper or Joshua Schein, or a material breach by any other person, of the covenant described in the section entitled “Certain Terms of the Merger Agreement—Limitation on Lev’s Ability to Consider Other Acquisition Proposals.”

If the merger agreement is terminated, Lev may be obligated, in certain circumstances, to pay ViroPharma’s reasonable, documented merger-related fees and expenses, not to exceed $3.5 million (which is referred to in this proxy statement/prospectus as the expense reimbursement), or a termination fee equal to $18.5 million (less any expense reimbursement that has been paid), which is referred to in this proxy statement/prospectus as the termination fee.

Limitation on Lev’s Ability to Consider Other Acquisition Proposals

Lev has agreed that it will not, and that it will not authorize or permit any of its affiliates or representatives to, directly or indirectly, subject to specified exceptions:

•

solicit, initiate, induce or knowingly encourage the making, submission or announcement of any acquisition proposal (as defined in the section entitled “Certain Terms of the Merger Agreement—Covenants; Conduct of Business Prior to the Merger—Affirmative Covenants of Lev”);

•

participate in any discussions or negotiations regarding, or furnish to any person or group (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•

enter into any acquisition agreement contemplating or otherwise relating to any acquisition transaction (as defined in the section entitled “Certain Terms of the Merger Agreement—Covenants; Conduct of Business Prior to the Merger—Affirmative Covenants of Lev”).

Expenses and Termination Fee

The merger agreement provides that, regardless of whether ViroPharma and Lev consummate the merger, each of Lev, Lev’s stockholders and ViroPharma will pay their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that each party will pay one-half of the filing fees and printing costs incurred in connection with this proxy statement/prospectus.

Under the terms of the merger agreement, Lev has agreed to reimburse ViroPharma the expense reimbursement if ViroPharma terminates the merger agreement as a result of a breach by Judson Cooper or Joshua Schein, or a material breach by any other person, of the covenant described in the section entitled “Certain Terms of the Merger Agreement—Limitation on Lev’s Ability to Consider Other Acquisition Proposals” and to pay the termination fee if, within nine months of such termination, Lev consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction.

Lev has also agreed to pay the termination fee if:

•

another acquisition proposal has been publicly announced and not withdrawn, the merger agreement is terminated because the Lev stockholders fail to approve the merger, and within 12 months of such termination, Lev either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction;

•

ViroPharma terminates the merger agreement as a result of a material breach by Lev of any of its covenants or agreements under the merger agreement and, within nine months of such termination, Lev either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction; or

•

ViroPharma terminates the merger agreement because Lev’s board of directors withdraws, modifies or amends, in each case in any manner adverse to ViroPharma, or fails to reaffirm, its recommendation that Lev’s stockholders approve the merger, or takes certain actions to support (or does not oppose) an acquisition transaction other than the merger, and within 12 months of such termination, Lev either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction.

Tax Matters

The receipt of the merger consideration by a U.S. holder in exchange for Lev shares will be a taxable transaction for United States federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing of such gain or loss, depends in part on the United States federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. Please see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” below for a more detailed discussion.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Anticipated Accounting Treatment

The merger will be accounted for as an acquisition of assets and liabilities for financial reporting purposes. However, different accounting treatment would result depending on whether or not the FDA has approved Cinryze™ prior to the consummation of the merger. See the section entitled “The Merger—Anticipated Accounting Treatment.”

Regulatory Approvals

ViroPharma and Lev believe that the merger is not subject to any regulatory approvals other than the reporting obligations and statutory waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Risk Factors

In evaluating the merger, you should carefully read this proxy statement/prospectus and consider the factors discussed in the section entitled “Risk Factors” beginning on page 19.

Material Differences in Rights of Lev Stockholders and ViroPharma Stockholders

Lev stockholders receiving merger consideration in the form of ViroPharma common stock will have different rights once they become ViroPharma stockholders due to differences between the governing documents of Lev and ViroPharma. See the section entitled “Comparative Rights of ViroPharma Stockholders and Lev Stockholders.”

Appraisal Rights

Holders of Lev common stock are entitled to appraisal rights under Delaware law. See the section entitled “The Merger—Rights of Dissenting Lev Stockholders.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND DATA

ViroPharma common stock is listed on Nasdaq under the symbol “VPHM.” Lev common stock is quoted on the OTC Bulletin Board System under the symbol “LEVP.OB”

The table below sets forth, for the periods indicated, the high and low closing sale prices per share of ViroPharma common stock as quoted on Nasdaq and the high and low bid prices per share of Lev common stock as reported on the OTC Bulletin Board System. The prices shown do not include retail markups, markdowns or commissions.

	VIROPHARMA COMMON STOCK						LEV COMMON STOCK
	High			Low			High			Low
Year ended December 31, 2005
First Quarter		$3.49			$2.15			$1.70			$1.01
Second Quarter		$7.37			$1.67			$1.50			$0.56
Third Quarter		$21.35			$6.57			$1.20			$0.57
Fourth Quarter		$24.36			$15.56			$0.82			$0.37

Year ended December 31, 2006
First Quarter		$23.44			$9.70			$0.80			$0.60
Second Quarter		$12.83			$7.60			$0.67			$0.30
Third Quarter		$12.90			$7.07			$0.90			$0.43
Fourth Quarter		$15.68			$11.22			$1.36			$0.71

Year ended December 31, 2007
First Quarter		$18.39			$13.75			$1.96			$1.25
Second Quarter		$16.62			$13.09			$1.99			$1.41
Third Quarter		$15.00			$7.51			$1.86			$1.21
Fourth Quarter		$9.99			$7.11			$2.00			$1.50

Year ending December 31, 2008
First Quarter		$9.96			$8.18			$2.07			$0.68
Second Quarter		$11.28			$8.73			$1.95			$0.88
Third Quarter (through [ ], 2008)	$	[	]	$	[	]	$	[	]	$	[	]

As of the record date, there were approximately [            ] record holders of Lev common stock. Neither ViroPharma nor Lev has ever paid cash dividends on its common stock. Following the merger, ViroPharma intends to retain future earnings to support the development of its business and does not anticipate declaring or paying any dividends for the foreseeable future. Following completion of the merger, ViroPharma common stock will continue to be listed on Nasdaq, and there will be no further market for Lev common stock.

The following table sets forth the per share closing sale price of ViroPharma common stock as quoted on Nasdaq, the per share closing sale price of Lev common stock as reported on the OTC Bulletin Board System, and the estimated equivalent per share price, as explained below, of Lev common stock if the merger occurred on July 14, 2008, the last full trading day before the public announcement of the proposed merger and if the merger occurred on August 8, 2008, the latest practicable date before the date of this proxy statement/prospectus.

The estimated equivalent Lev per share price does not give effect to any CVR payment.

	VIROPHARMA COMMON STOCK	LEV COMMON STOCK	ESTIMATED EQUIVALENT LEV PER SHARE PRICE
July 14, 2008	$12.54	$1.85	$2.83	(a)
August 8, 2008	$12.89	$2.39	$2.82	(b)

(a)	Equal to (i) $2.25, the cash component of the merger consideration plus (ii) the value of the stock component of the merger consideration, which is equal to the product of (1) the exchange ratio ($0.50 divided by $10.827, the average closing price per share of ViroPharma common stock as provided in the merger agreement if the merger occurred on July 14, 2008) times (2) $12.54, the closing price of ViroPharma common stock on July 14, 2008.
(b)	Equal to (i) $2.25, the cash component of the merger consideration plus (ii) the value of the stock component of the merger consideration, which is equal to the product of (1) the exchange ratio ($0.50 divided by $11.353, the average closing price per share of ViroPharma common stock as provided in the merger agreement if the merger occurred on August 8, 2008) times (2) $12.89, the closing price of ViroPharma common stock on August 8, 2008.

VIROPHARMA INCORPORATED

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information should be read in conjunction with ViroPharma’s financial statements and the related notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from ViroPharma’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus.

The unaudited interim consolidated financial statements include, in ViroPharma’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited periods. You should not rely on these interim results as being indicative of results ViroPharma may expect for the full year or any other interim period. Historical results are not necessarily indicative of the results to be obtained in the future.

	Years Ended December 31,
	2007	2006	2005	2004	2003
(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net product sales	$203,770	$166,617	$125,853	$8,348	$—
Total revenues	203,770	167,181	132,417	22,389	1,612
Operating expenses:
Cost of sales (excluding amortization of product rights)	8,934	18,984	18,029	1,717	—
Research and development	35,869	19,162	10,610	16,388	23,043
Marketing, general and administrative	37,051	24,560	10,475	15,643	9,035
Intangible amortization and acquisition of technology rights	6,120	5,669	5,158	650	3,500

Total operating expenses	87,974	68,375	44,272	34,398	35,578

Operating income (loss)	115,796	98,806	88,145	(12,009)	(33,966)
Interest income	24,265	9,853	2,008	1,080	1,829
Interest expense	4,395	686	11,304	10,320	8,438
Income tax expense (benefit)	40,313	41,862	(37,805)	—	—

Net income (loss)	$95,353	$66,666	$113,705	$(19,534)	$(36,942)

Net income (loss) per share:
Basic	$1.37	$0.97	$2.56	$(0.73)	$(1.43)
Diluted	$1.21	$0.95	$2.02	$(0.73)	$(1.43)

Shares used in computing net income (loss) per share:
Basic	69,827	68,990	44,334	26,578	25,916
Diluted	80,891	70,338	57,610	26,578	25,916

	Six Months Ended June 30,
	2008	2007
(in thousands, except per share amounts)	(Unaudited)
Consolidated Statements of Operations Data:
Net product sales	$116,374	$105,130
Total revenues	116,374	105,130
Operating expenses:
Cost of sales (excluding amortization of product rights)	4,304	4,871
Research and development	30,013	12,822
Marketing, general and administrative	28,990	15,314
Intangible amortization and acquisition of technology rights	3,833	3,318

Total operating expenses	67,140	36,325

Operating income	49,234	68,805
Interest income	10,378	10,068
Interest expense	(2,869)	(1,526)
Income tax expense	15,223	23,653

Net income	$41,520	$53,694

Net income per share:
Basic	$0.59	$0.77
Diluted	$0.51	$0.70

Shares used in computing net income per share:
Basic	69,936	69,793
Diluted	84,314	77,845

	As of June 30, 2008	As of December 31,
		2007	2006	2005	2004	2003
	(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments (1)	$632,876	$584,328	$255,409	$233,413	$44,210	$121,148
Working capital	643,997	594,403	266,443	166,666	42,918	113,096
Total assets	825,998	776,066	429,694	435,525	178,360	133,458
Long-term debt (2)	250,000	250,000	—	—	190,400	127,900
Total stockholders’ equity	543,084	496,563	411,899	326,977	(26,138)	(7,509)

(1)	Cash, cash equivalents and short-term investments includes $9.0 million in restricted cash at December 31, 2004, which became unrestricted in 2005.
(2)	Of the $190.4 million of long-term debt that was outstanding at December 31, 2004, $78.9 million was outstanding as of December 31, 2005. ViroPharma’s subordinated convertible notes are reported as a current obligation, a component of working capital, since, as of December 31, 2005, it was ViroPharma’s intent to redeem these notes in the first quarter of 2006.

ViroPharma has never paid dividends on its common stock.

LEV PHARMACEUTICALS, INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information should be read in conjunction with Lev’s financial statements and the related notes thereto and the sections entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Lev’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus. The report of Lev’s independent registered public accounting firm included in its Annual Report for the year ended December 31, 2007 contains an explanatory paragraph relating to Lev’s ability to continue as a going concern, as described in Note B to the consolidated financial statements. All share and per share amounts have been adjusted to reflect the per share exchange ratio in connection with Lev’s merger with Fun City Popcorn, Inc. on December 29, 2004.

The unaudited interim consolidated financial statements include, in Lev’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited periods. You should not rely on these interim results as being indicative of results Lev may expect for the full year or any other interim period. Historical results are not necessarily indicative of the results to be obtained in the future.

	Years Ended December 31,
	2007	2006	2005	2004(1)	2003(1)(2)
					(Unaudited)
Consolidated Statements of Operations Data:
Costs and expenses:
Research and development	$15,379,305	$7,167,459	$2,368,834	$1,126,933	$7,000
Merger costs	—	—	—	283,732	—
General and administrative	13,110,974	4,835,444	4,110,005	3,262,461	113,171
Loss before other income	(28,490,279)	(12,002,903)	(6,478,839)	(4,673,126)	(120,171)
Other income:
Interest income	912,962	281,852	181,895	50,912	—
Interest expense	(494,643)	(46,438)	(11,412)	—	(54)
Foreign exchange loss	(9,466)	—	—	—	—

Net loss	$(28,081,426)	$(11,767,489)	$(6,308,356)	$(4,622,214)	$(120,225)

Net loss per share—basic and diluted	$(0.23)	$(0.13)	$(0.08)	$(0.07)	$(0.00)
Weighted average shares—basic and diluted	122,955,013	88,235,294	79,624,173	62,384,473	37,164,757

(1)	Lev merged with Fun City Popcorn, Inc. on December 29, 2004 and all historical data prior to such merger are those of Lev.
(2)	For the period of July 21, 2003 through December 31, 2003.

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
Consolidated Statements of Operations Data:
Costs and expenses:
Research and development	$7,744,122	$7,313,369
General and administrative	11,275,906	5,318,879
Loss before other income	(19,020,028)	(12,632,248)
Other income:
Interest income	212,160	336,731
Interest expense	(1,064,924)	(75,682)
Foreign exchange loss	(317,285)	—

Net loss	$(20,190,077)	$(12,371,199)

Net loss per share—basic and diluted	$(0.15)	$(0.11)
Weighted average shares—basic and diluted	138,324,849	114,102,444

	As of June 30, 2008	As of December 31,
		2007	2006	2005	2004	2003
	(Unaudited)					(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,753,063	$21,910,084	$7,887,635	$3,482,616	$5,544,507	$300,409
Working capital	17,813,346	31,688,853	15,191,097	5,295,131	5,523,214	179,775
Total assets	28,392,752	39,348,525	18,572,725	6,393,655	5,873,722	300,409
Long-term debt	15,049,252	13,566,546	1,803,554	316,077	—	—
Accumulated deficit	(71,459,842)	(51,269,765)	(23,188,339)	(11,420,850)	(5,112,494)	(120,225)
Total stockholders’ equity	6,907,600	22,084,248	13,611,972	5,065,793	5,542,324	179,775

Lev has never paid dividends on its common stock.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The selected unaudited pro forma condensed consolidated financial information presented below is based on, and should be read together with, the historical information that ViroPharma and Lev have presented in their respective filings with the SEC and the pro forma information that appears elsewhere in this proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

The selected unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 gives effect to the proposed merger as if it had occurred on June 30, 2008, and combines the historical balance sheets of ViroPharma and Lev as of June 30, 2008. The selected unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008 are presented as if the proposed merger had occurred on January 1, 2007, and combines the historical results of ViroPharma and Lev for the year ended December 31, 2007 and for the six months ended June 30, 2008, respectively.

The pro forma adjustments related to the merger are based on a preliminary purchase price allocation whereby the estimated cost to acquire Lev was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values. A final purchase price allocation will be performed using fair value as of the date of completion of the merger. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statement information and ViroPharma’s future results of operations and financial position.

The selected unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Certain cost savings may result from the merger, however, there can be no assurance that these cost savings will be achieved.

The selected unaudited pro forma condensed consolidated financial information are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial positions or results of operations in future periods or the results that actually would have been realized if the proposed merger had been completed as of the dates indicated.

	Unaudited Pro Forma Consolidated (In thousands, except for per share data)
	Six Months Ended June 30, 2008	Twelve Months Ended December 31, 2007
Earnings Data
Revenue	$116,374	$203,770
Expenses	86,160	116,464
Operating income	30,214	87,306
Other income (expense)	(2,571)	(619)
Income before income tax expense	27,643	86,687
Income tax expense	5,038	23,170
Net income	22,605	63,517
Basic earnings per share	0.29	0.82
Diluted earnings per share	0.26	0.75

		June 30, 2008
Balance Sheet Data
Total assets		$449,402
Total liabilities		309,783
Shareholders’ equity		139,619

COMPARATIVE PER SHARE DATA

The tables below reflect:

•	the historical net income and book value per share of ViroPharma common stock and the historical net income (loss) and book value per share of Lev common stock;

•

the combined ViroPharma and Lev unaudited pro forma net income and book value per share after giving effect to the proposed merger of Lev with a subsidiary of ViroPharma on a purchase basis if the merger had been consummated on July 14, 2008, the last full trading day before the public announcement of the proposed merger;

•

the equivalent unaudited pro forma net income and book value per share attributable to 0.046 shares of ViroPharma common stock, which is the fraction of a ViroPharma share which would be received for each share of Lev common stock if the merger had been consummated on July 14, 2008, the last full trading day before the public announcement of the proposed merger;

•

the equivalent unaudited pro forma net income and book value per share attributable to 0.050 shares of ViroPharma common stock, which is the maximum fraction of a ViroPharma share which would be received for each share of Lev common stock pursuant to the merger agreement; and

•

the equivalent unaudited pro forma net income and book value per share attributable to 0.032 shares of ViroPharma common stock, which is the minimum fraction of a ViroPharma share which would be received for each share of Lev common stock pursuant to the merger agreement.

Neither ViroPharma nor Lev has ever paid cash dividends on its common stock. Following the merger, ViroPharma intends to retain future earnings to support the development of its business and does not anticipate declaring or paying any dividends for the foreseeable future.

The following tables should be read in conjunction with the historical consolidated financial statements and related notes of ViroPharma which are incorporated by reference in this proxy statement/prospectus and the historical consolidated financial statements of Lev and related notes, which are included or incorporated by reference elsewhere in this proxy statement/prospectus.

The unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operation that would have been realized if the proposed merger had been completed as of the date indicated or will be realized upon completion of the proposed merger. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information.”

ViroPharma

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Historical per common share data:
Net income—basic	$1.37	$0.59
Net income—diluted	$1.21	$0.51
Book value (based on basic weighted average shares outstanding)	$7.11	$7.77

Lev

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Historical per common share data:
Net loss—basic	$(0.23)	$(0.15)
Net loss—diluted	$(0.23)	$(0.15)
Book value (based on basic weighted average shares outstanding)	$0.18	$0.05

Combined ViroPharma and Lev

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Combined pro forma per ViroPharma common share data, calculated assuming the closing occurred on July 14, 2008:
Net income—basic	$0.82	$0.29
Net income—diluted	$0.75	$0.26
Book value (based on basic weighted average shares outstanding)	$1.39	$1.79

Combined pro forma per Lev equivalent share data, calculated assuming the closing occurred on July 14, 2008:
Net income—basic	$0.08	$0.03
Net income—diluted	$0.07	$0.02
Book value (based on basic weighted average shares outstanding)	$0.14	$0.18

Combined pro forma per Lev equivalent share data, calculated assuming the maximum number of ViroPharma shares were issued (a):
Net income—basic	$0.09	$0.03
Net income—diluted	$0.07	$0.02
Book value (based on basic weighted average shares outstanding)	$0.15	$0.20

Combined pro forma per Lev equivalent share data, calculated assuming the minimum number of ViroPharma shares were issued (b):
Net income—basic	$0.06	$0.02
Net income—diluted	$0.05	$0.02
Book value (based on basic weighted average shares outstanding)	$0.10	$0.14

(a)	Calculated assuming that the average closing price and the value of ViroPharma common stock at the closing were both $10.03.
(b)	Calculated assuming that the average closing price and the value of ViroPharma common stock at the closing were both $15.68.

RISK FACTORS

You should consider the following risk factors in evaluating whether to vote for the approval and adoption of the merger agreement, as well as the risks relating to ViroPharma and Lev in the documents incorporated by reference into this proxy statement/prospectus. These factors should be considered in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus. Additional risks and uncertainties not presently known to ViroPharma or Lev, or that are not currently believed to be material, if they occur, also may adversely affect ViroPharma following the merger.

The number of shares and the value of the ViroPharma common stock that you will receive in the merger will fluctuate.

The number of shares and precise value of the merger consideration you will receive at the effective time of the merger cannot be determined at the present time. The exchange ratio, which determines the number of shares of ViroPharma common stock that you will receive in the merger, will not be determined until shortly before closing of the merger. Upon completion of the merger, each share of Lev common stock will be converted into the right to receive, in addition to a cash payment of $2.25 and a CVR, a fraction of a share of ViroPharma common stock equal to the exchange ratio. Under the terms of the merger agreement, the exchange ratio will be calculated by dividing $0.50 by the average closing price per share of ViroPharma common stock. The exchange ratio is subject to a collar and will range from a minimum of 0.032 of a share of ViroPharma common stock to a maximum of 0.050 of a share of ViroPharma common stock, as follows:

•	if the average closing price is $10.03 or more but not greater than $15.68, then the exchange ratio will be determined by dividing $0.50 by the average closing price;

•	if the average closing price is less than $10.03, then the exchange ratio will be 0.050; and

•	if the average closing price is greater than $15.68, then the exchange ratio will be 0.032.

As a result of the collar mechanism described above, if the average closing price is less than $10.03, then the market value of the shares of ViroPharma common stock to be issued to Lev stockholders would have a value of less than $0.50 per share of Lev common stock. Conversely, if the average closing price is greater than $15.68, then the market value of the shares of ViroPharma common stock to be issued to Lev stockholders would have a value of greater than $0.50 per share of Lev common stock.

In addition, the price of ViroPharma common stock at the completion of the merger could be lower than the average closing price used to determine the exchange ratio. Therefore, even if the average closing price is greater than $10.03, holders of Lev common stock could receive ViroPharma common stock with an initial value of less than $0.50 per share of Lev common stock.

The exchange ratio could be significantly different from what it would be if determined before the special meeting.

The price of ViroPharma common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Lev stockholders’ meeting. Stock price changes may result from a variety of factors beyond ViroPharma’s control, including general economic and market conditions. Because the date that the merger is completed will be later than the date of the Lev stockholders’ meeting, at the time of the Lev stockholders’ meeting, Lev stockholders will not know the exact market value of the ViroPharma common stock that Lev stockholders will receive upon completion of the merger. In addition, there will be a period of time between completion of the merger and the time at which former Lev stockholders either actually receive stock certificates, or book-entries of uncertificated shares are made, evidencing the ViroPharma common stock. Until stock certificates are received, or book-entries are made, former Lev stockholders may not be able to sell their ViroPharma shares in the open market and, therefore, may not be able to avoid losses from any decrease in the trading price of ViroPharma common stock during that period.

If the applicable targets are not achieved, no payments will be made under the CVRs or, even if the applicable targets are achieved, ViroPharma may not be able to make the cash payments owed pursuant to the CVRs.

In the merger, each share of Lev common stock will also entitle stockholders to receive a CVR that will be entitled to up to two cash payments of $0.50 each, for a total of $1.00, if certain targets are met. The first payment is contingent on the receipt and timing of FDA approval relating to Lev’s product candidate Cinryze™ or the timing of approval of a competing product. The second payment is contingent on ViroPharma or its affiliates achieving at least $600 million in cumulative net product sales of Cinryze™ within 10 years of closing. The targets for the two contingent payments may not be met due to numerous factors. If the applicable targets for one or both of the contingent payments are not achieved within the required timeframes, the CVRs will expire and no additional cash payments will be made in connection with the CVRs. Accordingly, the CVRs may ultimately have no value. The CVRs are not transferable and accordingly you may not sell them prior to their termination. In addition, the CVRs are unsecured obligations of ViroPharma and the necessary funds for the CVR payments have not been placed in an escrow account. Even if the applicable targets are met, at the time a cash payment is due pursuant to the CVR, ViroPharma may not have available enough cash or cash equivalents to make the aggregate cash payment due pursuant to the CVRs. Any rights or claims by the CVR holders relating thereto would be subordinated in the right of payment to the prior payment in full of any senior or secured ViroPharma obligations.

The U.S. federal income tax treatment of the CVRs is unclear.

There is substantial uncertainty as to the tax treatment of the CVRs. Because of the CVRs, the receipt of the merger consideration may be treated as a “closed transaction” or an “open transaction” for United States federal income tax purposes, which affects the amount of gain or loss recognized at the time of the closing of the merger. In addition, it is unclear to what extent payments in the future in respect of a CVR would be taxed at capital gains rates. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the U.S. federal income tax treatment of the CVRs.

If ViroPharma is not successful in integrating Lev into its own business, then the benefits of the merger will not be fully realized and the market price of ViroPharma’s common stock may be negatively affected.

ViroPharma may not achieve successful integration of the Lev assets in a timely manner, or at all, and ViroPharma may not realize the benefits and synergies of the merger to the extent, or in the timeframe, anticipated. ViroPharma and Lev entered into the merger agreement with the expectation that the merger will result in benefits arising out of the combination of the companies. The successful integration of ViroPharma and Lev will require, among other things, integration of Lev’s assets into ViroPharma. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect either company’s ability to maintain relationships with customers, suppliers and employees or ViroPharma’s ability to achieve the anticipated benefits of the merger, or could reduce ViroPharma’s earnings or otherwise adversely affect the business and financial results of the combined company and, as a result, adversely affect the market price of ViroPharma common stock.

ViroPharma expects to incur significant costs and commit significant management time integrating Lev’s business operations, technology, development programs, products and personnel with those of Lev’s. If it does not successfully integrate the business of Lev, the expenditure of these costs will reduce ViroPharma’s cash position.

Uncertainty regarding the merger and the effects of the merger could cause each company’s customers, suppliers or strategic partners to delay or defer decisions, which could increase costs of the ongoing business for ViroPharma and/or Lev.

ViroPharma’s and/or Lev’s customers, suppliers and strategic partners, in response to the announcement of the merger, may delay or defer decisions regarding their business relationships with each company, which could increase costs for the business of the subject company, regardless of whether the merger is ultimately completed.

The merger is subject to closing conditions that could result in the completion of the merger being delayed or not consummated, which could negatively impact ViroPharma’s and/or Lev’s stock price and future business and operations.

Completion of the merger is conditioned upon ViroPharma and Lev satisfying closing conditions, including adoption of the merger agreement by Lev’s stockholders, all as set forth in the merger agreement. See the section entitled “Certain Terms of the Merger Agreement—Conditions to the Merger” for a discussion of the conditions to the completion of the merger. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived, and that the merger may not be consummated. Failure to consummate the merger could negatively impact ViroPharma’s and/or Lev’s stock price, future business and operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future business, growth, revenue and results of operations of either or both of the companies.

Failure to complete the merger could negatively impact the market price of ViroPharma common stock and/or Lev common stock and the future business and financial results of ViroPharma and Lev.

If the merger is not completed for any reason, the ongoing business of ViroPharma and Lev may be adversely affected and will be subject to a number of risks, including:

•

Lev may be required, under some circumstances, to pay ViroPharma a termination fee of $18.5 million and/or reimburse ViroPharma for up to $3.5 million of merger-related expenses. See “Certain Terms of the Merger Agreement—Expenses and Termination Fee”;

•

the diversion of management’s attention, the reduction in capital spending and acquisitions, the suspension of planned hiring and other affirmative and negative covenants in the merger agreement restricting the companies businesses;

•	failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the merger, without realizing any of the anticipated benefits of the merger;

•	the market price of ViroPharma common stock or Lev common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

•	ViroPharma and Lev may experience negative reactions to the termination of the merger from customers, suppliers, or strategic partners; and

•	ViroPharma’s and Lev’s costs incurred related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

If the merger agreement is terminated and Lev’s board of directors seeks another merger or business combination, Lev stockholders cannot be certain that Lev will be able to find a party willing to pay a price equivalent to or more attractive than the price ViroPharma has agreed to pay in the merger.

If ViroPharma is unable to retain key ViroPharma or Lev personnel after the merger is completed, ViroPharma’s business may suffer.

The success of the merger will depend in part on ViroPharma’s ability to retain sales, marketing, development, manufacturing and other personnel currently employed by ViroPharma and those key Lev employees who continue employment with ViroPharma after the merger. It is possible that these employees might decide not to remain with ViroPharma after the merger is completed. There is no assurance that ViroPharma will be able to retain key employees of Lev. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, ViroPharma’s sales, marketing or development activities might be adversely affected; management’s attention might be diverted from successfully integrating Lev’s operations to hiring suitable replacements; and ViroPharma’s business might suffer. In addition, ViroPharma might not be able to locate suitable replacements for any key employees that leave ViroPharma or Lev, and ViroPharma may not be able to offer employment to potential replacements on reasonable terms.

Charges to earnings resulting from the application of accounting methods may adversely affect the market value of ViroPharma’s common stock following the merger.

In accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, if the merger is completed prior to FDA approval of Cinryze™, the total estimated purchase price will be allocated to Lev’s net tangible assets or expense for in-process research and development based on their fair values as of the date of completion of the merger. This in-process research and development charge will have a material impact on ViroPharma’s results of operations, and therefore could have an adverse impact on the market value of ViroPharma’s common stock.

If the merger is completed after the FDA approval of Cinryze™, the total estimated purchase price will be allocated to Lev’s net tangible assets or identifiable intangible assets based on their fair values as of the date of completion of the merger. ViroPharma will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. These amortization charges will have a material impact on ViroPharma’s results of operations, and therefore could have an adverse impact on the market value of ViroPharma’s common stock.

In the event the merger is completed, ViroPharma will incur significant additional expenses in connection with the integration of Lev.

In the event the merger is completed, ViroPharma expects to incur significant additional expenses in connection with the integration of Lev, including integrating personnel, information technology systems, accounting systems, vendors and strategic partners of each company and implementing consistent standards, policies, and procedures, and may be subject to possibly material write downs in assets and charges to earnings, which are expected to include severance pay and other costs.

Lev’s executive officers and directors have interests different from your interests that may influence them to support or approve the merger.

In considering the recommendation of the Lev board of directors to adopt the merger agreement, Lev stockholders should recognize that Lev’s executive officers and directors have interests which differ from those of Lev’s and ViroPharma’s stockholders because of employment arrangements, severance arrangements, change of control agreements, indemnification and liability insurance and other reasons. These reasons are described in the section entitled “The Merger Agreement—Interests of Lev’s Executive Officers and Directors in the Merger.”

The issuance of ViroPharma common stock in connection with the merger could decrease the market price of ViroPharma common stock.

Based on the number of shares of Lev common stock outstanding as of [            ], 2008, and assuming all outstanding options and warrants to purchase Lev common stock are exercised for cash before the merger becomes effective and all shares with respect to such options and warrants are issued, at the closing of the merger, ViroPharma will issue up to [            ] shares of ViroPharma common stock, or approximately [            ]% of the number of outstanding shares of ViroPharma’s common stock currently in the public market, to Lev stockholders in the merger. The issuance of the ViroPharma common stock may result in fluctuations in the price of ViroPharma common stock, including a stock price decline.

If Lev stockholders sell the ViroPharma common stock received in the merger, they could cause a decline in the market price of ViroPharma common stock.

ViroPharma’s issuance of common stock in the merger will be registered with the SEC. As a result, those shares will be immediately available for resale in the public market, except shares issued to Messrs. Cooper and Schein, Lev’s Chairman and Chief Executive Officer, respectively. Messrs. Cooper and Schein will enter into an orderly sale agreement with ViroPharma at the closing of the merger pursuant to which they have agreed to limitations on the number of shares of ViroPharma common stock they receive in the merger that each can sell in a given month during the first six months following the merger. The number of shares of ViroPharma common stock to be issued to Lev stockholders in connection with the merger (other than Messrs. Cooper and Schein) and immediately available for resale will equal approximately [            ]% of the number of outstanding shares of ViroPharma common stock currently in the public market. Lev stockholders, other than Messrs. Cooper and Schein, may sell the stock they receive commencing immediately after the merger. If this occurs, or if other holders of ViroPharma common stock sell significant amounts of ViroPharma common stock immediately after the merger is completed, the market price of ViroPharma common stock may decline.

The market price of ViroPharma’s common stock may decline as a result of the merger.

The market price of ViroPharma’s common stock may decline as a result of the merger for a number of reasons including if:

•	ViroPharma does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on ViroPharma’s business and prospects is not consistent with the expectations of financial or biopharmaceutical industry analysts; or

•	investors react negatively to the effect on ViroPharma’s business and prospects from the merger.

Former Lev stockholders will have limited ability to influence ViroPharma’s actions and decisions following the merger.

Following the merger, former Lev stockholders will hold less than an aggregate of [    ]% of the outstanding shares of ViroPharma common stock. As a result, former Lev stockholders will have only limited ability to influence ViroPharma’s business. Former Lev stockholders will not have separate approval rights with respect to any actions or decisions of ViroPharma or have separate representation on ViroPharma’s board of directors.

During the pendency of the merger, ViroPharma and Lev may not be able to enter into certain business combinations with other parties because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of ViroPharma or Lev to make certain acquisitions or complete other transactions that are not, among other things, in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. See the section entitled “Certain Terms of the Merger Agreement—Covenants; Conduct of Business Prior to the Merger.”

The merger agreement limits Lev’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, preclude Lev, whether directly or indirectly through affiliates or other representatives, from soliciting, initiating, inducing or knowingly encouraging the making, submission or announcement of any acquisition proposal, participating in any discussions or negotiations regarding, furnishing to any person any nonpublic information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, approve or endorse or recommend any acquisition proposal or entry into any acquisition agreement. The merger agreement also provides that Lev will be required to reimburse ViroPharma for up to $3.5 million of merger-related expenses or pay a termination fee of $18.5 million to ViroPharma (less any such reimbursed expenses) upon termination of the merger agreement under certain circumstances. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Lev from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Lev than it might otherwise have proposed to pay.

Should Cinryze™ not be approved or be delayed in its regulatory approval by the FDA, or if another company receives FDA approval for a drug that competes with Cinryze™ or its orphan drug status matures prior to the orphan drug status of Cinryze™ maturing, then the benefits of the merger will not be fully realized and the market price of ViroPharma’s common stock may be negatively affected.

Although the FDA has accepted for review Lev’s complete response submission regarding the application to market Cinryze™ and provided an expected action date of October 14, 2008, the FDA may not provide its determination on that date or the FDA’s action may not be favorable. If this or any other regulatory approvals or regulatory determinations are delayed, deferred or denied regarding the testing of Cinryze™, or if another company receives FDA approval for a drug that competes with Cinryze™ or its orphan drug status matures prior to the orphan drug status of Cinryze™ maturing, then the benefits of the merger will not be fully realized and the market price of ViroPharma’s common stock may be negatively affected.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between July 15, 2008, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on ViroPharma or Lev, to the extent they result from any of the following:

•

general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war;

•	changes in generally accepted accounting principles applicable to a party;

•	changes in laws, rules or regulations of general applicability or interpretations thereof;

•

changes in the market price or trading volume of ViroPharma or Lev common stock, as applicable, or failure to meet internal projections or forecasts or third party financial predictions (although the cause of any such change or failure may be considered);

•	certain competitive or regulatory developments; or

•	changes caused by the execution, delivery, performance and public announcement of the merger agreement and the transactions contemplated thereby.

If adverse changes occur but ViroPharma and Lev must still complete the merger, ViroPharma’s stock price may suffer and the value of the stock consideration you will receive in the merger may be less than $0.50 per share of Lev common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. ViroPharma cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about the anticipated benefits of the acquisition of Lev by ViroPharma, including ViroPharma’s and Lev’s future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “intend” or similar expressions in this document or in documents incorporated by reference in this document.

These forward-looking statements are based on the current beliefs and expectations of ViroPharma’s and Lev’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	disruption from the transaction making it more difficult for ViroPharma and Lev to maintain relationships with customers, employees or suppliers;

•	the failure of Lev stockholders to approve the merger;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any other synergies anticipated from the transaction may not be fully realized or may take longer to realize than expected;

•	the risk that revenues following the merger will be lower than expected;

•	competition and its effect on pricing, spending, third-party relationships and revenues;

•	new information arising out of clinical trial results;

•	the risk that the safety and/or efficacy results of existing clinical trials for Cinryze™ will not support approval for a biologics license;

•	the risk that the FDA will approve a product, other than Cinryze™, for which a biologics license has been applied;

•	the risk that the safety and/or efficacy of the two companies’ other products and technologies will not support FDA approval of those products or technologies;

•	the risk that the FDA may require Lev, or after the merger, ViroPharma, to conduct additional clinical trials for Cinryze™;

•	the risk that the FDA may interpret data differently than Lev, or after the merger, ViroPharma, or require more data or a more rigorous analysis of data than expected with respect to Cinryze™;

•	obtaining regulatory approval to market Cinryze™;

•	market acceptance of Cinryze™;

•	maintaining the orphan drug status associated with Cinryze™;

•	changes in reimbursement policies or rates for the two companies’ products or future products;

•	the impact of current, pending or future legislation, regulation and legal actions in the United States and elsewhere affecting the pharmaceutical and healthcare industries;

•	currency fluctuations in the two companies’ primary markets or potential markets;

•	the dependence on third parties to develop and commercialize select product candidates or to provide significant assistance with the development and commercialization of product candidates;

•	the reliance on third party manufacturers;

•	the ability of ViroPharma and Lev to successfully protect and enforce their respective intellectual property rights;

•	the timing and costs and expenses associated with compliance with regulatory requirements;

•	general economic conditions; and

•	the other risk factors described in the section entitled “Risk Factors” beginning on page 19.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

All subsequent written or oral forward-looking statements attributable to ViroPharma or Lev or any person acting on any of their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither ViroPharma nor Lev undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

THE COMPANIES

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

ViroPharma Incorporated, or ViroPharma, a Delaware corporation, is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases, with a focus on products used by physician specialists or in hospital settings. ViroPharma intends to grow through sales of its marketed product, Vancocin® HCl capsules, continued development of its product pipeline and potential acquisition or licensing of products or acquisition of companies.

ViroPharma has one marketed product and multiple product candidates in clinical development. ViroPharma markets and sells Vancocin® HCl capsules, the oral capsule formulation of vancomycin hydrochloride, in the U.S. and its territories. Vancocin is a potent antibiotic and is the only drug approved by the U.S. Food and Drug Administration, or FDA, to treat antibiotic-associated pseudomembranous colitis caused by Clostridium difficile infection (CDI), or C. difficile. Vancocin has also been approved by the FDA to treat enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma is developing (maribavir) for the prevention and treatment of cytomegalovirus, or CMV, disease. ViroPharma has entered into a licensing agreement for the rights to develop non-toxigenic strains of C. difficile (NTCD) for the treatment and prevention of CDI. ViroPharma has licensed the U.S. and Canadian rights for another product development candidate, an intranasal formulation of pleconaril, to Schering-Plough for the treatment of picornavirus infections.

ViroPharma currently has clinical development programs evaluating CMV disease in recipients of hematopoietic stem cell / bone marrow and solid organ transplants. These programs are within the transplant and hospital settings or focus on diseases treated by physician specialists, and are at the center of ViroPharma’s strategic focus. ViroPharma’s second program is in preclinical development and targets the treatment and prevention of CDI utilizing the spore form of a non-toxin producing strain of C. difficle.

Intranasal pleconaril has been licensed to Schering-Plough and targets picornaviruses with intranasal pleconaril.

ViroPharma intends to continue to evaluate in-licensing or other means of acquiring products in clinical development, and marketed products, in order to expand its current portfolio. Such products may be intended to treat, or are currently used to treat, the patient populations treated by physician specialists or in hospital settings.

On April 14, 2008, ViroPharma and Wyeth Pharmaceuticals, a division of Wyeth, jointly determined to discontinue the development of HCV-796 due to the previously announced safety issue that emerged in the ongoing Phase 2 trial in patients with hepatitis C. ViroPharma also announced that it and Wyeth do not expect to continue to collaborate on future development of hepatitis C treatment candidates; however, a decision to terminate the First Amended and Restated Collaboration and License Agreement dated June 26, 2003 has not been reached.

For more information about ViroPharma, please visit ViroPharma’s corporate website at www.viropharma.com. ViroPharma’s website address is provided as an inactive textual reference only. The information provided on ViroPharma’s website is not part of this proxy statement/prospectus, and is not incorporated herein by reference. ViroPharma’s common stock has been listed on the Nasdaq Global Select Market under the symbol “VPHM” since November 19, 1996. Additional information regarding ViroPharma is contained in ViroPharma’s filings with the SEC.

Merger Sub

397 Eagleview Boulevard

Exton, Pennsylvania 19341

(610) 458-7300

HAE Acquisition Corp., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of ViroPharma organized on July 11, 2008. Merger Sub does not engage in any operations and exists solely to facilitate the merger.

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

(212) 682-3096

Lev Pharmaceuticals, Inc., or Lev, a Delaware corporation, is a development stage biopharmaceutical company that was formed in July 2003 and focuses on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s product candidates are based on C1-esterase inhibitor, or C1 INH, a human plasma protein that modulates inflammation and coagulation and is potentially applicable as a treatment for a range of medical indications. Lev’s lead product candidate, Cinryze™ (C1 inhibitor (human)), is being developed as a replacement therapy for hereditary angioedema, also known as C1 inhibitor deficiency. Hereditary angioedema is a rare genetic disorder characterized by episodic attacks of edema, or swelling, in the extremities, face, abdomen and, most seriously, the airway passages where swelling of the larynx can cause death by suffocation. There are currently no approved treatments for acute attacks of hereditary angioedema available in the United States. Additionally, Lev is in the process of prioritizing its C1 inhibitor development platform for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, please visit Lev’s corporate website at www.levpharma.com. Lev’s website address is provided as an inactive textual reference only. The information provided on Lev’s website is not part of this proxy statement/prospectus, and is not incorporated herein by reference. Lev’s common stock has been quoted on the OTC Bulletin Board under the symbol “LEVP.OB” since February 18, 2005. Additional information regarding Lev is contained in Lev’s filings with the SEC.

THE SPECIAL MEETING OF LEV STOCKHOLDERS

General

This proxy statement/prospectus is being furnished to holders of Lev common stock as part of the solicitation of proxies by Lev’s board of directors for use at the special meeting to be held on                     , 2008, starting at             , local time, at             , or at any postponement or adjournment thereof. The purpose of the special meeting is for Lev stockholders to consider and vote on (1) the approval and adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. The holders of a majority of the shares of Lev common stock outstanding must vote to adopt the merger agreement in order for the merger to occur. If Lev stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and the form of CVR agreement is attached as Annex B. You are urged to read the merger agreement and CVR agreement in their entirety.

This proxy statement/prospectus is being mailed to Lev stockholders on or about                     , 2008. This proxy statement/prospectus is also being furnished to Lev stockholders as a prospectus in connection with the issuance by ViroPharma of shares of ViroPharma common stock as contemplated by the merger agreement.

Record Date and Quorum

Lev has fixed the close of business on                     , 2008 as the record date for the special meeting, and only holders of record of Lev common stock on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the record date, there were              shares of Lev common stock outstanding and entitled to vote. Each share of Lev common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of stockholders representing a majority of the shares of Lev common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. Shares of Lev common stock represented at the special meeting but not voted, including shares of such common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies, provided that the proposal to adjourn or postpone the special meeting has been adopted by the affirmative vote of a majority of the shares of Lev common stock represented in person or by proxy at the special meeting.

Recommendation of Lev’s Board of Directors

The board of directors of Lev has determined and believes that the merger agreement and the merger are fair to, advisable for, and in the best interests of, Lev and its stockholders and has approved such items. the board of directors of Lev unanimously recommends that Lev stockholders vote “FOR” approval and adoption of the merger agreement.

The board of directors of Lev unanimously recommends that Lev stockholders vote “FOR” approval of the possible adjournment of the special meeting of Lev stockholders.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve and adopt the merger agreement. Consummation of the merger requires the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of Lev common stock outstanding at the close of business on the record date. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

Shares Beneficially Owned on the Record Date

As of [                    ], 2008, the record date for the special meeting, Lev’s directors and executive officers held and are entitled to vote, in the aggregate, approximately [            ] shares of Lev common stock, representing approximately [        ]% of Lev’s outstanding common stock on the record date. Mr. Judson Cooper, Lev’s Chairman of the Board, and Dr. Joshua Schein, Lev’s Chief Executive Officer, have entered into a voting agreement with ViroPharma pursuant to which they agreed to vote their shares in favor of approval and adoption of the merger agreement at the special meeting of Lev stockholders and to grant ViroPharma a proxy to vote their shares at the special meeting. As of the record date, Mr. Cooper and Dr. Schein owned an aggregate of approximately 32,766,917 shares of Lev common stock, representing approximately [        ]% of the outstanding shares of Lev common stock.

As of the record date, ViroPharma owned 9,661,836 shares of Lev common stock, which is equal to approximately [        ]% of all shares of Lev common stock entitled to vote at the special meeting. Pursuant to the terms of the securities purchase agreement pursuant to which ViroPharma acquired these shares, ViroPharma will vote its shares of Lev common stock in proportion to the vote by other Lev stockholders in favor of approval and adoption of the merger agreement.

Proxies and Revocation

If you are a stockholder of record of your shares of Lev common stock and you submit a proxy via the Internet or by returning a signed and dated proxy card by mail that is received by Lev at any time prior to [            ] a.m. local time on the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, and in accordance with the recommendations of Lev’s board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of Lev common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee. Nominees who hold shares of Lev common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, nominees are typically not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the approval and adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Broker non-votes count as present for establishing a quorum, but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If your brokerage firm, bank, trust or other nominee holds your shares of Lev common stock in “street name,” your brokerage firm, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such brokerage firm, bank, trust or other nominee with this proxy statement/prospectus.

Proxies received by Lev at any time prior to [            ] a.m. local time on the date of the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting.

If you are a stockholder of record of your shares of Lev common stock, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•

delivering to Lev’s Corporate Secretary at any time prior to [            ] a.m. local time on the date of the special meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering to Lev at any time prior to [ ] a.m. local time on the date of the special meeting, a new proxy, relating to the same shares of Lev common stock and bearing a later date; or

•	submitting another proxy via the Internet (the latest Internet voting instructions will be followed) at any time prior to [ ] a.m. local time on the date of the special meeting.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Corporate Secretary

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, New York 10017

Fax: (212) 682-2559

If you are a “street name” holder of Lev common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. Lev’s by-laws provide that notice of an adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, delivered either personally or by mail not less than 10 days nor more than 60 days before the date fixed for the meeting. Any signed proxies received by Lev prior to [            ] a.m. local time on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. Whether or not a quorum exists, holders of a majority of Lev’s shares of common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Broker non-votes and any shares that are not voted will have no effect on the proposal to adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Lev stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Lev has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses. Lev’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Lev will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Lev common stock that the brokers and fiduciaries hold of record. Upon request, Lev will reimburse them for their reasonable out-of-pocket expenses.

Stock Certificates

You should not send in any stock certificates with your proxy card. If Lev stockholders approve and adopt the merger agreement, you will receive a transmittal letter that will include instructions for the surrender and exchange of shares of Lev common stock for the merger consideration.

Delivery of this Proxy Statement/Prospectus to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if Lev believes the stockholders are members of the same family, by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

Lev may send only one proxy statement/prospectus to multiple stockholders that share the same address. Upon written or oral request, Lev will promptly supply such stockholders additional copies of the proxy statement/prospectus. Such requests and requests for separate annual reports, proxy statements or notice of Internet availability in the future should be made by contacting Lev either by mail by writing to the Corporate Secretary c/o Lev Pharmaceuticals, Inc., 675 Third Avenue, Suite 2200, New York, New York 10017 or by telephone at (212) 682-3096. If stockholders sharing the same address are receiving multiple copies of the proxy statement/prospectus, such stockholders can request delivery of a single copy of the proxy statement/prospectus by contacting Lev at the above address.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Lev’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement/prospectus is delivered upon written or oral request of such person. In addition, a list of stockholders entitled to vote at the special meeting will be available for inspection at Lev’s principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present in person at the meeting.

THE MERGER

General

The discussion of the merger in this proxy statement/prospectus and the description of the merger are only summaries of the material features of the proposed merger. Lev stockholders can obtain a more complete understanding of the merger by reading the merger agreement and the CVR agreement, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. Lev stockholders are encouraged to read the merger agreement and the other annexes to this proxy statement/prospectus in their entirety.

General Description of the Merger

At the effective time of the merger, Merger Sub will be merged with and into Lev. Lev will be the surviving company and become a wholly owned subsidiary of ViroPharma. The separate corporate existence of Merger Sub will cease at the effective time of the merger, and Lev will assume all of the assets, rights and obligations of Merger Sub. In the merger, each share of Lev common stock outstanding at the effective time of the merger will automatically be converted into the right to receive a combination of:

•	$2.25 in cash, without interest;

•	a fraction of a share of ViroPharma common stock worth approximately $0.50 subject to certain adjustments, with cash in lieu of any fractional share; and

•	one non-transferable CVR, which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones.

The ViroPharma common stock will be valued based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock is actually traded on Nasdaq, ending at the close of trading on the second trading day immediately preceding the date of closing of the merger. In no event, however, will the ViroPharma common stock be valued at a price higher than $15.68 per share or less than $10.03 per share. You will receive that number of shares of ViroPharma common stock equal to the quotient determined by dividing $0.50 by the average closing price; provided, that if the average closing price is less than $10.03, the exchange ratio will be 0.050 and if the average closing price is greater than $15.68, the exchange ratio will be 0.032.

Each option to purchase shares of Lev common stock outstanding immediately prior to the effective time of the merger, whether or not then vested, will automatically be cancelled and converted into the right to receive, for each share underlying such option, a combination of (i) the stock consideration, (ii) the cash consideration less the per share exercise price of the option, and (iii) a CVR. The stock option consideration received shall be subject to reduction for applicable withholding taxes, with such reduction occurring first from the cash consideration portion of the option consideration and then the stock consideration portion of the option consideration.

In addition, immediately prior to the effective time of the merger, shares of restricted Lev common stock held by Lev’s Chairman and Chief Executive Officer, will become immediately vested and, at the effective time of the merger, converted into the right to receive the merger consideration.

ViroPharma will issue between 5,568,340 and 8,705,042 shares of common stock to Lev stockholders in the merger, depending on the market price of ViroPharma’s common stock during the period prior to the merger. See the section entitled “Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares.” Lev stockholders will own between approximately [        ]% and [        ]% of the outstanding ViroPharma common stock after the merger. The above calculations are based on the number of shares of ViroPharma common stock and Lev common stock outstanding on the record date (other than any shares of Lev common stock owned by ViroPharma, Lev or any of their subsidiaries), and assume that no Lev stock options or warrants will be exercised on a cashless basis, but does not take into account stock options or warrants of ViroPharma. Each share of ViroPharma common stock that is issued in connection with the merger shall be accompanied by a right under ViroPharma’s Rights Agreement.

Background of the Merger

Lev routinely evaluates opportunities to expand and strengthen its business. From time to time, members of Lev management engage in discussions with other companies regarding potential business combinations. These communications are either initiated by Lev management or result from inquiries from the other companies. Lev’s management team seriously considers potential business transactions or combinations as well as other various strategic alternatives, including listing its common stock on a national stock exchange and continuing to operate as an independent public company.

On July 31, 2007, Lev announced that it had submitted a Biologics License Application, or BLA, to the FDA seeking approval of its C1 inhibitor product, proposed to be marketed as Cinryze™, for the acute treatment of hereditary angioedema, or HAE. Lev was the first company to submit a BLA to the FDA for the acute treatment of HAE. On September 10, 2007, Lev announced that it had positive results from its pivotal U.S. Phase III trial of Cinryze™ for the prophylactic treatment of HAE and that it intended to amend its BLA to include the prevention of HAE attacks. On October 1, 2007, Lev announced that the FDA had accepted its BLA and that the FDA had designated the submission for priority review, targeting an FDA action by January 30, 2008. These filings increased awareness about Lev in the marketplace and led to increased communications between Lev and companies regarding potential business combinations.

In September 2007, Dr. Joshua Schein, Lev’s Chief Executive Officer, was contacted by an independent consultant to ViroPharma, who proposed a meeting between Lev and ViroPharma. This consultant, who provides commercial advice to ViroPharma from time to time, had previously contacted ViroPharma about a potential acquisition or other relationship with Lev. On September 20, 2007, members of senior management from both companies met at Lev’s offices to discuss the details of Lev’s business operations in contemplation of possible collaborations and transactions among the companies. The attendees included Dr. Schein, Mr. Judson Cooper, Lev’s Chairman of the Board, Mr. Michel de Rosen, ViroPharma’s then Chief Executive Officer and Chairman of the Board, and Mr. Daniel Soland, Vice President and Chief Commercial Officer, of ViroPharma. That day, following execution of a confidentiality agreement by ViroPharma, Lev provided Messrs. de Rosen and Soland with a presentation concerning its business and operations.

In early October 2007, the Vice President of Business Development of a second potential strategic buyer, who is referred to in this proxy statement/prospectus as Company B, contacted Dr. Schein regarding a potential business combination. Between October 7 and December 5, 2007, Lev’s senior management made multiple presentations, both in person and telephonically, to Company B.

On October 9 and November 1, 2007, Mr. Cooper, Dr. Schein and Mr. de Rosen met again to discuss a possible business transaction, and, on November 15, 2007, Mr. de Rosen introduced Mr. Cooper and Dr. Schein to Mr. Vincent Milano, ViroPharma’s then Chief Operating Officer and Chief Financial Officer and current Chief Executive Officer.

As part of these discussions on November 15, 2007, ViroPharma proposed an acquisition of Lev for a purchase price of $2.50 per share, consisting of a combination of cash and stock, with consummation of the acquisition conditioned on Lev securing regulatory approval and orphan drug exclusivity for Cinryze™ for both acute and prophylactic treatment of HAE. The following day Mr. Cooper called Mr. de Rosen and offered a counterproposal of $3.50 per share, also comprised of a combination of cash and stock.

From October through December 2007, members of the senior management of both companies continued to meet and ViroPharma continued its due diligence investigation of Lev and its product candidates. In early December, Lev established a virtual data room for diligence purposes, and both ViroPharma and Company B were provided access to this data room.

On October 30, 2007, Lev amended its BLA to include data from its U.S. Phase III trial of Cinryze™ for the prophylactic treatment of HAE.

In November 2007, Lev engaged Bear, Stearns & Co. Inc. (the parent company of which, prior to the announcement of the transaction, was acquired by the parent company of J.P. Morgan Securities Inc. and which is referred to in this proxy statement/prospectus as J.P. Morgan) to provide financial advisory services in connection with its review of strategic and financial alternatives, including a potential sale of Lev. J.P. Morgan entered into a confidentiality agreement with Lev on November 21, 2007 and ultimately formalized its engagement pursuant to an engagement letter executed on May 30, 2008. Lev was assisted throughout this process by Becker & Poliakoff, LLP, its regular outside corporate counsel.

From November 2007 through February 2008, Lev, with the assistance of J.P. Morgan, either contacted or was contacted by approximately 11 other potential parties regarding a strategic alliance or business combination. At the direction of Lev’s board of directors, Lev management continued to explore various inquiries regarding strategic transactions but no decision to sell was made. Throughout this process, management provided members of its board of directors with regular updates.

In December 2007, Lev and ViroPharma continued their discussions of a potential acquisition of Lev by ViroPharma as well as a potential equity investment that would be made by ViroPharma in conjunction with the proposed acquisition in order to provide Lev with needed funding. At the time, no formal proposal was made. However, Lev, through J. P. Morgan, provided Mr. de Rosen on December 13, 2007, with several transaction structure scenarios that would be acceptable to Lev. On December 19, 2007, Messrs. de Rosen and Soland met with Mr. Cooper in New York City and further discussed potential transaction structure scenarios, but neither party made a formal proposal.

On January 15, 2008, members of management of ViroPharma, including Messrs. de Rosen and Milano, met with Mr. Cooper in Exton, Pennsylvania. At that meeting, Mr. de Rosen expressed ViroPharma’s interest in acquiring Lev and conveyed a non-binding proposal for ViroPharma to acquire Lev at a price of $2.90 per share in the form of cash and stock, with the stock portion being subject to a collar. In addition, Mr. de Rosen stated that ViroPharma would consider making an equity investment in Lev of up to $15 million prior to the consummation of the acquisition. As with ViroPharma’s previous proposal, consummation of the acquisition was contingent on Lev securing regulatory approval and orphan drug exclusivity for Cinryze™ for both acute and prophylactic treatment of HAE.

On January 22, 2008, ViroPharma provided Lev with an initial draft merger agreement containing terms consistent with those proposed by Mr. de Rosen on behalf of ViroPharma. Through the remainder of January 2008 and early February 2008, management of ViroPharma and Lev continued to have discussions primarily related to ViroPharma’s due diligence investigation.

On January 30, 2008, Lev announced that it had received a complete response letter related to its Cinryze™ BLA. The FDA issues a complete response letter in order to specify additional information it requires to complete the review of the BLA. Pursuant to this letter, the FDA requested information with respect to chemistry, manufacturing, and controls, as well as additional analyses of existing efficacy data from the Cinryze™ trials.

On February 21, 2008, ViroPharma, along with its regulatory consultants, met with Lev to discuss Lev’s proposed response to the FDA’s complete response letter. Lev also updated other potential buyers who had executed confidentiality agreements regarding its FDA status.

In March 2008, a third potential strategic buyer, who is referred to in this proxy statement/prospectus as Company C, contacted Lev and was granted access to Lev’s virtual data room. From April 4, 2008 through May 9, 2008, Lev’s senior management met with and made presentations to management of Company C.

On April 14, 2008, Lev formally submitted its complete response letter to the FDA.

On April 24, 2008, one of Lev’s competitors announced that it had received a non-approvable letter from the FDA for its product candidate for the treatment of HAE.

On May 2, 2008, Lev presented the data from its prophylactic study to the Blood Products Advisory Committee to the FDA, which voted unanimously that there was sufficient evidence of the safety and efficacy for the approval of Cinryze™ for the prophylactic treatment of HAE.

In light of these developments, Lev and ViroPharma and their respective financial advisors began to discuss a transaction structure whereby Lev stockholders would receive upfront consideration for their common stock as well as a contingent payment payable upon the attainment of certain milestones. Regulatory developments were also discussed with Company B and Company C.

On May 7, 2008, J.P. Morgan, on behalf of Lev, contacted a fourth potential strategic buyer, who is referred to in this proxy statement/prospectus as Company D. On May 23, 2008, Lev’s management met with representatives of Company D and gave a presentation concerning its business and operations. At that time, Company D declined to sign a confidentiality agreement and submit a proposal.

On May 9, 2008, J.P. Morgan contacted Company B on behalf of Lev and informed Company B that Lev would be soliciting formal indications of interest within the month.

On May 19, 2008, Dr. Schein met the Vice President of Business Development of Company B at a healthcare investor conference in Europe. At this meeting, Company B reiterated its interest in Lev and indicated a formal proposal through its financial advisor would be forthcoming. That day, J.P. Morgan, on behalf of Lev, contacted ViroPharma to discuss a price per share of Lev common stock of $3.00.

On May 21, 2008, Mr. Milano informally proposed to Lev and J.P. Morgan that ViroPharma would acquire all of the outstanding shares of Lev common stock for: (i) $2.50 per share of Lev common stock on the closing of the merger, consisting of cash consideration of $2.00 per share and stock consideration of $0.50 per share, subject to a collar, and (ii) an additional contingent value right of up to $1.50 per share, which would be paid upon the achievement of certain regulatory and revenue milestones. The introduction of this CVR structure allowed ViroPharma to withdraw its previous condition making closing contingent on Lev securing regulatory approval and orphan drug exclusivity for Cinryze™ for both acute and prophylactic treatment of HAE. Discussions ensued between Mr. Cooper and Mr. Milano, as well as their respective financial advisors (including a separate team at J.P. Morgan, who had previously been engaged as ViroPharma’s financial advisors prior to the acquisition of the parent company of Bear Stearns by the parent company of J.P. Morgan Securities Inc.), and continued during the week following the proposal.

On May 28, 2008, Lev and J.P. Morgan formally invited ViroPharma, Company B and Company C to submit, by June 4, 2008, written, non-binding indications of interest regarding Lev. Company B had previously indicated that it would not be able to submit its proposal in this timeframe due to its own internal processes.

On May 30, 2008, ViroPharma submitted a written proposal to acquire all of the outstanding shares of Lev common stock for: (i) $2.50 per share of Lev common stock on the closing of the merger, consisting of cash consideration of $2.00 per share and stock consideration of $0.50 per share, subject to a collar, and (ii) an additional CVR of up to $1.10 per share, which would be paid upon the achievement of certain regulatory and revenue milestones. ViroPharma proposed that it would pay (1) $0.60 per share upon (a) Cinryze™ receiving approval from the FDA for the acute treatment of HAE and (b) the Office of Orphan Drug Products providing assurance, including written confirmation, that it will grant to Lev orphan exclusivity for acute treatment of HAE to the exclusion of any other C1 inhibitor for the acute treatment of HAE and (2) $0.50 per share following the achievement of $400 million net product sales in any 12 month period prior to December 31, 2012. The proposed merger consideration, including the full CVR payment, represented an approximate 95.7% premium over the $1.84 closing price of the Lev common stock on the OTC Bulletin Board on May 29, 2008 (35.9% without the CVR payments).

Around June 4, 2008, Company C informed J.P. Morgan that it would not submit a written proposal until it was able to complete additional research in the HAE market. Over the course of the next month, J.P. Morgan, on behalf of Lev, continued to encourage Company C to submit a proposal because of the possibility of a pending transaction. Although representatives of Company C participated in regulatory conference calls with Lev management on June 5 and 13, 2008 and had preliminary discussions with J.P. Morgan regarding potential transaction structures, Company C ultimately did not submit a proposal.

On June 10, 2008, Company B’s financial advisor contacted J.P. Morgan with a general framework of Company B’s potential proposal. J.P. Morgan then called Mr. Cooper to inform him that Company B’s offer would not be superior to ViroPharma’s proposal. The next day, a meeting of Lev’s board of directors was convened to discuss the proposals and the formal terms of the J.P. Morgan engagement. In light of the recent acquisition of the parent company of Bear Stearns by the parent company of J.P. Morgan, the terms of Lev’s engagement letter with J.P. Morgan had included a provision that J.P. Morgan could continue, subject to implementing certain procedures, to advise both parties; however, J.P. Morgan would render a fairness opinion only to Lev. Representatives of J.P. Morgan and Becker & Poliakoff attended the meeting. During the meeting, representatives of J.P. Morgan provided the board of directors with an overview of Lev’s discussions with ViroPharma and other companies that had indicated an interest in pursuing a transaction and a potential timeline of the transaction. At the request of Lev’s board of directors, J.P. Morgan provided an overview of the various proposals, following which the board of directors determined to continue discussions with ViroPharma. J.P. Morgan then informed Company B that its proposal as contemplated would not be the leading proposal.

On June 13, 2008, ViroPharma revised its proposal to increase the amount of consideration Lev stockholders would receive on the closing of the merger to $2.75 per share of Lev common stock, increasing the cash component of its proposal by $0.25 to $2.25 while maintaining the stock component at $0.50 per share, subject to a collar. Under this revised proposal, the CVR payments were reduced to $1.00 per share of Lev common stock, but the milestones for such payments were revised to be more likely to be attained.

On June 17, 2008, a meeting of Lev’s board of directors was convened to discuss the progress of Lev’s discussions with ViroPharma and other potential bidders. Representatives of J.P. Morgan presented their views regarding a valuation of Lev.

During June and July 2008, ViroPharma and Lev proceeded with additional due diligence investigations of each other.

On June 20, 2008, DLA Piper US LLP, counsel to ViroPharma, distributed a draft of the merger agreement. On June 23, 2008, Lev engaged Willkie Farr & Gallagher LLP as special counsel in connection with the transaction. On June 25, 2008, DLA Piper distributed initial drafts of the CVR agreement and the voting agreement proposed to be executed by all of Lev’s directors and holders of greater than 5% of Lev’s common stock.

On June 25, 2008, a meeting of Lev’s board of directors was convened to discuss the proposals. Representatives of J.P. Morgan and Becker & Poliakoff attended the meeting. During the meeting, the participants discussed the draft documents that had been provided by DLA Piper and the process for continuing to pursue a potential merger with ViroPharma.

During the next few days, members of Lev management and representatives of J.P. Morgan and Willkie Farr discussed the issues raised by the DLA Piper draft transaction documents. On June 26, 2008, Lev’s senior management and representatives from J.P. Morgan, Willkie Farr and Becker & Poliakoff met with ViroPharma’s senior management, and representatives from DLA Piper and J.P. Morgan at Lev’s offices to discuss the open issues. Following the meeting, the parties continued to discuss the open issues with their respective advisors.

On June 30, 2008, members of ViroPharma management made a presentation to Lev’s board of directors regarding ViroPharma’s operations, financial position and prospects. At the same meeting, representatives of J.P. Morgan made a presentation to Lev’s board of directors regarding ViroPharma’s operations, financial position and prospects. On the same date, ViroPharma engaged Piper Jaffray as a financial advisor to assist it with its evaluation of the potential acquisition of Lev, in addition to J.P. Morgan, whom it had engaged in October 2007. The primary reason for ViroPharma engaging Piper Jaffray as a financial advisor was the acquisition of the parent company of Bear, Stearns & Co. Inc. by the parent company of J.P. Morgan on May 31, 2008. Around this time ViroPharma and J.P. Morgan modified the scope of J.P. Morgan’s engagement by ViroPharma to reflect the fact that ViroPharma had also engaged Piper Jaffrey as a financial advisor to assist with the possible acquisition of Lev.

On July 1, 2008, a meeting of Lev’s board of directors was convened. Representatives of J.P. Morgan, Willkie Farr and Becker & Poliakoff attended the meeting. During the meeting, the board of directors discussed the status of the ViroPharma negotiations. It also focused on Lev’s general cash requirements as well as its cash requirements if Lev obtained FDA approval for Cinryze™ prior to closing an acquisition. The board of directors determined that for the ViroPharma transaction to proceed, Lev should request ViroPharma to provide financing prior to the closing of the merger. During that week, Willkie Farr provided revised drafts of the merger agreement, voting agreement and CVR agreement to DLA Piper.

On July 3, 2008, the financial advisors for Lev contacted ViroPharma’s financial advisors regarding a potential ViroPharma investment in Lev for common stock at a premium to Lev’s current stock price.

On July 4, 2008, DLA Piper distributed revised drafts of the merger agreement and the voting agreement. Shortly thereafter, Lev’s senior management convened a telephonic meeting with its financial and legal advisors to discuss the open issues. The material open issues included, among others, ViroPharma’s request for indemnification from certain Lev stockholders, the nature and terms of the collar on the ViroPharma stock consideration, the proposed break-up fee, the circumstances in which the break-up fee was payable, other deal protection provisions, the definition of a Lev material adverse effect and the terms of the CVRs. Over the course of the following weekend, Mr. Cooper and Mr. Milano discussed these issues as well as a potential ViroPharma investment in Lev.

On July 6 and 7, 2008, certain members of Lev’s and ViroPharma’s senior management teams traveled to Europe to meet with the Sanquin Blood Supply Foundation. This trip provided Lev with the opportunity to introduce Sanquin to ViroPharma and allowed ViroPharma to further its due diligence investigation.

On July 7, 2008, senior management from both Lev and ViroPharma as well as their legal advisors further negotiated the open issues on several conference calls, making progress on certain issues but with substantial issues remaining unresolved, including the terms of the potential ViroPharma financing. Also on this day, Mr. Cooper and Dr. Schein began discussions with management of ViroPharma concerning potential amendments to their respective amended and restated employment agreements to be effected in connection with the consummation of the acquisition.

On July 8, 2008, DLA Piper distributed a revised CVR agreement as well as a term sheet for the proposed ViroPharma investment. The term sheet contemplated the purchase of convertible preferred stock of Lev by ViroPharma for a purchase price of $2.75 per share. The term sheet also proposed various voting, participation and consent rights in favor of ViroPharma. The total amount of financing was not proposed. Over the course of the next several days, both Lev and J.P. Morgan communicated to ViroPharma and its financial advisor that it was not an acceptable proposal.

On July 9, 2008, Willkie Farr distributed revised drafts of the merger agreement and the voting agreement and Lev’s proposal on the open issues. Negotiations between the parties continued into the night and for the next several days. In addition, during this period, the parties continued their respective due diligence reviews of the business and operations of each other. On July 10, 2008, DLA Piper distributed drafts of the voting agreement to be executed by Mr. Cooper and Dr. Schein as stockholders of Lev as well as drafts of separation agreements to be executed by Mr. Cooper and Dr. Schein.

During the night on July 10, 2008, ViroPharma agreed to make a $20 million equity investment in Lev in the form of common stock, subject to the finalization of documentation of the merger and the equity investment and any necessary corporate approval. The purchase price agreed to by ViroPharma represented an approximate 12% premium to the most recent closing price of Lev’s common stock on the preceding day. From July 11 through July 14, 2008, Lev, ViroPharma and their financial and legal advisors continued to negotiate the open issues and revise the relevant documentation. These open issues included, among others, the amount of the break-up fee, the circumstances under which the break-up fee was payable and other deal protection provisions, the definition of material adverse effect and the nature and terms of the collar for the stock consideration. In addition, the parties continued to negotiate the terms of ViroPharma’s potential equity investment in Lev.

On July 11, 2008, Lev’s board of directors convened a special meeting to discuss the status of the negotiations with ViroPharma. Representatives of Willkie Farr and Becker & Poliakoff attended the meeting. During the meeting, the board of directors discussed the status of the ViroPharma negotiations. In such presentation, the material terms and conditions of the current drafts of the merger agreement and ancillary transaction agreements were reviewed. This discussion focused in particular on the deal protection provisions in the merger agreement as well as the proposed $20 million equity investment in Lev that would be made concurrently with the execution of the merger agreement.

On July 11, 2008, Company D discussed with J.P. Morgan the possibility of reinitiating discussions concerning an acquisition of Lev but indicated such discussion would not occur on an immediate basis.

On July 14, 2008, the Lev board of directors convened a special meeting of the board of directors including representatives of J.P. Morgan, Willkie Farr and Becker & Poliakoff. Representatives of Willkie Farr reviewed the board of directors’ fiduciary duties as well as the merger agreement and other transaction documents and answered questions from the members of the board of directors. Representatives of J.P. Morgan reviewed with the board of directors J.P. Morgan’s financial analysis of the merger consideration and delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 14, 2008, to the effect that, as of that date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by holders of Lev common stock (other than Lev, ViroPharma and their respective subsidiaries) was fair, from a financial point of view, to such holders. Following careful consideration of the proposed merger agreement and merger, and concurrent sale of Lev shares pursuant to the securities purchase agreement, the Lev board of directors then unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the sale of Lev shares pursuant to the securities purchase agreement, and resolved to recommend that Lev’s stockholders vote in favor of adoption and approval of the merger agreement.

In the morning of July 15, 2008, the various parties executed the merger agreement, voting agreement and the related documents, including the securities purchase agreement. The parties then proceeded to close the sale of the Lev shares to ViroPharma pursuant to the securities purchase agreement. Following the execution of the agreements, Lev and ViroPharma issued a joint press release announcing the execution of the merger agreement and the sale of the Lev shares pursuant to the securities purchase agreement.

Lev’s Reasons for the Merger; Recommendation of Lev Board of Directors

The Lev board of directors, acting with the advice and assistance of its financial and legal advisors, including J.P. Morgan, Willkie Farr and Becker & Poliakoff, evaluated the terms and conditions of the merger agreement and related transactions. The board of directors, at a meeting held on July 14, 2008, unanimously (i) determined that the merger agreement and the merger are fair to, advisable for, and in the best interests of, Lev and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and the sale of Lev shares to ViroPharma pursuant to the securities purchase agreement, and (iii) resolved to recommend that Lev stockholders vote in favor of the approval and adoption of the merger agreement.

In reaching its decision, the board of directors of Lev considered a variety of factors and potential benefits of the merger, including the following:

•	the upfront merger consideration, payable in a combination of cash and ViroPharma common stock, is significantly above the historical trading prices of Lev common stock and represents:

¡	an approximate 49% premium over the closing price ($1.85) of Lev common stock on the OTC Bulletin Board on July 14, 2008, the last trading day before the merger agreement was executed;

¡

an approximate 50% premium over the average closing price ($1.83) of Lev common stock on the OTC Bulletin Board for the 20-day period ending on July 14, 2008, the last trading day before the merger agreement was executed; and

¡	an approximate 37% premium to the highest historical closing price ($2.01) of Lev common stock on the OTC Bulletin Board (on January 14 and 15, 2008);

•

the total potential merger consideration, including both CVR payments, represents an approximate 103% premium over the closing price ($1.85) of Lev common stock on July 14, 2008, the last trading day before the merger agreement was executed;

•	approximately 82% of the upfront merger consideration is in cash, which provides immediate liquidity and a high degree of certainty of value to Lev stockholders;

•

approximately 18% of the upfront merger consideration, and approximately 13% of the total potential merger consideration, including both CVR payments, is in shares of ViroPharma common stock, which allow Lev stockholders to benefit from any future growth of the combined company (including any potential upside from the successful launch of Cinryze™, which would represent a meaningful component of ViroPharma’s business), and that Lev’s business would benefit from the greater resources of ViroPharma;

•	the CVRs represent further potential upside to the upfront merger consideration that, if paid, would add an additional 27% in value for Lev stockholders;

•

the possible alternatives to a sale of Lev and the related risks and uncertainties, including risks involved in Lev’s product development pipeline (including the limited commercialization and marketing experience of Lev management as compared to its competitors) and that in the absence of a transaction, Lev would need to raise additional capital to support its business operations, which would likely result in further dilution to Lev’s stockholders;

•

the $20 million equity investment by ViroPharma at an approximate 12% premium over the closing price ($1.85) of Lev common stock on the OTC Bulletin Board on July 14, 2008, the last trading day before the securities purchase agreement was signed, allowed Lev to raise necessary cash to continue its product development;

•

the financial and other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement were the product of extensive arms-length negotiations among the parties and the board of directors’ view of the likelihood of closing of the transaction, particularly in light of the board of directors’ expectation that there will not be significant regulatory or other impediments to the transaction;

•	the fact that under the terms of the merger agreement, the completion of the merger is not conditioned on ViroPharma’s ability to obtain financing;

•	a sale process that involved other bidders who submitted alternative competing proposals;

•

financial analyses of J.P. Morgan and its opinion, delivered on July 14, 2008, to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Lev common stock, as described below in the section entitled “—Opinion of Lev’s Financial Advisor.”

The full text of the written opinion of J.P. Morgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex D and is incorporated by reference in its entirety;

•	the terms of the merger agreement that, subject to compliance with the terms and conditions of the merger agreement,

¡	permit the board of directors to furnish information to and negotiate unsolicited alternative transaction proposals in the exercise of their fiduciary duties, and

¡

allow the board of directors to change its recommendation of the merger if it determines in good faith, after it has received a superior proposal and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties;

•

the belief that the termination fee amount under the merger agreement, and the circumstances under which the termination fee would be required to be paid, is reasonable compared to other similar public company merger transactions, and would not unreasonably deter another potential bidder from considering a transaction with Lev at a higher price;

•	the results of Lev’s due diligence review of ViroPharma’s products, business, finances, operations and perceived prospects;

•

that the Chairman of the Board and Chief Executive Officer of Lev, who together hold approximately 23% of the outstanding shares of Lev common stock entitled to vote (excluding shares of Lev common stock to be purchased by ViroPharma pursuant to the securities purchase agreement), supported the transaction, agreeing to vote their shares of Lev common stock in favor of the consummation of the merger; and

•

the fact that a vote of Lev stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law.

The Lev board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•

following the merger, Lev will no longer exist as an independent, stand-alone company and its stockholders will not benefit from appreciation in value of the company, including appreciation that may result if the FDA approves Cinryze™ and grants orphan exclusivity, other than through the CVRs and their ownership of ViroPharma common stock;

•

the risks and costs (both financial and otherwise) to Lev if the merger does not close, including the diversion of management and employee attention, potential employee attrition and potential impact on our business;

•

risks relating to the value of the ViroPharma common stock that Lev stockholders will receive in the merger, including that if the average closing price of ViroPharma common stock used to calculate the stock consideration is below $10.03, the number of shares of ViroPharma common stock will not correspondingly increase;

•

a significant portion of the merger consideration is contingent and is dependent on certain regulatory and commercial milestones being met and, pursuant to the terms of the CVR agreement, the CVRs are not transferable;

•

the restrictions on the conduct of Lev’s business prior to the consummation of the merger, which could delay or prevent Lev from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•

if the merger is not consummated for certain reasons, Lev may be required to pay, if it consummates an acquisition transaction or enters into an acquisition agreement within a specified time period after the merger agreement is terminated, the termination fee of $18.5 million to ViroPharma or in certain circumstances, to reimburse ViroPharma for reasonable, documented expenses of up to $3.5 million;

•

the merger agreement does not permit Lev to terminate the merger agreement if there exists a superior proposal but instead requires Lev to seek a stockholder vote on the merger even if the Lev board of directors has changed its recommendation regarding approval of the merger;

•

that pursuant to the voting agreement executed by Lev’s Chairman and Chief Executive Officer, they would be required to vote their shares in favor of the merger even if Lev’s board of directors changed its recommendation regarding approval of the merger;

•

the restrictions on Lev’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, which Lev’s board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to ViroPharma’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the benefits of the merger to Lev stockholders;

•

the fact that Lev did not undertake a full public auction prior to entering into the merger agreement, although the Lev board of directors was satisfied that the terms of the merger agreement, including the ability of the board of directors to exercise its fiduciary duties to consider unsolicited potential alternative acquisition proposals and the amount of the termination fee payable by Lev upon acceptance of an alternative acquisition proposal, would not unreasonably deter another potential bidder from considering a transaction with Lev at a higher price;

•	the fact that the receipt of the merger consideration in exchange for shares of Lev common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes;

•	the fact that the merger may not be completed in a timely manner or at all due to a failure to receive necessary approvals, clearances or expirations of waiting periods, including the HSR Act; and

•

the fact that some of Lev’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of Lev stockholders generally, including as a result of employment and compensation arrangements with Lev and the manner in which they would be affected by the merger (see the section entitled “Interests of Lev’s Executive Officers and Directors in the Merger”).

The foregoing discussion of the factors considered by Lev’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Lev’s board of directors. In reaching its decision to declare the merger agreement and merger fair to, advisable for, and in the best interests of, Lev and its stockholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, Lev’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Lev’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Lev’s management and financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, Lev’s board of directors unanimously determined that the merger agreement and merger are fair to, advisable for, and in the best interests of, Lev and its stockholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Lev’s board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Lev’s Financial Advisor

Pursuant to an engagement letter dated May 30, 2008, Lev retained J.P. Morgan to act as its financial advisor in connection with the analysis and consideration of various strategic alternatives, including the transactions contemplated by the merger agreement, and for the purpose of rendering to Lev’s board of directors, an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Lev common stock in a transaction resulting therefrom.

At the meeting of the board of directors on July 14, 2008, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid to the holders of Lev common stock in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated July 14, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with its opinion, is included as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion below is qualified in its entirety by reference to the full text of the opinion, and Lev’s stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan provided its opinion for the information of the board of directors in connection with and for the purposes of the evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion addresses only the consideration to be paid to the holders of Lev common stock in the merger, and does not address any other matter. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of Lev as to how such stockholder should vote with respect to the merger or any other matter. The consideration to be paid to the holders of Lev common stock in the merger was determined in negotiations between Lev and ViroPharma, and the decision to approve and recommend the merger was made by the board of directors.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated July 14, 2008, of the merger agreement, including the form of the CVR agreement attached as an annex hereto;

•	reviewed certain publicly available business and financial information concerning Lev and ViroPharma and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Lev and ViroPharma with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Lev common stock and ViroPharma common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Lev and of ViroPharma relating to their respective businesses; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of management of Lev and ViroPharma with respect to certain aspects of the merger and the past and current business operations of Lev and ViroPharma, the financial condition and future prospects and operations of Lev and ViroPharma and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Lev and ViroPharma or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan has not independently verified (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has J.P. Morgan evaluated the solvency of Lev or ViroPharma under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Lev and ViroPharma to which such analyses or forecasts relate. J.P. Morgan expresses no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan has also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Lev, and will be consummated as described in the merger agreement, and that the definitive merger agreement, including the CVR agreement, did not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan has also assumed that the representations and warranties made by Lev and ViroPharma in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Lev with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Lev or ViroPharma or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Lev common stock in the merger and J.P. Morgan expresses no opinion as to the fairness of the merger to the creditors or other constituencies of Lev or as to the underlying decision by Lev to engage in the merger. Furthermore, J.P. Morgan expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be received by the holders of Lev common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expresses no opinion as to the price at which Lev common stock or ViroPharma common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Analysis of merger consideration

J.P. Morgan conducted an analysis of the consideration to be received by the holders of Lev common stock in the merger. Such consideration includes (i) $2.75 in upfront consideration comprised of $2.25 per share in cash and $0.50 per share in ViroPharma common stock, subject to a collar as described more fully under “Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares,” and (ii) the contractual right to two contingent payments of $0.50 each, which could deliver up to an additional $1.00 per share in cash if certain conditions are satisfied as described more fully in the section entitled “Certain Terms of the Merger Agreement—CVR Agreement.” For analytical purposes and assuming the conditions for the payment of the CVRs are satisfied, J.P. Morgan calculated a present value for the first CVR payment of approximately $0.37 per share based on an assumed payment date of October 1, 2010 and a discount rate of 14.0% and a present value for the second CVR payment of approximately $0.26 per share based on an assumed payment date of June 30, 2013 and a discount rate of 14.0%. J.P. Morgan noted that the combined value of the upfront consideration and the calculated present value of the second CVR payment totaled approximately $3.01 per share. However, there is no guarantee that these milestones will be achieved and trigger the CVR payments. J.P.

Morgan also noted that the combined value of the upfront consideration and the calculated present values of the first and second CVR payments totaled approximately $3.38 per share, assuming the conditions for the payment of the CVRs were satisfied.

Discounted cash flow analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of Lev common stock. J.P. Morgan calculated the unlevered free cash flows that Lev is expected to generate in fiscal years 2008 through 2017 based upon two sets of financial projections prepared by Lev’s management, one set assuming the presence of certain competition with Cinryze™, or the Competition Scenario, and one set assuming the absence of certain competition with Cinryze, or the No Competition Scenario. J.P. Morgan also calculated a range of terminal firm values and implied terminal revenue multiples for Lev by applying, based upon Lev’s management guidance and J.P. Morgan’s judgment and experience, a terminal growth rate ranging from (5.0%) to 0.0% to Lev’s unlevered free cash flow during the final year of the 10-year period ending 2017 under each of the Competition Scenario and the No Competition Scenario. The unlevered free cash flows and the range of terminal firm values were then discounted to present values using a range of discount rates from 13.0% to 15.0%. This discount rate range was based upon an analysis of the weighted average cost of capital of Lev conducted by J.P. Morgan. The present value of the unlevered free cash flows and the range of terminal firm values were then adjusted for Lev’s excess cash, option exercise proceeds and total debt as of June 30, 2008.

Based on the foregoing, this analysis indicated an implied range of per share prices for Lev of approximately $2.55 to $3.30 under the No Competition Scenario, compared to the per share merger consideration of approximately $3.38 as calculated including the upfront consideration and the present values of the first and second CVR payments. Also based on the foregoing, this analysis indicated an implied a range of per share prices for Lev of approximately $1.70 to $2.20 under the Competition Scenario, compared to the per share merger consideration of $3.01 as calculated including the upfront consideration and the present value of the second CVR payment. J.P. Morgan noted that the conditions required for payment of the first CVR payment would not be met under the Competition Scenario. J.P. Morgan also noted that, under some circumstances, the conditions required for payment of neither CVR payment would be met, resulting in per share merger consideration of solely the upfront merger consideration of $2.75.

Precedent transactions analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving businesses which J.P. Morgan judged to be relevant to Lev:

Date Announced	Acquiror	Target
July 3, 2008	Shire Limited	Jerini AG
June 5, 2008	Ipsen, S.A.	Tercica, Inc.

These transactions were, in J.P. Morgan’s judgment, deemed to be most relevant in evaluation of the merger.

Using publicly available information, J.P. Morgan calculated a firm value for the target company in each of the selected transactions. For purposes of this analysis, a company’s firm value was calculated as the implied value of such company’s common stock (including, in the case of Tercica, Inc., shares already owned by Ipsen, S.A.) based on the purchase price per share, plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The following table represents the results of this analysis:

Date Announced	Acquiror / Target	Firm Value ($ in millions)
July 3, 2008	Shire Limited / Jerini AG	$495
June 5, 2008	Ipsen, S.A. / Tercica, Inc.	$434

J.P. Morgan calculated implied equity values for Lev by first subtracting Lev’s debt from the calculated firm value in each of the selected transactions and adding Lev’s cash to that result, using Lev’s balance sheet data as of June 30, 2008. J.P. Morgan then calculated implied per share prices for Lev by dividing each of the equity values from the calculation by the total diluted shares outstanding using the treasury stock method of accounting. The range of per share prices for Lev implied by this analysis was approximately $2.65 to $3.00, compared to the range of per share merger consideration of approximately $2.75 to $3.38 as calculated under the various scenarios analyzed by J.P. Morgan.

Public company analysis

Using publicly available information, J.P. Morgan compared selected financial data of Lev with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be relevant. These companies were selected, among other reasons, because they share similar business characteristics with Lev based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to Lev. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, J.P. Morgan calculated such company’s firm value divided by its estimated revenue for calendar year 2009, or the FV/Revenue. For purposes of this analysis, a company’s firm value was calculated as the market value of such company’s common stock (as of July 2, 2008, in the case of Jerini AG and as of July 14, 2008, in all other cases) plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The following table represents the results of this analysis:

Peer Group	Mean	Median
FV/Revenue	3.8x	3.6x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a FV/Revenue of 2.5x to 4.5x to Lev’s management models under each of the Competition Scenario and the No Competition Scenario. The range of per share prices for Lev implied by this analysis was approximately $1.00 to $1.95, compared to the range of per share merger consideration of approximately $2.75 to $3.38 as calculated under the various scenarios analyzed by J.P. Morgan.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Lev, and none of the selected transactions reviewed as described in the above summary was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Lev. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Lev and the transactions compared to the merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the board of directors in making its determination to approve the merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the board of directors with respect to the value of Lev, or of whether the board of directors would have been willing to agree to different or other forms of consideration.

As part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

J.P. Morgan acted as financial advisor to Lev with respect to the merger and will receive a fee from Lev for its services, a substantial portion of which will become payable only if the merger is consummated. In addition, Lev has agreed to indemnify J.P. Morgan for certain liabilities arising out of its engagement. With the consent of Lev and ViroPharma, and subject to the terms and conditions set forth in the letter agreement dated May 30, 2008, between Bear, Stearns & Co. Inc. and Lev, the confidentiality agreement dated November 21, 2007, between Bear, Stearns & Co. Inc. and Lev and the letter agreement dated October 22, 2007, between J.P. Morgan and ViroPharma, as amended pursuant to a letter agreement dated July 7, 2008, a separate team of employees of J.P. Morgan acted as financial advisor to ViroPharma with respect to the merger and J.P. Morgan will receive a fee from ViroPharma for such services if the merger is consummated, it being understood that each of Bear, Stearns & Co. Inc. and J.P. Morgan commenced their respective advisory representations of Lev and ViroPharma in 2007, prior to the announcement of the acquisition of The Bear Stearns Companies Inc. by JPMorgan Chase & Co. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any other significant financial advisory or other significant commercial or investment banking relationships with Lev or ViroPharma. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Lev or ViroPharma for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

ViroPharma’s Reasons for the Merger

ViroPharma believes that the merger will enable ViroPharma to enhance its portfolio of therapies for patients with serious diseases, with a focus on products used by physician specialists or in hospital settings. With the addition of Lev’s near term product candidate for the prophylaxis of hereditary angioedema, ViroPharma expects to diversify its revenue sources and extend its services to clinicians who treat this disease through a targeted sales force.

By combining this new product candidate with ViroPharma’s existing operational and financial capabilities and expanding ViroPharma’s product offerings and commercial capabilities, ViroPharma believes the merger will further advance ViroPharma’s strategy of creating a multinational pharmaceutical company recognized worldwide for developing and marketing innovative products addressing unmet medical needs.

However, there can be no assurance that the benefits of the potential growth, synergies or opportunities considered by ViroPharma’s board of directors will be achieved through completion of the merger. Achieving ViroPharma’s objectives is subject to particular risks which are discussed in the section entitled “Risk Factors.”

Interests of Lev’s Executive Officers and Directors in the Merger

In considering the recommendation of Lev’s board of directors that you vote to approve and adopt the merger agreement, you should be aware that some of Lev’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of Lev’s stockholders generally. Lev’s board of directors was aware of and considered these interests, among other matters, in reaching its decision to declare the merger agreement advisable and in determining that the merger is fair to, and in the best interests of, Lev and its stockholders, and in approving and adopting the merger agreement, approving the merger and the other transactions contemplated by the merger agreement.

Upon completion of the merger, based on the number of shares of common stock of ViroPharma and Lev outstanding on the record date, assuming that all Lev stock options and warrants are exercised, but without taking into account stock options or warrants of ViroPharma, it is anticipated that Lev’s Chairman and Chief Executive Officer will beneficially own between [            ]% and [            ]% of the then outstanding shares of ViroPharma common stock and the directors and executive officers of Lev collectively will beneficially own between [            ]% and [            ]% of the then outstanding shares of ViroPharma common stock, depending on the market price of ViroPharma’s common stock during the period prior to the merger.

In addition, Lev’s Chairman and Chief Executive Officer are each entitled to receive, pursuant to their separation agreements, employment agreements and various Lev benefit plans, upon consummation of the merger and their subsequent resignations from Lev, the following payments and benefits: (i) a payment in the amount of $14,365,000 (which includes a transaction fee of $6,630,000), (ii) an additional transaction fee of up to $2,410,910 if both CVR payments are made, plus additional excise tax gross-up payments if applicable, (iii) acceleration of vesting of options and restricted stock, (iv) continued participation in Lev health and welfare plans for a specified period of time and (v) vesting of their accrued benefits under Lev’s 401(k) plan. See the section entitled “—Separation and Employment Agreements.”

Treatment of Stock Options, Restricted Stock and Warrants

Each option to purchase shares of Lev common stock outstanding immediately prior to the effective time of the merger, whether or not then vested, will automatically be cancelled and converted into the right to receive, for each share underlying such option, a combination of (i) the stock consideration, (ii) the cash consideration less the per share exercise price of the option, and (iii) a CVR. The stock option consideration received shall be subject to reduction for applicable withholding taxes, with such reduction occurring first from the cash consideration portion of the option consideration and then the stock consideration portion of the option consideration.

In addition, immediately prior to the effective time of the merger, shares of restricted Lev common stock held by Lev’s Chairman and Chief Executive Officer, will become immediately vested and, at the effective time of the merger, converted into the right to receive the merger consideration.

The following table illustrates the number of stock options to purchase shares of Lev common stock and their respective weighted average exercise price, as well as the number of shares of restricted Lev common stock, held by each of Lev’s executive officers and directors.

Name	Options	Weighted Average Exercise Price	Restricted Stock
Judson Cooper	3,027,450	$0.99	2,000,000
Joshua Schein	3,027,450	$0.99	2,000,000
Douglas Beck	225,000	$0.81	—
Dov Elefant	200,000	$1.75	—
Henry M. Dachowtiz	100,000	$1.94	—
Scott Eagle	300,000	$1.01	—
Thomas Lanier	300,000	$1.01	—
Eric I. Richman	375,000	$1.13	—

In addition, Lev has agreed that, it will to the extent practicable, contact the holders of warrants to purchase shares of Lev common stock and provide the terms of the transaction so that such holders are able to exercise their rights prior to completion of the merger. To the extent that a contract evidencing a warrant to purchase shares of Lev common stock may be terminated at or prior to the consummation of the merger, Lev shall take such actions as are required to cause such termination.

Separation and Employment Agreements

Lev is a party to amended and restated employment agreements, dated December 20, 2007, with each of Mr. Cooper and Dr. Schein. As contemplated by these employment agreements, each of Mr. Cooper and Dr. Schein are entitled to receive, among other things, a cash payment equal to 1.5% of the aggregate transaction value payable to Lev stockholders in connection with a change in control.

In connection with the merger, Mr. Cooper and Dr. Schein entered into letter agreements with Lev and ViroPharma, which are referred to in this proxy statement/prospectus as the separation agreements, which provide that Mr. Cooper and Dr. Schein will resign immediately following the consummation of the merger and will receive certain payments and benefits in a manner consistent with their existing employment agreements (other than with respect to their restricted stock award, which will be deemed vested upon the closing of the merger).

Consistent with the terms of the employment agreements discussed above, the separation agreements provide that Mr. Cooper and Dr. Schein each will be entitled to the following payments and benefits following their resignation from Lev: (i) an amount equal to $14,365,000 (comprised of (a) a transaction fee of $6,630,000 (equal to 1.5% of the approximate aggregate upfront merger consideration of $442 million) to be paid on the closing date of the merger, (b) a severance payment equal to salary and bonus through December 31, 2012, paid on the day after the six-month anniversary of the date of closing of the merger, and (c) a gross-up payment for certain golden parachute excise taxes to be paid when Mr. Cooper and Dr. Schein remit the taxes owed in respect of such payments, which shall be reduced by an amount (to be determined in good faith) equal to the cost of certain health and welfare benefits as described below), (ii) an amount up to $2,410,910 as an additional transaction fee, if the aggregate maximum CVR payments have been deemed earned (and any additional excise tax gross-up payments, subject to the payment cap described in the following sentence), (iii) continued participation, at the expense of either Lev or ViroPharma, in certain health and welfare plans until the earlier of December 31, 2012 or the date on which they are covered under another comparable plan and (iv) their vested accrued benefits under Lev’s 401(k) plan in accordance with the terms and conditions of such plan. Notwithstanding the foregoing, in no event shall the cash payments exceed 3.25% of the aggregate transaction value of (i) approximately $442 million (excluding the CVR payments) and (ii) approximately $603 million if both of the CVR payments are earned, resulting in a payment cap for each recipient of $14,365,000 and $19,588,636, respectively. The separation agreements also extend Mr. Cooper and Dr. Schein’s non-competition restrictions from one to three years following the date of closing of the merger, expand the scope of the non-competition restrictions, and further impose non-solicitation obligations for a period of one year following the date of closing of the merger.

Lev is also party to employment agreements with Douglas Beck, its Chief Financial Officer, and Dov Elefant, its Corporate Controller. These agreements provide that in the event that Messrs. Beck and Elefant are terminated without “cause” (as defined in their respective agreements), they would be entitled to continued payment of their base salaries for six months following such termination. In addition, Mr. Beck’s employment agreement provides that he is entitled to continued health benefits for six months following a termination without cause. In the event Messrs. Beck and Elefant were terminated without cause following the merger, they would be entitled to severance payments and benefits equal to $105,582 and $97,500, respectively (which, for Mr. Beck, includes the value of continued health benefits).

Insurance and Indemnification of Lev Officers and Directors

For a period of six years following completion of the merger, ViroPharma will, and will cause Lev, as the surviving corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Lev against all liabilities arising out of the actions or omissions of such person’s service, including the advancement of certain expenses. In addition, ViroPharma will, and will cause Lev to, for a period of six years following completion of the merger, maintain in effect Lev’s existing directors’ and officers’ liability insurance policy (or comparable policies which are substantially no less advantageous in any material respects), provided that ViroPharma shall not be obligated to make aggregate annual premium payments which exceed 250% of the annual premium payments on Lev’s current policy in effect as of the date of the merger agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, ViroPharma or Lev will use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liabilities insurance obtainable for an annual premium equal to such amount.

For six years following the completion of the merger, Lev and each of its subsidiaries must, and ViroPharma must cause them to, include and maintain in effect their respective certificate of incorporation or bylaws (or similar organizational document), the indemnification provisions in Lev’s current certificate of incorporation and bylaws or indemnification provisions that provide for indemnification rights that are substantially similar to the indemnification rights currently provided for in Lev’s certificate of incorporation and bylaws.

Lev Directors and Officers After Completion of the Merger

Upon completion of the merger, the directors and officers of Merger Sub will be the directors and officers of Lev. None of the current directors of Lev will remain in such positions following completion of the merger. Although ViroPharma is still determining its needs and formulating its plans, it expects that certain officers of Lev may remain in their positions following completion of the merger.

Certain Relationships Between ViroPharma and Lev

On July 15, 2008, ViroPharma purchased 9,661,836 shares of Lev common stock for an aggregate purchase price of $20 million. Pursuant to the terms of the securities purchase agreement, ViroPharma agreed to certain voting restrictions with respect to the merger and Lev agreed to certain restrictions on the use of proceeds from the sale of the shares of Lev common stock. See “Certain Terms of the Merger Agreement—Securities Purchase Agreement.”

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax considerations of the merger applicable to Lev stockholders. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all aspects of United States federal income taxation which may be relevant to particular Lev stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to stockholders who acquired Lev common stock in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.

This summary does not discuss any United States federal income tax considerations to Lev stockholders who are not “U.S. holders” (as defined below). If you are not a U.S. holder you should consult with your own tax advisor as to the United States federal, state, local, and non-United States tax laws with respect to the merger. This summary is limited to Lev stockholders that hold their Lev common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code of 1986, or the Code. You are urged to consult your own tax advisors regarding the United States federal income tax considerations of the merger, as well as the effects of state, local, and non-United States tax laws.

For purposes of this summary, a “U.S. holder” is a Lev stockholder that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as United States person under the Code.

If a partnership holds Lev common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Lev common stock, you should consult your tax advisor regarding the tax considerations of the merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential United States federal income tax consequences of the merger. Lev and ViroPharma urge you to consult your tax advisor with respect to the particular United States federal, state, local or foreign tax consequences of the merger to you.

General

The receipt of the merger consideration by a U.S. holder in exchange for Lev shares will be a taxable transaction for United States federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the United States federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.

Because of the CVRs, the receipt of the merger consideration may be treated as either a “closed transaction” or an “open transaction” for United States federal income tax purposes. The installment method of reporting any gain attributable to the receipt of a CVR will not be available because Lev common stock is traded on an established securities market. The following sections discuss the possible tax treatment if the receipt of the merger consideration is treated as an open transaction or a closed transaction. The CVRs may be treated as debt instruments for United States federal income tax purposes. However as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. Lev and ViroPharma urge you to consult your tax advisor with respect to the proper characterization of the receipt of the CVRs.

Treatment as Open Transaction

The receipt of the CVRs would generally be treated as an “open transaction” if the value of the CVRs cannot be “reasonably ascertained”. If the receipt of the merger consideration is treated as an “open transaction” for United States federal income purposes, a U.S. holder should generally recognize capital gain or loss for United States federal income tax purposes upon consummation of the merger in an amount equal to the difference between (x) the sum of (i) the amount of cash received, and (ii) the fair market value of ViroPharma common stock received and (y) such U.S. holder’s adjusted tax basis in the Lev common stock surrendered pursuant the merger. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Lev common stock surrendered in the merger (i.e., shares of Lev common stock acquired at the same cost in a single transaction). Any such gain or loss should be long-term if the Lev common stock is held for more than one year prior to such disposition. The deductibility of both long-term and short-term capital loss is subject to certain limitations.

If the transaction is “open” for United States federal income tax purposes, the CVRs would not be taken into account in determining the holder’s taxable gain upon receipt of the merger consideration and a U.S. holder would take no tax basis in the CVRs, but would be subject to tax as payments with respect to the CVRs are made or deemed made in accordance with the U.S. holder’s regular method of accounting. A portion of such payments should be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain. It is the position of the Internal Revenue Service, reflected by Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. There is no authority directly on point addressing whether contingent value rights with characteristics similar to the CVRs should be taxed as “open transactions” or “closed transactions” and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue.

Treatment as Closed Transaction

If the value of the CVRs can be “reasonably ascertained” the transaction should generally be treated as “closed” for United States federal income tax purposes and gain or loss would be determined upon consummation of the merger in the same manner as if the transaction where an “open transaction,” except that a U.S. holder would take the fair market value of the CVRs, determined on the date of the consummation of the merger, into account as an additional amount realized for purposes of calculating gain or loss with respect to the sale of Lev common stock.

If the transaction is “closed” for United States federal income tax purposes, a U.S. holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the merger. The holding period of the CVRs will begin on the day following the date of the consummation of the merger.

Future Payments on the CVRs

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment in the future to a U.S. holder of a CVR should be treated as a payment under a contract for the sale or exchange of Lev common stock to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a CVR will be treated as interest, which will be ordinary income to the U.S. holder of a CVR. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable federal rate as the discount rate. The applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date on which the merger agreement was signed or the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date of the consummation of the merger. The maturity range of the relevant applicable federal rate will correspond to the period from the date of the exchange to the date the amount is received or deemed received. The U.S. holder of a CVR must include in its taxable income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of the payment pursuant to a CVR that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.

Treatment as Closed Transaction. If the transaction is treated as a “closed transaction,” there is no direct authority with respect to the treatment of contingent variable rights’ payments similar to the CVR payments. You should therefore consult your tax advisor as to the taxation of such payments. Under such a characterization, a portion of one or both payments with respect to each CVR would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVRs. To the extent that payments are not treated as such, payments may be treated as either (i) payments with respect to a sale of a capital asset (ii) income taxed at ordinary rates or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment may constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction” ).

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from the receipt of the CVRs in the merger.

Information Reporting and Backup Withholding

Under United States federal income tax laws, the exchange agent will generally be required to report to a Lev stockholder and to the IRS any payments made to a Lev stockholder in exchange for Lev common stock in the merger, and may be required to “backup withhold” 28% of any such payment. In addition, payments pursuant to the CVRs may be subject to back-up withholding and information reporting. To avoid such backup withholding, a Lev stockholder should provide the exchange agent or other applicable person a properly completed Substitute Form W-9, signed under penalties of perjury, including such stockholder’s current Taxpayer Identification Number, or “TIN,” and other certifications. If the Lev stockholder does not provide the exchange agent with a TIN and other required certifications, the exchange agent will backup withhold 28% of payments made to the stockholder (unless the stockholder is an exempt recipient as described in the next sentence and demonstrates this fact).

Certain Lev stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Anticipated Accounting Treatment

In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, if the merger is completed prior to FDA approval of Cinryze™, the total estimated purchase price will be allocated to Lev’s net tangible assets or expense for in-process research and development based on their fair values as of the date of completion of the merger. The in-process research and development charge will have a material impact on ViroPharma’s results of operations, and therefore could have an adverse impact on the market value of ViroPharma’s common stock.

If the merger is completed after the FDA approval of Cinryze™, the total estimated purchase price will be allocated to Lev’s net tangible or identifiable intangible assets based on their fair values as of the date of completion of the merger. ViroPharma will incur additional amortization expense based on the identifiable amortizable intangible assets acquired that would be capitalized and amortized over their relative useful lives. These amortization charges will have a material impact on ViroPharma’s results of operations, and therefore could have an adverse impact on the market value of ViroPharma’s common stock.

Regulatory Approvals

ViroPharma and Lev believe that the merger is not subject to any regulatory approvals other than the reporting obligations and statutory waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Appraisal Rights of Dissenting Lev Stockholders

In connection with the merger, record holders of Lev common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is consummated. Under Section 262 of the General Corporation Law of the State of Delaware, or DGCL, as a result of the consummation of the merger, holders of shares of Lev common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Lev is required to send a notice to that effect to each of its stockholders not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex E.

Lev stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of, or consent in writing to, the approval and adoption of the merger agreement and (b) deliver a written demand for appraisal of his or her shares to the Corporate Secretary of Lev before the vote on the merger at the special meeting.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the certificates representing shares, or if the shares are held as direct registration shares, as such stockholder’s name appears on the books and records of the transfer agent. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for one or more beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the merger agreement. A holder of shares held in “street name” who desires appraisal rights with respect to such shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who holds his or her shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder thereof. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Lev of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares of Lev common stock.

A Lev stockholder of record who elects to demand appraisal of his or her shares must mail or deliver his or her written demand to: Lev Pharmaceuticals, Inc., 675 Third Avenue, Suite 2200, New York, NY, 10017, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares, and such written demand must be received by Lev prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, a Lev stockholder who desires to exercise appraisal rights must not vote its shares of common stock in favor of approval and adoption of the merger agreement and the merger. A vote in favor of approval and adoption of the merger agreement and the merger, by proxy, via the Internet, or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement and the merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

Within 120 days after the effective time of the merger, either Lev as the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of his or her shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all Lev stockholders who have properly demanded appraisal. Notwithstanding the foregoing paragraphs, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition if an appraisal has been timely and properly demanded. If a petition for an appraisal is timely filed, at a hearing on such petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. After such determination, the appraisal proceeding will be conducted and through such proceeding the Delaware Court of Chancery shall determine the fair value of shares of the Lev common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Lev stockholders considering seeking appraisal should bear in mind that the fair value of their shares of common stock determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the merger consideration payable in a merger are not opinions as to fair value under Section 262.

The cost of the appraisal proceeding (which does not include attorneys’ fees or the fees or expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash consideration, stock consideration and CVR to which such stockholder is entitled pursuant to the merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Lev as the surviving company in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, Lev stockholders’ rights to appraisal will cease and all Lev stockholders will be entitled only to receive the cash, shares of ViroPharma common stock and CVR, as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any Lev stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any of the Lev stockholders without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CERTAIN TERMS OF THE MERGER AGREEMENT

The following description of the merger agreement describes certain material terms of the merger agreement, the CVR agreement, and other transaction documents. The full text of the merger agreement and the form of CVR agreement are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus and are incorporated herein by reference. Lev stockholders are encouraged to read the entire merger agreement, CVR agreement and the other annexes to this proxy statement/prospectus.

The merger agreement, the CVR agreement and the other annexes attached to this proxy statement/prospectus were included to provide investors and security holders with information regarding their respective terms. These agreements are not intended to provide any other factual information about ViroPharma or Lev. The merger agreement, the CVR agreement and the other agreements attached as annexes to this proxy statement/prospectus contain representations and warranties that the parties thereto made to and solely for the benefit of each other, and such representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in the representations and warranties in the merger agreement are qualified by information in confidential disclosure schedules that ViroPharma and Lev delivered in connection with the execution of the merger agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, the CVR agreement or another agreement attached as an annex to this proxy statement/prospectus, which subsequent information may or may not be fully reflected in ViroPharma’s or Lev’s public disclosures.

The Merger

At the effective time of the merger, ViroPharma’s wholly owned subsidiary, Merger Sub, will be merged with and into Lev. Upon completion of the merger, the directors and officers of Merger Sub immediately prior to the merger will become the directors and officers of the surviving company.

Effective Time of the Merger

The merger agreement provides that the merger will become effective when a certificate of merger executed by Lev, Merger Sub and ViroPharma is delivered to and filed with the Delaware Secretary of State, or such other date and time agreed to by the parties and specified in the certificate of merger. It is anticipated that the effective time of the merger will occur as soon as practicable following the special meeting of Lev stockholders.

Manner and Basis of Converting Shares

The merger agreement provides that, at the effective time of the merger, each share of Lev common stock then outstanding will automatically be converted into the right to receive:

•	$2.25 in cash, without interest, which is referred to in this proxy statement/prospectus as the cash consideration;

•

a fraction of a share of ViroPharma common stock worth approximately $0.50 subject to certain adjustments, with cash in lieu of any fractional share, which is referred to in this proxy statement/prospectus as the stock consideration; and

•

one non-transferable contingent value right, which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones, which is referred to in this proxy statement/prospectus as a CVR. See the section entitled “—CVR Agreement” for a description of the conditions to be satisfied for each contingent payment.

The cash consideration, stock consideration and CVR are collectively referred to in this proxy statement/prospectus as the merger consideration.

The ViroPharma common stock will be valued based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock is actually traded on Nasdaq, ending at the close of trading on the second trading day immediately preceding the date of closing of the merger. In no event, however, will the ViroPharma common stock be valued at an average closing price higher than $15.68 per share or less than $10.03 per share.

Lev stockholders will not receive any fractional shares of ViroPharma common stock as part of the stock consideration. Instead, each Lev stockholder otherwise entitled to a fractional share of ViroPharma common stock will receive cash, without interest, in an amount equal to such fractional share multiplied by the average closing price.

Each share of ViroPharma common stock that is issued in connection with the merger shall be accompanied by a right under ViroPharma’s Rights Agreement.

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Lev common stock or ViroPharma common stock are changed into or exchanged for a different number or class of shares by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, then the merger consideration shall be appropriately adjusted.

Under the terms of the merger agreement, promptly following the effective time of the merger and no later than two business days after the effective time of the merger, StockTrans, Inc., which has been selected by ViroPharma to act as exchange agent, will mail to each record holder of Lev common stock a letter of transmittal and instructions for use, which record holders will use to exchange Lev common stock certificates for the merger consideration and cash for any fractional share of ViroPharma common stock. Lev common stock certificates should not be surrendered for exchange by Lev stockholders before the effective time of the merger.

After the effective time of the merger, transfers of Lev common stock will not be registered on the stock transfer books of Lev, and each certificate that previously evidenced Lev common stock will be deemed to evidence the right to receive the merger consideration and the right to receive cash instead of any fractional share of ViroPharma common stock. ViroPharma will not pay dividends or other distributions on any shares of ViroPharma common stock to be issued in exchange for any Lev common stock certificate that is not surrendered until the Lev common stock certificate is surrendered as provided in the merger agreement. No interest will be payable on the cash component of the merger consideration.

Lev Stock Options, Restricted Stock and Warrants

The outstanding stock options for Lev common stock immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive the stock option consideration. The stock option consideration for each Lev stock option is the excess of the cash consideration over the per share exercise price of the applicable Lev stock option, a CVR, the stock consideration, and cash, without interest, in lieu of fractional shares of ViroPharma common stock.

Effective immediately prior to the effective time of the merger, all outstanding shares of restricted Lev common stock issued pursuant to Lev’s employment agreements will become fully vested and all restrictions will lapse and, at the effective time of the merger, such shares will be converted into the right to receive the merger consideration.

To the extent practicable, Lev agreed to contact holders of warrants to acquire shares of Lev common stock and provide the terms of the transaction so that such warrant holders are afforded an opportunity to exercise their warrants prior to the effective time of the merger. To the extent that notice of the transactions contemplated by the merger agreement is required under any warrant agreements, Lev agreed to provide such notice within the required time period. Except as otherwise provided in the applicable warrant agreement, warrant holders that fail to exercise their warrants prior to the effective time of the merger will have the right to receive the merger consideration upon exercise of such warrant at any time after the effective time of the merger. To the extent that a warrant agreement provides that the warrant holder’s rights to acquire Lev common stock may be terminated at or prior to the effective time of the merger, Lev agreed to take such actions as are required by such warrant agreement to cause such termination.

Representations and Warranties

The merger agreement contains customary representations and warranties of Lev and ViroPharma relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties expire at the effective time of the merger.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Lev

Under the terms of the merger agreement, Lev has agreed that before the effective time of the merger it will, among other things, and subject to specified exceptions:

•	operate its business only in the ordinary course;

•	use its reasonable efforts to preserve intact its business organization and material assets and maintain its rights and franchises;

•

notify ViroPharma promptly after receipt of any material communication between Lev and the FDA (or any similar foreign regulatory authority) or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign regulatory authority), and prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs; and

•

take no action which would reasonably be likely to materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement.

Under the terms of the merger agreement, Lev has also agreed that its board of directors will recommend that Lev stockholders vote to approve the merger. However, at any time before the special meeting, Lev’s board of directors is entitled to withdraw or modify its recommendation that Lev stockholders vote for approval of the merger if certain requirements, including the following, are satisfied:

•

Lev shall have given ViroPharma three business days’ prior written notice advising ViroPharma that Lev’s board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such superior proposal and stating that it intends to modify or withdraw its recommendation that Lev stockholders approve the merger;

•

During the three business day period following ViroPharma’s receipt of such notice, ViroPharma shall have had the opportunity to submit to Lev any changes to the terms and conditions of the merger agreement as would enable Lev to proceed with its recommendation to its stockholders to approve the merger; and

•

Lev’s board of directors shall have determined in good faith, after it has received a superior proposal and after consultation with outside counsel, that the failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to Lev stockholders under applicable law.

For purposes of the merger agreement, the term “superior proposal” means any acquisition proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of a majority equity interest in, or all or a majority of all of the assets and liabilities of, Lev and its subsidiaries and (ii) with respect to which the board of directors of Lev (A) determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person or group making the acquisition proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of Lev’s financial advisor) to be more favorable to Lev’s stockholders than the merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Lev, after obtaining the advice of Lev’s financial advisor, the person or group making such acquisition proposal is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by ViroPharma in response to such acquisition proposal).

For purposes of the merger agreement, the term “acquisition proposal” means any bona fide proposal (whether communicated to Lev or publicly announced to Lev’s stockholders) by any person (other than ViroPharma or any of its affiliates) for an acquisition transaction involving Lev or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries, the assets of which constitute 10% or more of the consolidated assets of Lev as reflected on Lev’s consolidated balance sheet prepared in accordance with GAAP.

For purposes of the merger agreement (other than the “—Expenses and Termination Fee” section), the term “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase from Lev by any person or group (other than ViroPharma or any of its affiliates) of 10% or more in interest of the total outstanding voting securities of Lev or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group (other than ViroPharma or any of its affiliates) beneficially owning 10% or more in interest of the total outstanding voting securities of Lev or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Lev pursuant to which the stockholders of Lev immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 10% or more of the assets of Lev or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries, on a consolidated basis; or (iii) any liquidation or dissolution of Lev.

Under the terms of the merger agreement, Lev’s obligation to call, give notice of and hold the special meeting of Lev stockholders will not be affected by the commencement, disclosure, announcement or submission of a superior proposal or acquisition proposal, or by any withdrawal or modification of the recommendation by Lev’s board of directors that Lev stockholders vote for approval of the merger.

The merger agreement provides that, if ViroPharma terminates the merger agreement because Lev’s board of directors withdraws or modifies its recommendation that Lev stockholders vote for approval of the merger, and within 12 months Lev consummates an acquisition transaction or enters into an agreement with respect to an acquisition proposal, Lev will be required to pay ViroPharma the termination fee. See “Certain Terms of the Merger Agreement—Expenses and Termination Fee.”

Negative Covenants of Lev

Under the terms of the merger agreement, Lev has agreed that before the effective time of the merger, without the prior written consent of ViroPharma (which consent shall not be unreasonably withheld or delayed) and subject to specified exceptions, it will not and will not permit any of its subsidiaries to:

•	amend its certificate or articles of incorporation, bylaws or other governing instruments;

•

incur any debt obligation or other obligation for borrowed money (other than indebtedness to another wholly owned subsidiary of Lev) (for Lev and its subsidiaries on a consolidated basis), or impose, or suffer the imposition, on any of its assets any material lien or permit any such material lien to exist;

•

repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the existing warrant agreements), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock;

•

(i) issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any other capital stock of Lev or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right (other than the issuance of Lev common stock issued upon the exercise of Lev stock options outstanding on the date hereof in accordance with the Lev option plan or upon the exercise of the existing warrant agreements) or (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of its capital stock;

•

adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Lev common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any subsidiary (unless any such shares of stock are sold or otherwise transferred to Lev or another subsidiary) or (ii) any asset having a book value in excess of $500,000 other than in the ordinary course of business;

•

(i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, asset transfers, loans or advances, or purchase of any assets, in any person other than a wholly owned subsidiary of Lev, or otherwise acquire direct or indirect control over any person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement or (ii) merge, consolidate or adopt a plan of liquidation;

•

(i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $50,000, or (ii) except in the ordinary course of business consistent with past practice, dispose of, grant, obtain or permit to lapse any material rights in any intellectual property or dispose of or disclose to any person, except pursuant to confidentiality obligations, other than to representatives of ViroPharma, any material trade secret;

•

grant any increase in compensation or benefits to its employees or officers, except as required by law or in the ordinary course of business consistent with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts disclosed to ViroPharma; enter into or amend any severance or employment agreements with any executive officers (or any other employee if such employee would receive aggregate payments (exclusive of benefits) in any calendar year in excess of $150,000); grant any material increase in fees or other increases in compensation or other benefits to directors of Lev or any of its subsidiaries except in accordance with past practice disclosed to ViroPharma or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or reprice equity rights granted under Lev’s option plan or authorize cash payments in exchange for any equity rights;

•

adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan (including, to the extent such change does not result in any additional liability to Lev or ViroPharma, changes necessary to avoid imposition of taxes under Section 409A of the Internal Revenue Code), or make any distributions from such employee benefit plans, except as required by law or the terms of such plans;

•

make any significant change (i) in any material tax election except as may be required to conform to changes in tax laws, extend or waive the application of any statute of limitation regarding the assessment or collection of any material tax, settle or compromise any material tax liability or refund or enter into any material contract relating to taxes, or (ii) in any accounting methods or policies or systems of internal accounting controls, except as may be required by GAAP;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied;

•

except in the ordinary course of business, enter into, modify, amend or terminate any Lev material contract (as defined in the merger agreement) or waive, release, compromise or assign any material rights or claims with respect to any Lev material contract;

•	terminate or allow to lapse, or modify in any material respect, any insurance policy; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Affirmative and Negative Covenants of ViroPharma

Under the terms of the merger agreement, ViroPharma has agreed that, before the effective time of the merger, it will, among other things, and subject to specified exceptions:

•

continue to conduct its business and the business of its subsidiaries in the ordinary course, use commercially reasonable efforts to preserve intact their core businesses, to keep available the services of the present officers, and key employees of ViroPharma and its subsidiaries and to preserve the present relationships of ViroPharma and its subsidiaries with persons with which ViroPharma or any of its subsidiaries has significant business relations, except for any failures which would not reasonably be likely to have a ViroPharma material adverse effect;

•

use its reasonable efforts to list, prior to the effective time of the merger, on Nasdaq the shares of ViroPharma common stock to be issued to the holders of Lev common stock pursuant to the merger, and ViroPharma shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated by the merger agreement;

•

not (i) amend its organizational documents in such a manner as would cause holders of Lev common stock that receive ViroPharma common stock pursuant to the merger to be treated differently than other holders of ViroPharma common stock, (ii) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to ViroPharma common stock, or (iii) repurchase, redeem or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans or agreements), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of ViroPharma;

•	not adopt a plan of complete or partial liquidation with respect to ViroPharma or resolutions providing for or authorizing such a liquidation or a dissolution;

•	not acquire any assets or other businesses outside of the ordinary course of business utilizing existing balance sheet cash or cash equivalents in excess of $250 million; and

•

not take any action that would reasonably be expected to (i) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement, or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

Affirmative Covenants of ViroPharma and Lev

Under the terms of the merger agreement, ViroPharma and Lev agreed that, before the effective time of the merger, they will, among other things, and subject to specified exceptions:

•

prepare and file with the SEC a registration statement in connection with the issuance of the shares of ViroPharma common stock in the merger and a proxy statement to solicit approval and adoption of the merger agreement, and use reasonable efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing;

•

promptly notify the other party upon becoming aware of any material developments in its business and the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Lev or ViroPharma material adverse effect, as applicable, or (b) would reasonably be likely to cause the closing conditions to fail to be satisfied, and to use its reasonable efforts to prevent or promptly to remedy the same;

•

permit the other party reasonable access during normal business hours to its and its subsidiaries’ respective business and properties, books, contracts, records and personnel having material knowledge of the transactions contemplated hereby; and

•

use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of the merger agreement, the transactions contemplated by the merger agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions to closing.

As used with respect to Lev in the merger agreement, “material adverse effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of Lev and its subsidiaries, taken as a whole, or (ii) the ability of Lev to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement; provided, that with respect to clause (i), a material adverse effect shall be deemed to exclude the impact of (A) changes in laws of general applicability or interpretations thereof by courts or governmental or regulatory authorities, (B) changes in GAAP, (C) actions and omissions of Lev or any of its subsidiaries taken with the prior written consent of ViroPharma in contemplation of the transactions contemplated hereby, (D) the effects of compliance with the merger agreement on the operating performance of Lev, including expenses incurred by Lev in consummating the transactions contemplated by the merger agreement, (E) the execution and public announcement of the merger agreement or any of the transactions contemplated by the merger agreement, (F) changes in the market price or trading volume of Lev common stock (it being understood that any cause of any such change may be taken into consideration when determining whether a material adverse effect has occurred or is reasonably expected to occur), (G) the entry into the market of products competitive with any of Lev’s product candidates, the failure to receive any regulatory approvals for any of Lev’s product candidates, or Lev’s failure to successfully conduct clinical trials in a timely manner for any of its products in development or any other adverse regulatory development affecting Lev and its subsidiaries or Lev’s product candidates in any manner, (H) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (I) any failure by Lev to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a material adverse effect has occurred or is reasonably expected to occur).

Notwithstanding the foregoing, it shall be a Lev material adverse effect in the event that any of the following occurs: (i) action by the FDA that precludes “Orphan Exclusivity” (as defined in the merger agreement) for Cinryze™ for the prophylaxis of HAE; (ii) receipt of a complete response letter from the FDA requiring a Class 2 resubmission or a communication from the FDA that such a complete response letter will be forthcoming, in each case other than with respect to solely acute indications; (iii) a requirement by the FDA that restricts the prophylactic use of Cinryze™ to any subset of HAE patients more restrictive, in any material respect, than the enrollment criteria used in Lev’s pivotal Phase 3 study for the prophylactic use of Cinryze™; (iv) a requirement by the FDA that Lev conduct a Phase 4 clinical trial requiring enrollment of (A) more than 100 patients for the prophylactic use of Cinryze™ in the aggregate or (B) more than 20% of the actual patients participating, as of the date hereof, in Lev’s existing open-label trials; (v) a requirement to implement an FDA-mandated Risk Evaluation and Mitigation Strategy program; (vi) the occurrence or discovery of any “serious adverse event” (as defined in 21 C.F.R. § 312.32(a)) from previous or ongoing clinical studies with Cinryze™ that (A) results in a “black box” warning for Cinryze™ or notification by the FDA that may result in such a “black box” warning or (B) results in a clinical hold of Lev’s trials or programs; or (vii) the FDA mandates a “black box” warning for all products in the class of C1 inhibitors (including Cinryze™).

As used with respect to ViroPharma in the merger agreement, “material adverse effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of ViroPharma and its subsidiaries, taken as a whole, or (ii) the ability of ViroPharma to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement; provided, that a material adverse effect shall not be deemed to include the impact of (A) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in GAAP, (C) actions and omissions of ViroPharma (or any of its subsidiaries) taken with the prior written consent of Lev in contemplation of the transactions contemplated hereby, (D) the effects of compliance with and performance under the merger agreement on the operating performance of ViroPharma, including expenses incurred by ViroPharma in consummating the transactions contemplated by the merger agreement, (E) the execution and public announcement of the merger agreement or any of the transactions contemplated by the merger agreement, (F) changes in the market price or trading volume of ViroPharma common stock, (G) the entry into the market of generic products competitive with any of ViroPharma’s products, the emergence of a strain or strains of bacteria resistant to any of ViroPharma’s products, the failure to receive required regulatory approvals for any of ViroPharma’s products, or ViroPharma’s failure to successfully conduct clinical trials in a timely manner for any of its products in development, (H) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (I) any failure by ViroPharma to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a material adverse effect has occurred or is reasonably expected to occur).

Limitation on Lev’s Ability to Consider Other Acquisition Proposals

Lev has agreed that it will not, and that it will not authorize or permit any of its affiliates or representatives to, directly or indirectly, subject to specified exceptions:

•	solicit, initiate, induce or knowingly encourage the making, submission or announcement of any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or group (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

These restrictions do not prohibit Lev from furnishing nonpublic information regarding Lev to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide unsolicited written acquisition proposal submitted by such person or group if, among other things, (i) neither Lev, nor any of its representatives or affiliates, have violated in any material respect any of the restrictions set forth above, (ii) Lev’s board of directors determines in good faith (after consultation with its outside counsel and financial advisor) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and (iii) Lev’s board of directors determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties to stockholders. In addition, these restrictions will not be deemed to prevent Lev or its board of directors from complying with its legal obligations under Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act.

Under the terms of the merger agreement, Lev has agreed to, and to direct its affiliates and representatives to, (i) immediately cease any existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal and (ii) use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal.

In addition, as promptly as practicable, and in any event within one business day after any of the executive officers of Lev become aware thereof, Lev is required under the merger agreement to advise ViroPharma of any request received by Lev for nonpublic information which Lev reasonably believes could lead to an acquisition proposal or of any acquisition proposal, the material terms and conditions of such request or acquisition proposal, and the identity of the person or group making any such request or acquisition proposal. Lev has also agreed to keep ViroPharma informed promptly of material amendments or modifications to any such request or acquisition proposal.

Conditions to the Merger

Conditions to the Obligations of Each Party

The merger agreement provides that the obligations of ViroPharma, Merger Sub and Lev to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the additional conditions applicable to each of the parties set forth below:

•	the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, by Lev’s stockholders;

•

all material actions or non-actions by, consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the merger shall have been obtained or made and shall be in full force and effect and all waiting periods imposed by law shall have expired or been terminated, without any conditions or restrictions that would have a ViroPharma material adverse effect after giving effect to the merger;

•

each party shall have obtained any and all consents, subject to certain exceptions, required for consummation of the merger or for the preventing of any default under any contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Lev, without any conditions or restrictions that would have a Lev material adverse effect.

•

no court or governmental or regulatory authority of competent jurisdiction shall (i) have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the merger agreement or (ii) have instituted or have pending any action or proceeding by any regulatory authority seeking (A) to restrain, prohibit or otherwise interfere with the ownership or operation by ViroPharma or any of its subsidiaries of all or any material portion of the business of Lev or any of its subsidiaries (or, as a result of the transactions contemplated by the merger agreement, ViroPharma or any of its subsidiaries) or to compel ViroPharma or any of its subsidiaries to divest, sell, license, lease, or otherwise dispose of or hold separate all or any material portion of the business or assets of Lev or any of its subsidiaries (or, as a result of the transactions contemplated by the merger agreement, ViroPharma or any of its subsidiaries), (B) to impose limitations on the ability of ViroPharma or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Lev common stock or the equity interest of Lev or any of its subsidiaries (or shares of capital stock of the surviving corporation in the merger) including the right to vote any such shares on any matters properly presented to stockholders or (C) to require divestiture by ViroPharma or any of its subsidiaries of any such shares or equity interests.

•

the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part) becoming effective, not being subject to a stop order and with no proceeding or investigation initiated or threatened by the SEC for that purpose, and all necessary approvals under federal or state securities laws relating to the issuance and trading of the stock consideration having been received; and

•	the shares of ViroPharma common stock issuable pursuant to the merger shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

Additional Conditions to the Obligations of ViroPharma

The merger agreement provides that the obligations of ViroPharma to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the conditions set forth above in the section entitled “—Conditions to the Obligations of Each Party”:

•

as of the date of the merger agreement and the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), there shall not exist inaccuracies in the representations and warranties of Lev set forth in the merger agreement, without regard to any materiality or material adverse effect qualifications contained therein, such that the aggregate effect of any inaccuracies in such representations and warranties has, or is reasonably likely to have, a Lev material adverse effect. In addition, the representations and warranties with respect to the capitalization of Lev shall be true and correct in all respects as of the effective time (except for inaccuracies which are de minimis in amount), and the representations and warranties with respect to the state takeover laws and actions by Lev and its subsidiaries pursuant to their governing documents shall be true and correct in all material respects as of the effective time;

•

Lev shall have performed and complied with, in all material respects, all agreements and covenants required to be performed by it under the merger agreement and the other agreements contemplated by the merger agreement prior to the effective time of the merger;

•

Lev shall have delivered to ViroPharma customary certificates, certified copies of resolutions of Lev’s board of directors authorizing the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, resignations from the directors of each subsidiary of Lev, and an executed copy of the CVR agreement;

•	Judson Cooper and Joshua Schein each shall have executed and delivered to ViroPharma the orderly sale agreement; and

•

Lev shall have delivered to ViroPharma a certification dated no more than five days prior to the closing date of the merger and signed by a responsible corporate officer of Lev, that Lev is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined under the Code.

Additional Conditions to the Obligations of Lev

The merger agreement provides that the obligation of Lev to effect the merger and otherwise effect the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the conditions set forth above in the section entitled “—Conditions to the Obligations of Each Party”:

•

as of the date of the merger agreement and the effective time of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), there shall not exist inaccuracies in the representations and warranties of ViroPharma set forth in the merger agreement, without regard to any materiality or material adverse effect qualifications contained therein, such that the aggregate effect of any inaccuracies in such representations and warranties has, or is reasonably likely to have, a ViroPharma material adverse effect. In addition, the representations and warranties with respect to the capitalization of ViroPharma shall be true and correct in all respects as of the effective time (except for inaccuracies which are de minimis in amount);

•

ViroPharma shall have performed and complied with, in all material respects, all agreements and covenants required to be performed by it under the merger agreement and the other agreements contemplated by the merger agreement prior to the effective time of the merger; and

•

ViroPharma shall have delivered to Lev customary certificates, certified copies of resolutions of ViroPharma’s board of directors authorizing the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby and an executed copy of the CVR agreement.

Termination of the Merger Agreement

The merger agreement provides that ViroPharma and Lev can agree by mutual written consent to terminate the merger agreement at any time before the consummation of the merger. In addition, either ViroPharma or Lev may terminate the merger agreement:

•

if the merger has not been consummated on or before January 15, 2009, except that the right to terminate the merger agreement under this clause shall not be available to a party whose material breach of any representation, warranty, covenant or agreement set forth in the merger agreement has been the principal cause of, or resulted in, the failure of the merger to be consummated on or before such date; or

•

so long as the terminating party is not then in material breach of any representation, warranty, covenants or other agreement contained in the merger agreement such that the closing conditions relating to accuracy of representations and warranties and compliance with covenants would not be satisfied:

¡

in the event of a material breach by the other party of any representation or warranty contained in the merger agreement which cannot be or has not been cured within 20 days after the giving of written notice to the breaching party of such breach and which breach would permit the terminating party to refuse to consummate the transactions contemplated by the merger agreement based on the closing conditions relating to accuracy of representations and warranties and compliance with covenants;

¡

in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within 20 days after the giving of written notice to the breaching party of such breach;

¡	if any regulatory action, non-action or consent required for the consummation of the merger and the other transactions contemplated by the merger agreement shall have been denied;

¡	if any law or order restrains, enjoins or otherwise prohibits consummation of the merger, and has become final and nonappealable; or

¡

if the stockholders of Lev fail to vote their approval of the matters relating to the merger agreement and the transactions contemplated by the merger agreement at the Lev stockholders’ meeting where such matters were presented to such stockholders for approval and voted upon.

In addition, the merger agreement provides that ViroPharma may terminate the merger agreement, before the effective time, if any of the following events occurs:

•

Lev’s board of directors (i) fails to reaffirm its approval of the merger and the transactions contemplated by the merger agreement (to the exclusion of any other acquisition proposal), or resolves not to reaffirm the merger, (ii) fails to include in the proxy statement its recommendation, without modification or qualification, that Lev stockholders approve the merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to ViroPharma, its recommendation to Lev stockholders that they approve the merger, (iii) affirms, recommends or authorizes entering into any acquisition transaction other than the merger or, within ten business days after commencement of any tender or exchange offer for any shares of Lev common stock, Lev’s board of directors fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) resolves to do any of the foregoing actions set forth in clauses (i) – (iii) or publicly announces its intention to do so;

•

a Lev material adverse effect has occurred or it is reasonably likely to occur and cannot be cured prior to January 15, 2009; provided, that ViroPharma may only terminate on this basis as a result of the regulatory events described in the second paragraph of the definition of a Lev material adverse effect above if notice of such termination is provided to Lev within 45 days following ViroPharma’s actual knowledge of the facts reasonably sufficient to form an opinion; or

•

a breach by Judson Cooper or Joshua Schein, or a material breach by any other person, of the covenant described above in the section entitled “—Limitation on Lev’s Ability to Consider Other Acquisition Proposals.”

If the merger agreement is terminated, then it will be of no further effect, there will be no liability on the part of ViroPharma or Lev to the other, and all rights and obligations of the parties will cease other than (i) certain confidentiality obligations, (ii) liabilities relating to reimbursement of expenses and payment of the termination fee, if applicable, and (iii) liabilities of the breaching party resulting from such breach of the merger agreement.

Expenses and Termination Fee

The merger agreement provides that, regardless of whether ViroPharma and Lev consummate the merger, each of Lev, Lev’s stockholders and ViroPharma will pay their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that ViroPharma, Lev and Merger Sub shall bear and pay one-half of the filing fees payable in connection with this proxy statement/prospectus and printing costs incurred in connection with the printing of this proxy statement/prospectus.

Under the terms of the merger agreement, Lev has agreed to reimburse ViroPharma for all reasonable documented merger-related fees and expenses that have been paid or may become payable by or on behalf of ViroPharma, not to exceed $3.5 million (which is referred to in this proxy statement/prospectus as the expense reimbursement), if ViroPharma terminates the merger agreement as a result of a breach by Judson Cooper or Joshua Schein, or a material breach by any other person, of the covenant described above in “—Limitation on Lev’s Ability to Consider Other Acquisition Proposals” and has agreed to pay the termination fee of $18.5 million less the amount of any expense reimbursement that has been paid if, within nine months of such termination, Lev consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction.

Lev has also agreed to pay the termination fee if:

•

another acquisition proposal has been publicly announced and not withdrawn, the merger agreement is terminated because the Lev stockholders fail to approve the merger, and within 12 months of such termination, Lev either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction;

•

ViroPharma terminates the merger agreement as a result of a material breach by Lev of any of its covenants or agreements under the merger agreement and, within nine months of such termination, Lev either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction; or

•

ViroPharma terminates the merger agreement because Lev’s board of directors withdraws, modifies or amends, in each case in any manner adverse to ViroPharma, or fails to reaffirm, its recommendation that Lev’s stockholders approve the merger, or takes certain actions to support (or does not oppose) an acquisition transaction other than the merger, and within 12 months of such termination, Lev either consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction.

For purposes of this “Expenses and Termination Fee” section only, “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase from Lev by any person or group (other than ViroPharma or any of its affiliates) of 50% or more in interest of the total outstanding voting securities of Lev or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group (other than ViroPharma or any of its affiliates) beneficially owning 50% or more in interest of the total outstanding voting securities of Lev or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Lev pursuant to which the stockholders of Lev immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 50% or more of the assets of Lev or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries, on a consolidated basis; or (iii) any liquidation or dissolution of Lev.

Amendment

To the extent permitted by law, the merger agreement may be amended at any time, whether before or after the approval of the merger agreement by Lev’s stockholders.

CVR Agreement

At the closing of the merger, ViroPharma, Lev and StockTrans, Inc., as rights agent, will enter into the CVR agreement, the form of which is attached as Annex B to this proxy statement/prospectus. The CVR agreement sets forth the rights that former Lev stockholders will have with respect to each CVR to be held by them after the closing of the merger. CVRs will not be transferable, except in the limited circumstances specified in the CVR agreement. Each CVR provides former Lev stockholders with the right to receive up to two contingent payments of $0.50 each per share if Lev meets certain targets after the closing of the merger.

•	The first CVR payment of $0.50 per share would become payable when either:

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Lev’s leading product candidate for the prophylactic and acute treatment of HAE, Cinryze™, is approved by the FDA for acute treatment of HAE and the FDA grants orphan exclusivity for Cinryze™ encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products or

¡

orphan exclusivity for the acute treatment of HAE has not become effective for any third party’s human C1 inhibitor product for two years from the later of the date of closing and the date that orphan exclusivity for Cinryze™ for the prophylaxis of HAE becomes effective.

•	The second CVR payment of $0.50 per share would become payable when Cinryze™ reaches at least $600 million in cumulative net product sales within 10 years of the date of closing of the merger.

The CVR agreement provides that the rights agent shall promptly deliver a copy of a compliance or non-compliance certificate (reflecting, respectively, satisfaction or non-satisfaction of the conditions to payment described above), as applicable, to each holder of CVRs after it is received by the rights agent. Upon receipt of a non-compliance certificate, any holder or holders of at least 20% in the aggregate of the outstanding CVRs can, within 45 days of receipt of the non-compliance certificate, require that the rights agent deliver a notice specifying whether such holder or holders agree with or object to the non-compliance certificate. Such notice is to be accompanied by an objection certificate, on behalf of all the holders of CVRs, setting forth in reasonable detail each of the objections to the events or circumstances that gave rise to the non-compliance certificate.

If ViroPharma does not agree with any or all of the objections to the non-compliance certificate, ViroPharma, the rights agent and any holder or holders of at least 5% in the aggregate of the outstanding CVRs must negotiate in good faith for a period of 30 days to attempt to resolve the dispute. After expiration of the 30-day period, any remaining objections will be settled by binding arbitration pursuant to the terms of the CVR agreement.

Should ViroPharma, Lev or any of their affiliates, within 10 years of the date of closing of the merger, sell substantially all of the rights to Cinryze™ in North America, ViroPharma would be required to deliver to the rights agent an amount in cash equal to the aggregate of the first and second CVR payment amounts with respect to all holders of CVRs to the extent they have not previously been paid in full. Notwithstanding the above, the first CVR payment amount will not be required to be paid if there has been a final determination that no first CVR payment amount is, or can ever be, payable under the CVR agreement. Upon such payment to the rights agent by ViroPharma, no further payment of the CVR payment amounts shall be required.

Voting Agreement

As an inducement to ViroPharma and as a condition to ViroPharma’s entering into the merger agreement, Judson Cooper, Lev’s Chairman of the Board of Directors and Executive Vice President, and Joshua D. Schein, Lev’s Chief Executive Officer, or together with certain permitted transferees, the stockholder parties, entered into a voting agreement with ViroPharma and Lev, dated July 15, 2008, whereby the stockholder parties agreed to vote all of the shares of Lev common stock currently beneficially owned by them or acquired by them after such date and prior to the date the voting agreement terminates in favor of approval and adoption of the merger agreement and against any alternative transaction, including a superior proposal. The stockholder parties also granted ViroPharma an irrevocable proxy granting ViroPharma the right to vote such shares in accordance with the preceding sentence. The voting agreement limits the ability of the stockholder parties to sell or otherwise transfer the shares of Lev common stock beneficially owned by them. As of the record date, the stockholder parties owned an aggregate of approximately [    ] shares of Lev common stock, representing approximately [    ]% of the outstanding shares entitled to vote at the special meeting, excluding options to purchase approximately 6,054,900 shares of Lev common stock. The voting agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the merger, (ii) the date of the termination of the merger agreement in accordance with its terms, (iii) the date of any material modification or amendment to the merger agreement, including but not limited to, a modification to the merger consideration payable to Lev stockholders and (iv) notice from ViroPharma.

The voting agreement is attached as Annex C to this proxy statement/prospectus.

Securities Purchase Agreement

Concurrently with the execution of the merger agreement, ViroPharma and Lev entered into a securities purchase agreement, relating to the sale of 9,661,836 shares representing approximately 6.3% of the outstanding shares of Lev common stock on July 15, 2008, at a purchase price of $2.07 per share. The shares were sold by Lev pursuant to Lev’s Registration Statement on Form S-3 (File No. 333-143196). The net offering proceeds to Lev were approximately $19,850,000 after deducting estimated expenses. The sale of these shares was consummated on July 15, 2008.

Pursuant to the terms of the securities purchase agreement, ViroPharma agreed that at every stockholders meeting of Lev prior to the termination of the merger agreement, ViroPharma will vote the shares, in proportion to the vote by the other stockholders of Lev, among other things, (i) in favor of approval of the merger, the merger agreement and the other transactions contemplated thereby and (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the merger. This limitation will not apply to any person to whom ViroPharma transfers any of these shares of Lev common stock, other than an affiliate of ViroPharma.

Under the securities purchase agreement, Lev agreed to use the net proceeds from the sale of these shares of Lev common stock solely for the research, development and commercialization of Cinryze™, including but not limited to: (i) building inventory for the potential launch of Cinryze™ for the treatment of HAE in the United States; (ii) obtaining approval for Cinryze™; (iii) independently commercializing Cinryze™ for the treatment of HAE in the United States; (iv) conducting research and development activities of Cinryze™ for HAE, including clinical trials; (v) opening and operating plasma centers; (vi) developing and implementing related marketing plans; and (vii) related payroll, travel, entertainment, education and other related expenses and corporate overhead. This covenant terminates upon the earlier of the termination of the merger agreement or the consummation of the merger.

Orderly Sale Agreement

At the closing of the merger, ViroPharma, Mr. Cooper and Dr. Schein will enter into an orderly sale agreement. The orderly sale agreement restricts the stockholder parties from selling or otherwise transferring more than 25% of the shares of ViroPharma common stock received by them in the merger during any one-month period following consummation of the merger. The orderly sale agreement will terminate with respect to a stockholder party on the date that is six months after the execution of the orderly sale agreement or, if earlier, the date that such stockholder party no longer beneficially owns any ViroPharma common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF LEV

The following table indicates beneficial ownership of Lev common stock as of August 1, 2008:

•	By each person or entity known by Lev to beneficially own more than 5% of the outstanding shares of Lev common stock;

•	By each of Lev’s executive officers and directors; and

•	By all of Lev’s executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Lev Pharmaceuticals, Inc., 675 Third Avenue, Suite 2200, New York, New York, 10017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Lev common stock subject to options or warrants exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power with respect to all shares of Lev common stock listed as owned by that person or entity. Percentage of beneficial ownership is based on 154,930,826 shares of Lev common stock issued and outstanding as of August 1, 2008.

Name of Beneficial Owner	Number Of Shares	Percentage of Shares Beneficially Owned
Judson Cooper (1)	17,856,153	11.4%
Joshua D. Schein, Ph.D. (2)	18,565,664	11.8%
Thomas Lanier (3)	315,122	*
Douglas J. Beck (4)	225,000	*
Scott Eagle (3)	243,750	*
Eric I. Richman (5)	262,500	*
Henry M. Dachowitz (6)	0	*
Dov Elefant (7)	88,889	*
All directors and executive officers as a group (8 persons)	37,557,078	23.5%
Mast Credit Opportunities I Master Fund, LP (8)	17,126,500	11.0%
Southpoint Capital Advisors, LP (9)	15,046,500	9.5%
Pequot Capital Management, Inc. (10)	11,857,000	7.6%
Emigrant Capital Corp. (11)	11,276,116	7.2%
Alexandra Global Master Fund, Ltd. (12)	11,263,430	7.1%
Davidson Kempner Partners (13)	10,209,032	6.6%
ViroPharma Incorporated (14)	9,661,836	6.2%
Hound Partners, LLC (15)	8,454,450	5.4%

*	Less than 1%.
(1)	Consists of (i) 13,527,968 shares of common stock; (ii) 2,000,000 shares of restricted stock; (iii) 400,000 shares of common stock issuable upon exercise of presently exercisable stock options granted in January 2007, (iv) 1,427,450 shares of common stock issuable upon exercise of presently exercisable stock options issued in 2004, and (v) 500,735 shares of common stock owned by certain family members of Mr. Cooper. Excludes 1,200,000 unvested stock options. As described elsewhere in this proxy statement/prospectus, Mr. Cooper entered into a voting agreement with ViroPharma pursuant to which Mr. Cooper agreed to vote his shares in favor of the merger agreement and the merger at the special meeting of Lev stockholders and to grant ViroPharma a proxy to vote his shares at the special meeting.
(2)	Includes (i) 14,738,214 shares of common stock; (ii) 2,000,000 shares of restricted stock: (iii) 400,000 shares of common stock issuable upon exercise of presently exercisable stock options granted in January 2007 and (iv) 1,427,450 shares of common stock issuable upon exercise of present exercisable stock option issued in 2004. Excludes 1,200,000 unvested stock options. As described elsewhere in this proxy statement/prospectus, Dr. Schein entered into a voting agreement with ViroPharma pursuant to which Dr. Schein agreed to vote his shares in favor of the merger agreement and the merger at the special meeting of Lev stockholders and to grant ViroPharma a proxy to vote his shares at the special meeting.
(3)	Includes vested options granted under the Amended 2004 Plan. Does not include unvested options to purchase 56,250 shares of common stock granted in February 2007.

(4)	Consists of options that have vested or will vest within 60 days of the record date granted under the Amended 2004 Plan.
(5)	Consists of vested options granted under the Amended 2004 Plan. Does not include unvested options to purchase 112,500 shares of common stock granted in February 2007.
(6)	Does not include unvested options to purchase 100,000 shares granted in November 2007.
(7)	Consists of options that have vested or will vest within 60 days of the record date granted under the Amended 2004 Plan. Excludes 111,111 unvested options.
(8)	Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 11, 2008 and subsequently filed Forms 3 and 4. The beneficial ownership of the listed entity and certain affiliates is as follows: (i) the Mast Credit Opportunities I Master Fund, LP, or the Fund, beneficially owns an aggregate of 16,986,500 shares of common stock, which amount includes the right to acquire an additional 900,000 shares of common stock through the exercise of a warrant issued to the Fund, (ii) Mast Capital Management, LLC, or Capital, as investment adviser to the Fund beneficially owns 16,986,500 shares of common stock, which amount includes the right to acquire an additional 900,000 shares of common stock through the exercise of a warrant issued to the Fund, (iii) Mr. Christopher B. Madison, as both a manager of Capital and in his individual capacity, beneficially owns in the aggregate 17,086,500 shares of common stock, which amount includes the right to acquire an additional 900,000 shares of common stock through the exercise of a warrant issued to the Fund, and (iv) Mr. David J. Steinberg, as both a manager of Capital and in his individual capacity, beneficially owns 17,026,500 shares of common stock, which amount include the right of the Fund to acquire an additional 900,000 shares of common stock through the exercise of a warrant issued to the Fund. Messrs. Madison and Steinberg may be referred to herein as the “Managers”. The Fund has the power to vote and dispose of the shares of common stock beneficially owned by such entity (as described above). Capital, as the investment adviser of the Fund, has the authority to vote and dispose of all of the shares of common stock beneficially owned by the Fund. Each of Mr. Madison and Mr. Steinberg, by virtue of his position as manager of Capital, has the authority to vote and dispose of all of the shares of common stock beneficially owned by the Fund. In addition, Mr. Madison has the ability to vote and dispose of the shares of common stock beneficially owned by him individually and Mr. Steinberg has the ability to vote and dispose of the shares of common stock beneficially owned by him individually. The principal business office of the Fund with respect to the shares reported hereunder is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, Harbour Centre, 2nd Floor, North Church, Street, George Town, Cayman Islands and the principal business officer for Capital and each of the Managers with respect to the share reported hereunder is 535 Boylston Street, Suite 401, Boston, MA 02116.
(9)	Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 14, 2008. Robert W. Butts and John S. Clark II are the managing members of Southpoint Capital Advisors LLC, a Delaware limited liability company, or Southpoint CA LLC, and of Southpoint GP, LLC, a Delaware limited liability company, or Southpoint GP LLC. Southpoint CA LLC is the general partner of Southpoint Capital Advisors LP, a Delaware limited partnership, or Southpoint Advisors. Southpoint GP LLC is the general partner of Southpoint GP, LP, a Delaware limited partnership, or Southpoint GP. Southpoint GP is the general partner of Southpoint Fund LP, a Delaware limited partnership, Southpoint Qualified Fund LP, a Delaware limited partnership, and Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership, or the Master Fund. Southpoint Offshore Fund, Ltd., a Cayman Island exempted company, is also a general partner of the Master Fund. Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II may be deemed the beneficial owners of the shares of Lev common stock reported herein, of which 3,692,308 are shares of common stock issuable upon conversion of warrants. The principal business address of Southpoint CA LLC, Southpoint GP LLC, Southpoint Advisors, Southpoint GP, Robert W. Butts and John S. Clark II is 623 Fifth Avenue, Suite 2503, New York, NY 10022.
(10)	Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 13, 2008. The number of shares reported in this table includes 1,600,000 shares of common stock underlying warrants. The principal business address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880.
(11)	Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 14, 2008. Includes 1,430,769 shares of common stock issuable upon the exercise of warrants. Emigrant is a wholly-owned subsidiary of Emigrant Bank, or EB, which is a wholly-owned subsidiary of Emigrant Bancorp, Inc., or EBI, which is a wholly-owned subsidiary of New York Private Bank & Trust Corporation, or NYPBTC. The Paul Milstein Revocable 1998 Trust, or the Trust, owns 100% of the voting stock of NYPBTC. EB, EBI, and NYPBTC and the Trust may be deemed to be the beneficial owners of the shares of common stock owned by Emigrant. Does not include the following shares of common stock held by the following individuals employed by or associated with Emigrant: 489,716 shares of common stock and 46,154 warrants held by David M. Seldin; 540,793 shares of common stock and 23,077 warrants held by Gilbert S. Stein, including 50,000 shares of common stock held by Mr. Stein’s children; 335,870 shares of common stock held by John R. Hart; 489,716 shares of common stock and 46,154 warrants held by Barry S. Friedberg; 83,968 shares of common stock held by Francis May; 360,000 shares of common stock held by HMM Investors, Inc.; 15,385 shares of common stock and 4,615 warrants held by Katherine Butkevich, and 15,385 shares of common stock and 4,616 warrants held by Kenneth Walters. The address of Emigrant Capital Corp. is 6 East 43rd Street, New York, New York 10017.
(12)

Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 14, 2008. Alexandra Investment Management, LLC, a Delaware limited liability company, or AIM, serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company or Alexandra. By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov, or Filimonov, is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM. By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock. Alexandra’s address is c/o AIM, 767 Third Avenue, 39th Floor, New York, New York 10017.

(13)	Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 14, 2008. The principals of the listed entity may be deemed to beneficially own an aggregate 10,209,032 shares as a result of their voting and dispositive power over the 10,209,032 shares beneficially owned by Davidson Kempner Partners, Davidson Kempner Institutional Partners, LP, Davidson Kempner International, Ltd., Serena, Ltd., M.H. Davidson & Co., Davidson Kempner Healthcare Fund, LP and Davidson Kempner Healthcare International, Ltd. Davidson Kempner International Advisors may be deemed to beneficially own the 1,206,919 shares beneficially owned by Davidson Kempner International, Ltd. and the 20,422 shares beneficially owned by Serena, Ltd. as a result of its voting and dispositive power over those shares. Davidson Kempner Advisers Inc. may be deemed to beneficially own the 631,056 shares beneficially owned by Davidson Kempner Institutional Partners, LP as a result of its voting and dispositive power over those shares. MHD Management Co. may be deemed to beneficially own the 345,207 shares beneficially owned by Davidson Kempner Partners as a result of its voting and dispositive power over those shares. DK Group LLC may be deemed to beneficially own the 3,285,055 shares beneficially owned by Davidson Kempner Healthcare Fund LP as a result of its voting and dispositive power over those shares. DK Management Partners LP and DK Stillwater GP LLC may be deemed to beneficially own the 4,679,537 shares beneficially owned by Davidson Kempner Healthcare International Ltd. as a result of their voting and dispositive power over those shares. The address of the principal business office of each of the above persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.
(14)	Consists of 9,661,836 shares of common stock acquired pursuant to the securities purchase agreement with Lev. As described above, ViroPharma is party to the voting agreement with Mr. Cooper and Dr. Schein, whereby ViroPharma may be deemed to share with Mr. Cooper and Dr. Schein the power to vote or direct the voting of an additional 36,421,817 shares of common stock beneficially owned by Mr. Cooper and Dr. Schein in favor of the merger agreement at the special meeting of Lev stockholders.
(15)	Based on information supplied by the listed entity on Amendment to Schedule 13G filed with the SEC on February 14, 2008. Jonathan Auerbach is the managing member of Hound Performance, LLC, or Hound Performance, and Hound Partners, LLC, or Hound Partners LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP, or Hound Partners LP, and Hound Partners Offshore Fund, LP, or Hound Offshore. Includes warrants to purchase 1,139,769 shares of common stock held by Hound Partners LP and warrants to purchase 1,167,923 shares of common stock held by Hound Offshore. Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC has the power to vote, dispose, or direct the voting or disposition of, the shares of Lev common stock reported herein. The principal business address of Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, New York 10178.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements presented below are based on, and should be read together with, the historical information that ViroPharma and Lev have presented in their respective filings with the SEC. See the section entitled “Where You Can Find More Information.” The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 gives effect to the proposed merger as if it had occurred on June 30, 2008, and combines the historical balance sheets of ViroPharma and Lev as of June 30, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008 are presented as if the proposed merger had occurred on January 1, 2007, and combines the historical results of ViroPharma and Lev for the year ended December 31, 2007 and for the six months ended June 30, 2008. The historical financial information is adjusted to give effect to pro forma events that (i) are directly attributable to the merger, (ii) are factually supportable and (iii) with respect to the statements of operations, are expected to have a continuing impact on combined results.

In accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, if the merger is completed prior to FDA approval of Cinryze™, the total estimated purchase price will be allocated to Lev’s net tangible assets or expense for in-process research and development based on their fair values as of the date of completion of the merger. The in-process research and development charge will have a material impact on ViroPharma’s results of operations.

If the merger is completed after the FDA approval of Cinryze™, the total estimated purchase price will be allocated to Lev’s net tangible or identifiable intangible assets based on their fair values as of the date of completion of the merger. ViroPharma will incur additional amortization expense based on the identifiable amortizable intangible assets acquired that would be capitalized and amortized over their relative useful lives. These amortization charges will have a material impact on ViroPharma’s results of operations.

For purposes of preparing the unaudited pro forma condensed consolidated balance sheet and statements of operations, ViroPharma has assumed the merger will be consummated prior to the FDA approval of Cinryze™ and therefore has accounted for the merger as an acquisition of assets. The pro forma adjustments related to the merger are based on a preliminary purchase price allocation whereby the cost to acquire Lev was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. Actual adjustments will be based on the final purchase price and analyses of fair values of identifiable tangible assets, in-process research and development, and estimates of the useful lives of tangible assets, which will be completed after ViroPharma completes its valuation and assessment process using all available data. The final purchase price allocation will be performed using estimated fair values as of the date of the closing of the merger. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and ViroPharma’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although ViroPharma believes that certain cost savings may result from the merger, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the proposed merger had been completed as of the dates indicated. As a result, the actual financial condition and results of operations of ViroPharma following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect ViroPharma’s financial condition or results of operations following the merger.

Balance Sheet

As of June 30, 2008

	ViroPharma	Lev	Pro Forma Adjustments		Pro Forma Consolidated
(in thousands)
Assets
Current assets:
Cash and cash equivalents	$496,534	$9,753	$(405,262	)(a)	$101,025
Short-term investments	136,342	—	—		136,342
Accounts receivable, net	27,225	431	—		27,656
Inventory	4,675	13,368	450	(b)	18,493
Interest receivable	1,963	—	—		1,963
Prepaid expenses and other	5,109	681	—		5,790
Deferred income taxes	2,892	—	—		2,892

Total current assets	674,740	24,233	(404,812)		294,161
Intangible assets, net	125,668		—		125,668
Property, equipment and building improvements, net	11,849	227	—		12,076
Loan receivable	—	3,663	—		3,663
Deferred income taxes	6,133	—	—		6,133
Debt issue costs, net	7,010	177	(177	)(c)	7,010
Other assets	598	93	—		691

Total assets	$825,998	$28,393	$(404,989)		$449,402

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,809	$3,697	$—		$5,506
Due to partners	1,441	—	—		1,441
Accrued expenses and other current liabilities	27,493	2,722	15,470	(d)	45,685

Total current liabilities	30,743	6,419	15,470		52,632
Non-current income tax payable & other	2,171	17	—		2,188
Long-term debt	250,000	15,049	(10,086	)(e)	254,963

Total liabilities	282,914	21,485	5,384		309,783

Commitments and Contingencies
Stockholders’ equity:
Common stock	140	1,427	(1,409	)(f)	158
Additional paid-in capital	502,654	76,941	10,353	(g)	589,948
Accumulated other comprehensive income	151	—	—		151
Retained earnings (accumulated deficit)	40,139	(71,460)	(419,317	)(h)	(450,638)

Total stockholders’ equity	543,084	6,908	(410,373)		139,619

Total liabilities and stockholders’ equity	$825,998	$28,393	$(404,989)		$449,402

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Statement of Operations

For the Six Months Ended June 30, 2008

	ViroPharma	Lev	Pro Forma Adjustments		Pro Forma Consolidated
(in thousands, except per share data)
Revenues:
Net product sales	$116,374	$—	$—		$116,374

Costs and expenses:
Cost of sales (excluding amortization of product rights)	4,304	—	—		4,304
Research and development	30,013	7,744	—		37,757
Marketing, general and administrative	28,990	11,276	—		40,266
Intangible amortization	3,833	—	—		3,833
In-process research and development	—	—	—		—

Total costs and expenses	67,140	19,020	—		86,160

Operating income (loss)	49,234	(19,020)	—		30,214

Other income (expense):
Interest income	10,378	212	(8,910	)(i)	1,680
Interest expense	(2,869)	(1,382)	—		(4,251)

Income (loss) before income tax expense	56,743	(20,190)	(8,910)		27,643
Income tax expense (benefit)	15,223	—	(10,185	)(j)	5,038

Net income (loss)	$41,520	$(20,190)	$1,275		$22,605

Net income (loss) per share:
Basic	$0.59	$(0.15)			$0.29
Diluted	$0.51	$(0.15)			$0.26

Shares used in computing net income (loss) per share:
Basic	69,936			(k)	77,924
Diluted	84,314			(k)	92,302

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Statement of Operations

For the Year Ended December 31, 2007

(in thousands, except per share data)	ViroPharma	Lev	Pro Forma Adjustments		Pro Forma Consolidated
Revenues:
Net product sales	$203,770	$—	$—		$203,770

Costs and expenses:
Cost of sales (excluding amortization of product rights)	8,934	—	—		8,934
Research and development	35,869	15,379	—		51,248
Marketing, general and administrative	37,051	13,111	—		50,162
Intangible amortization	6,120	—	—		6,120

Total costs and expenses	87,974	28,490	—		116,464

Operating income (loss)	115,796	(28,490)	—		87,306

Other income (expense):
Interest income	24,265	913	(20,898	)(i)	4,280
Interest expense	(4,395)	(504)	—		(4,899)

Income (loss) before income tax expense	135,666	(28,081)	(20,898)		86,687

Income tax expense (benefit)	40,313	—	(17,143	)(j)	23,170

Net income (loss)	$95,353	$(28,081)	$(3,755)		$63,517

Net income (loss) per share:
Basic	$1.37	$(0.23)			$0.82
Diluted	$1.21	$(0.23)			$0.75

Shares used in computing net income per (loss) share:
Basic	69,827			(k)	77,815
Diluted	80,891			(k)	88,879

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Transaction

On July 15, 2008, ViroPharma and Lev entered into a merger agreement in which ViroPharma will acquire Lev, a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases, in a transaction to be accounted for as an acquisition of assets. For purposes of preparing the unaudited pro forma condensed consolidated balance sheet and statements of operations, ViroPharma has assumed the merger will be consummated prior to the FDA approval of Cinryze™. The assets and liabilities of Lev will be recorded at the acquisition date, at their respective fair values, and consolidated with those of ViroPharma in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations. The reported consolidated financial condition and results of operations of ViroPharma after completion of the merger will reflect these fair values. The purchase price, subject to certain adjustments, including merger-related fees and ViroPharma’s original investment in Lev’s common stock made in July 2008, for the outstanding Lev common stock is expected to approximate $480.8 million assuming the closing occurred on July 15, 2008.

Under the terms of the merger agreement, each share of Lev common stock outstanding at the effective time of the merger will automatically be converted into the right to receive a combination of:

•	$2.25 in cash, without interest;

•	a fraction of a share of ViroPharma common stock worth approximately $0.50 subject to certain adjustments, with cash in lieu of any fractional shares; and

•	one non-transferable CVR, which entitles the holder to receive up to two contingent payments of $0.50 each in cash, payable upon the achievement of certain regulatory and commercial milestones.

The ViroPharma common stock will be valued based on the average of the daily closing price per share of ViroPharma common stock for the 20 consecutive trading days during which ViroPharma common stock is actually traded on Nasdaq, ending at the close of trading on the second trading day immediately preceding the date of closing of the merger. In no event, however, will the ViroPharma common stock be valued at a price higher than $15.68 per share or less than $10.03 per share. Lev common stock holders will receive that number of shares of ViroPharma common stock equal to the quotient determined by dividing $0.50 by the average closing price; provided, that, if the average closing price is less than $10.03, the exchange ratio will be 0.050 and if the average closing price is greater than $15.68, the exchange ratio will be 0.032.

The first CVR payment of $0.50 per share would become payable when either (i) Cinryze™ is approved by the FDA for acute treatment of HAE and the FDA grants orphan exclusivity for Cinryze™ encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products or (ii) orphan exclusivity for the acute treatment of HAE has not become effective for any third party’s human C1 inhibitor product for two years from the later of the date of closing and the date that orphan exclusivity for Cinryze™ for the prophylaxis of HAE becomes effective. The second CVR payment of $0.50 per share would become payable when Cinryze™ reaches at least $600 million in cumulative net product sales within 10 years of closing of the merger. Each CVR payment would be approximately $87 million.

In addition, the merger agreement provides that at the effective time of the merger each Lev stock option that is outstanding and unexercised immediately prior to the effective time will be converted into the right to receive the excess of the cash consideration over the per share exercise or purchase price of the applicable Lev stock option, a CVR, and the stock consideration, subject to the payment of cash in lieu of fractional shares of ViroPharma common stock, which together is referred to in this proxy statement/prospectus as the stock option consideration. The stock option consideration will be reduced (first from the cash consideration, then from the stock consideration) by any required tax withholding. To the extent practicable, Lev agreed to contact holders of warrants to acquire shares of Lev common stock and provide the terms of the transaction so that such warrant holders are afforded an opportunity to exercise their warrants prior to the effective time of the merger. Except as

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(continued)

otherwise provided in the applicable warrant agreement, warrant holders that fail to exercise their warrants prior to the effective time of the merger will have the right to receive the merger consideration upon exercise of such warrant at any time after the effective time of the merger.

ViroPharma will issue between 5,568,340 and 8,705,042 shares of common stock to Lev stockholders and employees in the merger, depending on the market price of ViroPharma’s common stock during the period prior to the merger.

ViroPharma made a $20 million investment in Lev in July 2008, by purchasing 9,661,836 shares of Lev common stock.

(2)	Purchase Price

Total estimated purchase price is summarized as follows:

(in thousands)
Estimated amount of cash to be received by holders of Lev common stock, stock options and warrants	$355,602
Estimated fair value of shares of ViroPharma common stock to be issued	87,312
Original cost of ViroPharma’s investment in Lev common stock	20,000
Estimated transaction fees, including separation payments of $13.3 million made to Lev senior management at closing	17,910

Total preliminary estimated purchase price	$480,824

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(continued)

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets Acquired:	(in thousands)
Cash	$ 9,753
Accounts receivable	431
Inventory	13,818
Prepaid expenses & other	681
Property, plant and equipment	227
Loan receivable	3,663
Other assets	93
In-process research and development	490,777

Total Assets	519,443

Liabilities Assumed:
Accounts payable	3,697
Accrued expenses	2,722
Long term debt	16,713
Accrued separation payment	15,470
Other non-current liabilities	17

Total Liabilities	38,619

Total Purchase Price	$480,824

(3)	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:

(a)	Cash and cash equivalents adjustments consist of the following:

June 30, 2008
(in thousands)
Estimated amount of cash paid to holders of Lev common stock, stock options, and warrants	$355,602
Initial investment in Lev common stock	20,000
Estimated transaction fees, including separation payments of $13.3 million made to Lev senior management at closing	17,910
Repayment of Lev’s term loan payable, including prepayment penalty	11,750

Total	$405,262

(b)	To adjust inventory for fair value step-up.

(c)	To eliminate capitalized debt issuance costs of Lev due to repayment of debt at the closing of the merger.

(d)	To record the minimum separation payments due after the closing of the merger.

(e)	To reflect repayment of Lev’s term loan payable.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(continued)

(f)	To record the following common stock adjustments:

June 30, 2008
(in thousands)
Elimination of Lev common stock	$(1,427)
Issuance of ViroPharma common stock	18

Total	$(1,409)

(g)	To record the following adjustments to additional paid-in capital:

June 30, 2008
(in thousands)
Elimination of Lev additional paid-in capital	$(76,941)
Issuance of ViroPharma common stock	87,294

Total	$10,353

(h)	To record the following retained earnings adjustments:

June 30, 2008
(in thousands)
Elimination of Lev retained deficit	$71,460
Adjustment for acquired in-process research and development	(490,777)

Total	$(419,317)

The retained earnings adjustment reflects in-process research and development expense as the closing of the merger is assumed to occur prior to the FDA approval of CinryzeTM. If the closing of the merger occurs after the FDA approval of CinryzeTM, the fair value of the approved of CinryzeTM product rights would be recorded as an intangible asset that would be amortized over its useful life, which is estimated to be 10 years. Annual amortization expense for CinryzeTM product rights would approximate $49.5 million. The value of CinryzeTM product rights is based on a preliminary valuation analysis using a discounted cash flow model with a 17% discount rate.

(i)	To eliminate interest income forgone on net cash and cash equivalents used to pay the merger consideration or merger related costs.

(j)	Represents the tax effect of the pro forma adjustments to the current losses and interest income. Does not reflect any utilization of net operating losses or credit carryforward, which may be subject to limitation under Internal Revenue Code Sections 382 and 383.

(k)	For purposes of these unaudited pro forma condensed consolidated financial statements, the unaudited pro forma consolidated basic and diluted net income per share amounts are based on the historical weighted average number of shares of ViroPharma common stock outstanding, adjusted to reflect the issuance of shares of ViroPharma common stock as a result of the acquisition.

COMPARATIVE RIGHTS OF VIROPHARMA STOCKHOLDERS AND LEV STOCKHOLDERS

ViroPharma and Lev are both incorporated under the laws of the State of Delaware. If the merger is consummated, Lev stockholders, whose rights are currently governed by the Delaware General Corporation Law, or DGCL, the certificate of incorporation of Lev and the by-laws of Lev will become stockholders of ViroPharma, and their rights as such will be governed by the DGCL, the certificate of incorporation of ViroPharma and the by-laws of ViroPharma. The material differences between the rights of holders of ViroPharma common stock and the rights of holders of Lev common stock, resulting from the differences in their respective certificates of incorporation and bylaws, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of ViroPharma common stock or Lev common stock under applicable Delaware law or the respective certificates of incorporation and the by-laws of ViroPharma and Lev or a complete description of the specific provisions referred to herein.

While both ViroPharma and Lev are governed by the DGCL, and there are substantial similarities between the certificates of incorporation and bylaws of ViroPharma and Lev, a number of material differences exist. While ViroPharma and Lev believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the respective certificates of incorporation and by-laws of ViroPharma and Lev. We urge you to read those documents carefully in their entirety. Copies of the certificates of incorporation and by-laws of ViroPharma and Lev are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed in the section entitled “Where You Can Find More Information.”

	Rights of ViroPharma Common Stock Holders	Rights of Lev Common Stock Holders
Authorized Capital Stock	ViroPharma’s certificate of incorporation authorizes ViroPharma to issue 180,000,000 shares of capital stock, including 175,000,000 shares of ViroPharma common stock and 5,000,000 shares of ViroPharma preferred stock. ViroPharma’s board of directors has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the designations, powers, preferences and rights and the qualifications, limitations and restrictions of each series of preferred stock, which rights and preferences may be superior to those of ViroPharma common stock.	Lev’s certificate of incorporation authorizes Lev to issue 220,000,000 shares of capital stock, including 200,000,000 shares of Lev common stock and 20,000,000 shares of Lev preferred stock. The board of directors of Lev has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the designations, powers, preferences and rights and the qualifications, limitations and restrictions of each series of preferred stock, which rights and preferences may be superior to those of Lev common stock.
Outstanding Shares	As of [ ], 2008, there were [ ] shares of ViroPharma common stock, and no shares of ViroPharma preferred stock, outstanding. ViroPharma common stock is traded on the Nasdaq Global Select Market under the symbol “VPHM.”	As of [ ], 2008, there were [ ] shares of Lev common stock, and no shares of Lev preferred stock, outstanding. Lev common stock is traded on the OTC Bulletin Board under the symbol “LEVP.OB.”

	Rights of ViroPharma Common Stock Holders	Rights of Lev Common Stock Holders
Classification of Board of Directors	ViroPharma’s certificate of incorporation and by-laws provide for a staggered board of directors. ViroPharma’s board of directors is divided into three classes, with the directors in each class serving for a three-year term and until their successors have been elected and qualified. Currently, the Class I directors will serve until the 2009 annual meeting, the Class II directors will serve until the 2010 annual meeting, and the Class III directors will serve until the 2011 annual meeting.	Lev’s certificate of incorporation and by-laws provide for the election of the directors at the annual meeting of stockholders, with each director serving until the next succeeding annual meeting of stockholders.
Filling Vacancies on the Board of Directors	Any vacancies on the board of directors for any cause may be filled by the vote of a majority of the remaining members of the board of directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders. In the case of an election of a new director to fill a directorship created by an enlargement of the board, the board shall in such election assign the Class of directors to which such additional director is being elected in accordance with the certificate of incorporation and each director so elected shall hold office for the same term as other members of such Class.	Any vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director. Vacancies resulting from the removal of a director by the stockholders shall be filled by affirmative vote of the holders of at least a majority of the outstanding shares then entitled to vote at an election of directors. Any director elected in accordance with these procedures shall hold office until the next annual meeting or until such director dies, resigns, or is removed.
Stockholder Rights Plan	On September 10, 1998, ViroPharma adopted a stockholder rights agreement, which was amended on May 5, 1999, and again on May 2, 2005, pursuant to which each issued share of ViroPharma common stock has attached to it one right to purchase, under certain conditions, a fraction of a share of participating preferred stock of ViroPharma.	Lev does not have a stockholder rights agreement.
Special Stockholders’ Meetings	A special meeting of ViroPharma’s stockholders may be called by the Chairman of the Board, the Vice Chairman of the Board, the President or the board of directors. Additionally, a special meeting of stockholders may be called by the Secretary of ViroPharma upon written request by stockholders who together own of record 25% of the outstanding stock entitled to vote.	A special meeting of Lev’s stockholders may be called by the board of directors or Chief Executive Officer. Additionally, a special meeting of stockholders may be called by the Chief Executive Officer upon written request by stockholders who together own of record 51% of the outstanding stock entitled to vote.

EXPERTS

The consolidated financial statements of ViroPharma as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the December 31, 2007 consolidated financial statements refers to ViroPharma’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007 and Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” on January 1, 2006.

The consolidated financial statements included in Lev’s Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this proxy statement/prospectus, and effectiveness of internal controls as of December 31, 2007, have been audited by Eisner LLP, an independent registered public accounting firm, whose report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt as to Lev’s ability to continue as a going concern, to the extent and for the periods set forth in their reports incorporated by reference herein and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of ViroPharma common stock to be issued in the merger will be passed upon for ViroPharma by DLA Piper US LLP.

STOCKHOLDER PROPOSALS

Inclusion in Next Year’s Proxy Statement

If the merger is not consummated, the Lev 2009 annual meeting of stockholders will be held on or about May 15, 2009, unless the date is changed by Lev’s board of directors. As set forth in Lev’s definitive proxy statement filed with the SEC on April 16, 2008, which is referred to as Lev’s last proxy statement, a stockholder who desires to have his or her proposal included in next year’s proxy statement must, in accordance with SEC Rule 14a-8, deliver the proposal to our principal executive offices at 675 Third Avenue, Suite 2200, New York, New York 10017, no later than the close of business on December 15, 2008.

Presentation at Meeting

As set forth in Lev’s last proxy statement, for any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit Lev’s management to vote proxies in its discretion if (a) Lev’s management receives notice of the proposal before the close of business on February 28, 2009 and advises stockholders in next year’s proxy statement about the nature of the matter and how it intends to vote on such matter, or (b) Lev’s management does not receive notice of the proposal prior to the close of business on February 28, 2009.

WHERE YOU CAN FIND MORE INFORMATION

ViroPharma and Lev each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. ViroPharma’s and Lev’s public filings are also available in electronic format to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov. You can also review ViroPharma’s SEC filings on its web site at http://www.viropharma.com and Lev’s SEC filings on its web site at http://www.levpharma.com. Information included on ViroPharma’s or Lev’s web site is not a part of this proxy statement/prospectus.

ViroPharma has filed a registration statement on Form S-4 to register with the SEC for the offering and sale of the shares of ViroPharma common stock to be issued to Lev stockholders in the merger. You should rely only on the information contained in this proxy statement/prospectus or on information to which ViroPharma or Lev has incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus of ViroPharma and a proxy statement of Lev for the special meeting of Lev stockholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC’s reference room or web addresses listed above.

INCORPORATION BY REFERENCE

The SEC allows ViroPharma and Lev to “incorporate by reference” information into this proxy statement/prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents described below that ViroPharma and Lev have previously filed with the SEC, as well as the annexes to this proxy statement/prospectus. These documents contain important information about ViroPharma and its financial condition.

The following documents listed below that ViroPharma has previously filed with the SEC are incorporated by reference:

•

the description of ViroPharma’s common stock contained in ViroPharma’s Registration Statement on Form 8-A filed on November 8, 1996, and any amendment or report filed for the purpose of updating such description;

•	the description of rights to purchase ViroPharma’s preferred shares contained in the Registration Statement on Form 8-A filed on September 21, 1998;

•	ViroPharma’s definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2008;

•	ViroPharma’s annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	ViroPharma’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008; and

•

ViroPharma’s current reports on Form 8-K filed with the SEC on February 26, 2008, March 20, 2008, April 3, 2008, April 11, 2008, April 17, 2008, April 18, 2008, May 20, 2008, May 28, 2008, May 29, 2008, July 15, 2008 and July 18, 2008.

The following documents listed below that Lev has previously filed with the SEC are incorporated by reference:

•

the description of Lev’s common stock contained in Lev’s optional for registration of securities on Form SB-2 filed with the Commission on July 26, 2005 and any amendment or report filed for the purpose of updating such description;

•	Lev’s definitive proxy statement on Schedule 14A filed with the SEC on April 16, 2008;

•	Lev’s annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	Lev’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008; and

•	Lev’s current reports on Form 8-K filed with the SEC on January 31, 2008, April 14, 2008, April 15, 2008, May 2, 2008, May 16, 2008, June 4, 2008, June 18, 2008, July 15, 2008 and July 18, 2008.

All documents that ViroPharma and Lev file pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement/prospectus to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement/prospectus. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of ViroPharma’s or Lev’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

ViroPharma has supplied all information contained in this proxy statement/prospectus relating to ViroPharma or Merger Sub, and Lev has supplied all information contained in this proxy statement/prospectus relating to Lev.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet web site described above in the section entitled “Where You Can Find More Information.” Documents incorporated by reference in this proxy statement/prospectus are also available from ViroPharma or Lev, as applicable, without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from ViroPharma or Lev at the following address:

ViroPharma Incorporated

Attention: Investor Relations

397 Eagleview Boulevard

Exton, PA 19341

Telephone: (610) 458-7300

Lev Pharmaceuticals, Inc.

Attention: Corporate Secretary

675 Third Avenue, Suite 2200

New York, NY 10017

Telephone: (212) 850-9120

In order to receive timely delivery of the documents, you must make your request no later than                     , 2008. If you request any incorporated documents, ViroPharma or Lev, as applicable, will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting of Lev stockholders. Neither ViroPharma nor Lev has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of ViroPharma common stock in the merger shall create any implication to the contrary.

ViroPharma Incorporated, the ViroPharma logos and all other ViroPharma product and service names are registered trademarks or trademarks of ViroPharma Incorporated in the USA and in other select countries. Lev Pharmaceuticals, Inc., the Lev logos and all other Lev product and service names are registered trademarks or trademarks of Lev Pharmaceuticals, Inc. in the USA and in other select countries. “®” and “™” indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are trademarks or trade names of their respective companies.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VIROPHARMA INCORPORATED,

HAE ACQUISITION CORP.,

AND

LEV PHARMACEUTICALS, INC.

Dated as of July 15, 2008

Annex A-i

Annex A-ii

Annex A-iii

EXHIBIT INDEX

Exhibit	Description
Exhibit 1	CVR Agreement

Exhibit 2	Voting Agreement

Exhibit 3	Orderly Sale Agreement

Annex A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 15, 2008, by and among VIROPHARMA INCORPORATED (“Buyer”), a Delaware corporation; HAE ACQUISITION CORP. (“Sub”), a Delaware corporation; and LEV PHARMACEUTICALS, INC. (“Target”), a Delaware corporation.

Preamble

The board of directors of Target has determined that it is in the best interests of Target and its stockholders, and declared it advisable, to enter into this Agreement with Buyer and Sub. The board of directors of Sub and Buyer have determined that it is in the best interests of Buyer and Sub and their respective stockholders, and declared it advisable, to enter into this Agreement with Target. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Sub with and into Target. At the Effective Time, the outstanding shares of the capital stock of Target shall be converted into the right to receive a cash payment from Buyer (including contingent cash payments pursuant to the CVRs) and shares of the common stock of Buyer (except as provided herein). As a result, upon the terms and subject to the conditions of this Agreement, stockholders of Target shall become stockholders of Buyer, and Target shall continue to conduct its business and operations as a wholly owned subsidiary of Buyer. The transactions described in this Agreement are subject to the approval of the stockholders of Target, the expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement.

The board of directors of Buyer has unanimously approved this Agreement, the Contingent Value Rights Agreement in substantially the form attached as Exhibit 1 (the “CVR Agreement”) to be entered into by Target and Buyer, the Merger and the other transactions contemplated hereby.

The boards of directors of Target and Sub have unanimously approved this Agreement and the CVR Agreement and determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law (as amended, the “DGCL”).

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Target Common Stock have executed and delivered to Buyer an agreement in substantially the form of Exhibit 2 (the “Voting Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreement, to vote the shares of Target Common Stock over which such Persons have voting power to approve and adopt this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

On the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Target in accordance with the provisions of the DGCL and with the effects provided in the DGCL (the “Merger”). Target shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Buyer and shall continue to be governed by the Laws of the State of Delaware. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Target and Sub, and all of the claims, obligations, liabilities, debts and duties of Target and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Annex A-1

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M., or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the second business day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 9, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

1.3	Effective Time.

Concurrently with the Closing, the Target, Buyer and Sub shall cause the Certificate of Merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time”.

ARTICLE 2

TERMS OF MERGER

2.1	Charter.

The certificate of incorporation of Target, as amended pursuant to the Certificate of Merger, in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until (subject to Section 8.12(d)) duly amended or repealed.

2.2	Bylaws.

The bylaws of Target in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until (subject to Section 8.12(d)) duly amended or repealed.

2.3	Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1	Conversion of Shares.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) The shares of capital stock of Buyer shall not be converted or exchanged in any manner, but each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall continue from and after the Effective Time to represent one issued and outstanding share of Buyer.

Annex A-2

(b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(c) Each share of Target Common Stock (excluding shares held by any Target Entity or any Buyer Entity, and excluding shares held by stockholders who perfect their statutory dissenters’ rights as provided in Section 3.4) issued and outstanding at the Effective Time shall be converted into and exchanged for the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the quotient determined by dividing $0.50 by the Average Closing Price and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, that if the Average Closing Price is less than $10.03, the Exchange Ratio will be 0.050, and if the Average Closing Price is greater than $15.68, the Exchange Ratio will be 0.032 (the “Stock Consideration”), (ii) a cash payment in the amount of $2.25 per share, without interest (the “Cash Consideration”), and (iii) one contingent value right (a “CVR”) which shall represent the right to receive the First CVR Payment Amount of $0.50 per share and the Second CVR Payment Amount of $0.50 per share (each as defined in the CVR Agreement), if any, in cash. The Stock Consideration, Cash Consideration and CVR to be received in respect of each share of Target Common Stock pursuant to this Section 3.1(c) are collectively referred to as the “Merger Consideration”. “Average Closing Price” means the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive trading days on which such shares are actually traded on the Nasdaq Stock Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Buyer) ending at the close of trading on the second trading day immediately preceding the Closing Date).

(d) Pursuant to the Buyer Rights Agreement, each share of Buyer Common Stock issued in connection with the Merger upon conversion of Target Common Stock shall be accompanied by a Buyer Right.

3.2	Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding shares of Target Common Stock or Buyer Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 3.6 and any other number or amount contained herein which is based upon the price of Buyer Common Stock, including the Average Closing Price, or the number of shares of Target Common Stock or Buyer Common Stock, as the case may be, shall be correspondingly adjusted to provide the holders of Target Common Stock, Target Options and other awards under the Target Option Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Target Options and other awards made under the Target Option Plan, any such adjustments shall be made only to the extent required under the applicable Target Option Plan.

3.3	Shares Held by Target or Buyer.

Each of the shares of Target Common Stock held by any Target Entity (including shares of Target Common Stock held in treasury by Target) or by any Buyer Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4	Dissenting Stockholders.

Any holder of shares of Target Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Target the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Target fails to perfect, or

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effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Buyer shall issue and deliver the consideration to which such holder of shares of Target Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the shares of Target Common Stock held by such holder.

3.5	Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock or Target Options exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all shares delivered by such holder and aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

3.6	Stock Options and Restricted Stock.

(a) Each option to purchase one share of Target Common Stock granted by Target, whether granted pursuant to the Target Option Plan (individually a “Target Plan Option”) or otherwise (collectively, including Target Plan Options, the “Target Options”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Target Option, be cancelled and converted into the right to receive: (i) the Stock Consideration, (ii) a cash amount equal to the Cash Consideration less the applicable exercise price per share of such Target Option, and (iii) a CVR (the “Option Consideration”). The Option Consideration shall be subject to reduction for applicable withholding taxes, with such reduction occurring first from the Cash Consideration portion of the Option Consideration and then the Stock Consideration portion of the Option Consideration (based on the Average Closing Price).

(b) Effective immediately prior to the Effective Time, any then outstanding shares of restricted Target Common Stock issued pursuant to the Employment Agreements (the “Restricted Stock”) shall become fully vested and all restrictions thereon shall lapse and, at the Effective Time, shall be converted into the right to receive the Merger Consideration.

(c) The board of directors of Target or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Target of Target Common Stock, Target Options or other equity securities of Target pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE 4

EXCHANGE OF SHARES

4.1	Exchange Procedures.

(a) At or prior to the Effective Time, Buyer shall deposit with the Buyer’s transfer agent or another exchange agent selected by Buyer and which is reasonably acceptable to Target (the “Exchange Agent”), for exchange in accordance with this Section 4.1, the shares of Buyer Common Stock issuable pursuant to this Agreement, cash in an amount sufficient to permit payment of the aggregate Cash Consideration. Promptly after the Effective Time, but in no event later than two business days after the Effective Time, Buyer and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of either certificated shares (such certificates, the “Certificate” or “Certificates”) or uncertificated shares (the “Uncertificated Shares”) of Target Common Stock immediately prior to the Effective Time, appropriate transmittal materials and

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instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Certificates or Uncertificated Shares to the Exchange Agent). Each holder of shares of Target Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Target Common Stock represented by a Certificate or Uncertificated Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Uncertificated Shares. In the event of a transfer of ownership of shares of Target Common Stock represented by Certificates or Uncertificated Shares that are not registered in the transfer records of Target, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates or Uncertificated Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

(b) After the Effective Time, each holder of shares of Target Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender or transfer the Certificate or Certificates or Uncertificated Shares representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of Target Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Certificate or Certificates or Uncertificated Shares for exchange as provided in this Section 4.1.

(c) Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be. Any such withholding shall be made first from the Cash Consideration and second from the Stock Consideration.

(d) Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Target Common Stock for one year after the Effective Time shall be returned to the Surviving Corporation (together with any dividends or earnings in respect thereof). Any holders of Target Common Stock who have not theretofore complied with this Article 4 shall thereafter be entitled to look only to Buyer, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Target Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e) Any other provision of this Agreement notwithstanding, none of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Target Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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4.2	Rights of Former Target Stockholders.

At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate or Uncertificated Share theretofore representing shares of Target Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate or Uncertificated Share until such holder surrenders such Certificate or Uncertificated Share for exchange as provided in Section 4.1. However, upon surrender of such Certificate or Uncertificated Share, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate or Uncertificated Share. To the extent permitted by Law, former holders of record of shares of Target Common Stock shall be entitled to vote after the Effective Time at any meeting of Buyer stockholders the number of whole shares of Buyer Common Stock into which their respective shares of Target Common Stock are converted, regardless of whether such holders have exchanged their Certificates or Uncertificated Shares representing Target Common Stock for shares of Buyer Common Stock in accordance with the provisions of this Agreement; provided, that beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Uncertificated Shares for exchange as provided in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TARGET

Except (i) as set forth in the Target Disclosure Memorandum (it being understood and agreed that any matter disclosed in any section of the Target Disclosure Memorandum will be deemed to be disclosed in any other section of the Target Disclosure Memorandum to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section) or (ii) as set forth in the Target SEC Documents (excluding any disclosures set forth in any section of a filed Target SEC Document entitled “Risk Factors” or “Forward Looking Statements” or any other disclosures included in such filings to the extent that they are similarly non-specific or predictive or forward-looking in nature) filed by Target on or after January 1, 2007 and prior to the date of this Agreement, to the extent that it is reasonably apparent on the face of the disclosed information that such disclosure is of an exception to one or more of the following representations and warranties contained in this Article 5, the Target hereby represents and warrants to Buyer and Sub as follows:

5.1	Organization, Standing, and Power.

Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

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5.2	Authority of Target; No Breach By Agreement.

(a) Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to consummation of the Merger, perform this Agreement and all other agreements, documents and instruments to be executed by it in connection herewith and with respect to the consummation of the Merger, upon the approval and adoption of this Agreement and the Merger by Target’s stockholders in accordance with this Agreement and applicable Law, including the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Target Common Stock as contemplated by Section 8.1, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Target. Subject to such stockholder approval of this Agreement, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws or other governing documents of any Target Subsidiary, (ii) except as disclosed in Section 5.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law, Order, Permit or Contract applicable to any Target Entity or any of their respective material Assets, except, in the case of clauses (ii) and (iii) above, where such Default or Lien, or the failure to obtain such Consent, is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws (including filing the Certificate of Merger pursuant to the DGCL), and the rules of the OTC Bulletin Board or Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

(a) The authorized capital stock of Target consists of (i) 220,000,000 shares of Target Common Stock, of which 142,667,157 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights granted by Target to the current or past stockholders of Target.

(b) Except (i) as disclosed in Section 5.3(b) of the Target Disclosure Memorandum and (ii) for changes since the date of this Agreement resulting from the exercise of Equity Rights outstanding on the date of this Agreement, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target. Except as set forth in Sections 5.3(a) and (b), no Person has any Contract or any right or privilege (whether pre-emptive or contractual) granted by Target for the purchase, subscription or issuance of any equity securities of Target.

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(c) Target has provided true and complete copies of each form of agreement evidencing each Equity Right issued by Target and each form of agreement evidencing any Restricted Stock. All options, warrants and other Equity Rights for Target capital stock are duly authorized, validly and properly issued, and nonassessable. All options, warrants and other Equity Rights to acquire Target capital stock were issued in compliance with all applicable federal and state securities Laws.

(d) All of the issued and outstanding shares of capital stock of Target were issued in compliance with all applicable federal and state securities Laws.

5.4	Target Subsidiaries.

Section 5.4 of the Target Disclosure Memorandum sets forth the Target Subsidiary (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Target owns all of the issued and outstanding shares of capital stock of the Target Subsidiary. No capital stock of the Target Subsidiary is or may become required to be issued (other than to Target) by reason of any Equity Rights, and there are no Contracts by which the Target Subsidiary is bound to issue (other than to Target) additional shares of its capital stock or Equity Rights or by which Target is or may be bound to transfer any shares of the capital stock of the Target Subsidiary. There are no Contracts relating to the rights of Target to vote or to dispose of any shares of the capital stock of any Target. All of the shares of capital stock of the Target Subsidiary held by Target are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which the Target Subsidiary is incorporated or organized and are owned by Target free and clear of any Lien, except set forth in Section 5.4 of the Target Disclosure Memorandum. Except as set forth in Section 5.4 of the Target Disclosure Memorandum, the Target Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. The Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as set forth on Section 5.4 of the Target Disclosure Memorandum, Target has no other Target Subsidiary.

5.5	SEC Filings; Financial Statements.

(a) Target has filed and made available to Buyer (including through the Electronic Data, Gathering, Analysis and Recovery database of the SEC) all SEC Documents required to be filed by Target since December 31, 2005 (the “Target SEC Reports”). The Target SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading. No Target Subsidiary is required to file any SEC Documents.

(b) Each of the Target Financial Statements (including, in each case, any related notes) contained in the Target SEC Reports, including any Target SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB or Form 10-Q, as applicable, of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of the Target Entities at the respective dates and the consolidated results of operations and cash

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flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Target maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Target maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the chief executive officer and chief financial officer of Target to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Target’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Target in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Target required under the Exchange Act with respect to such reports.

(e) Since December 31, 2005, Target has not received any oral or written notification of (i) any “reportable condition” or (ii) any “material weakness” in Target’s internal control over financial reporting. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) Target has provided Buyer copies of all material correspondence sent to or received from the SEC by the Target Entities or their respective counsel or accountants since December 31, 2005. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to Target SEC Reports.

5.6	Absence of Undisclosed Liabilities.

(a) Except (i) as reflected or reserved against in the consolidated balance sheet of Target as of March 31, 2008, included in the Target Financial Statements delivered to Buyer prior to the date of this Agreement or reflected in the notes thereto, (ii) as incurred since March 31, 2008 in the ordinary course of business consistent with past business practice, (iii) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement, (iv) for liabilities and obligations disclosed in Section 5.6 of the Target Disclosure Memorandum, or (v) for liabilities and obligations incurred under any Contract to which any Target Entity is a party or otherwise bound (other than liabilities or obligations thereunder due as a result of breaches of any such Contract by any Target Entity of the terms set forth therein), no Target Entity has incurred any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

5.7	Absence of Certain Changes or Events.

Since March 31, 2008, except as disclosed in the Target Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Target Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and (ii) none of the Target Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would reasonably be expected to represent or would result in a material breach or violation of any of the covenants and agreements of Target provided in Section 7.2.

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5.8	Tax Matters.

Except as disclosed in Section 5.8 of the Target Disclosure Memorandum:

(a) All Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed and such Tax Returns are true, correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Target Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Target Entities. Since January 1, 2002, no claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(b) None of the Target Entities has received any notice in writing of an assessment or proposed assessment in connection with any material Taxes, and there are no pending disputes, claims, audits or examinations regarding any material Taxes of any Target Entity or the assets of any Target Entity. None of the Target Entities has waived any statute of limitations in respect of any material Taxes or agreed to a material Tax assessment or deficiency.

(c) The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(d) Each Target Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(e) None of the Target Entities is a party to any written Tax allocation or sharing agreement and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) None of the Target Entities has made any payments, is or will be obligated to make any payments (whether as a result of the transactions contemplated by this Agreement or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. None of the Target Entities will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Target Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(h) Each of the Target Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(i) No Target Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9	Assets.

Except as disclosed in Section 5.9 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements included in the Target SEC Reports filed with the SEC prior to the date of this Agreement, the Target Entities have good title, free and clear of all Liens, to all of their respective material Assets required to operate the business of the Target Entities as presently conducted.

5.10    Intellectual Property.

(a) Section 5.10(a) of the Target Disclosure Memorandum contains a complete and accurate list of the Registered Intellectual Property owned by the Target Entities and lists, (i) the record owner of such Registered Intellectual Property; and (ii) the jurisdictions in which such Registered Intellectual Property has been issued or registered, or in which an application for registration or issuance is pending. Except as disclosed in Section 5.10(a) of the Target Disclosure Memorandum, a Target Entity owns each material item of Owned Intellectual Property free and clear of any Lien.

(b) The Target Intellectual Property constitutes all Intellectual Property that is currently used or otherwise exploited by the Target Entities in their business as it is currently conducted and as it relates to the development and commercialization of any Target Product Candidate. Each material item of Registered Intellectual Property owned by the Target Entities is valid and subsisting. Except as disclosed in Section 5.10(b) of the Target Disclosure Memorandum, no material Target Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any respect the use, transfer or licensing thereof by any Target Entity.

(c) To the Knowledge of Target, no Person is infringing or misappropriating, or within the past 3 years has infringed or misappropriated, any material Target Intellectual Property.

(d) No Target Entity has received a written notice from any third party alleging, or an opinion of counsel directed to, and the current conduct of Target’s business and/or the development, manufacture, use, sale, offer for sale, importation or other commercial exploitation, of any Target Product Candidate, does not, infringe (without reference to any research or development exemption therefrom) or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

(e) The Target Entities have complied in all material respects with all requirements of each applicable Regulatory Authority (including the United States Patent and Trademark Office and foreign counterparts thereof) with respect to the filing and prosecution of the Registered Intellectual Property owned by the Target Entities and material to their respective businesses. Except as disclosed in Section 5.10(e) of the Target Disclosure Memorandum, no Target Entity has received written notice from a third party or has obtained an opinion of counsel addressing any prior art or prior public uses, sales, offers for sale or disclosures which would invalidate any such Registered Intellectual Property (in whole or in part).

(f) The Target Entities have taken reasonable and customary steps to protect the rights of the Target Entities in their material Trade Secrets. All employees of and consultants to the Target Entities with permitted access to

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material Trade Secrets of the Target Entities are party to written Contracts under which, among other things, each such employee or consultant is obligated to maintain the confidentiality of such Trade Secrets and assign to a Target Entity all Intellectual Property created by such employee or consultant in the scope of employment or consultancy with the Target Entities. All Owned Intellectual Property developed under Contract to the Target Entities has been assigned to a Target Entity or is contractually obligated to be assigned.

5.11    Environmental Matters.

(a) To the Knowledge of Target, each Target Entity is and has been, in compliance in all material respects with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency, or authority in which any Target Entity is or, with respect to threatened Litigation, may be named as a defendant (i) for alleged material noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material by any Target Entity at a site currently or formerly owned, leased, or operated by any Target Entity.

(c) During the period of any Target Entity’s ownership or operation of any properties, there have been no, to the Knowledge of Target, releases, discharges, spillages, or disposals of Hazardous Material by any Target Entity and all operations of the Target Entities on any properties previously or currently used, leased or otherwise being operated by any Target Entity to the Knowledge of Target materially comply with all Environmental Laws. Prior to the period of any Target Entity’s ownership or operation of any properties, to the Knowledge of Target, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property and no Target Entity, to the Knowledge of Target, has expressly by Contract or by operation of Law or otherwise, assumed or succeeded to any Liabilities of any predecessors or any other Person related to environmental matters.

5.12    Compliance with Laws.

(a) Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except where the failure to be in effect is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(b) Except as disclosed in Section 5.12(b) of the Target Disclosure Memorandum, none of the Target Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

(iii) since December 31, 2005, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (x) asserting that any Target Entity is not, or may not be, in compliance with any Laws or Orders where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or (y) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) All of the independent contractors of the Target Entities have and do meet the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Target Entity under any applicable Law, in each case, except as would not reasonably likely have, individually or in the aggregate, a Target Material Adverse Effect.

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(d) Each of the Target Entities is in material compliance with all Laws applicable to the Target Entities, including the Laws and regulations enforced by the Drug Enforcement Agency, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and the Office of Inspector General, including the anti-kickback law (Social Security Act §1128B(b)) and analogous Laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.), the federal Social Security Act, the federal False Statements Act, the federal Program Fraud Civil Penalties Act, the federal Health Insurance Portability and Accountability Act, and analogous federal and state Laws, the FCPA and the Laws precluding off-label marketing of drugs. None of the Target Entities, to the Knowledge of Target, is under investigation with respect to, nor have the Target Entities been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law.

(e) Each of the Target Entities is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder.

(f) Section 5.12(f) of the Target Disclosure Memorandum contains a complete and accurate list of all of the Target Entities’ research programs relating to Target’s Product Candidates ongoing immediately prior to the date of this Agreement in one or more specific therapeutic areas or one or more specific biological pathways or targets. All preclinical studies (when required by applicable Law) and clinical trials conducted by or on behalf of any Target Entity have been, and are being, conducted in material compliance with the requirements of Good Laboratory Practice (21 C.F.R. Part 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56), and all similar local, state, federal and foreign Regulatory Authorities requirements. The Target has obtained any necessary FDA authorization to administer the investigational biological product to humans under an IND, and is in material compliance with all ongoing requirements under 21 C.F.R. Part 312.

(g) The INDs and BLAs filed by the Target Entities filed with the FDA have been filed and maintained, in all material respects, in accordance with applicable Law and regulation so as to permit Target to develop and market the Target Product Candidates. To the extent applicable, the product registration files and dossiers, or similar filings, of the Target Entities have been filed and maintained, in all material respects, in accordance with applicable Law and regulations of all applicable foreign Regulatory Authorities.

(h) No representation or warranty is made in this Section 5.12 with respect to compliance with employee benefit or labor laws, laws with respect to Taxes or Environmental Laws, all of which are covered in other sections of this Agreement.

5.13    Labor Relations.

(a) No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no material strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or, to the Knowledge of Target, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Target, in the past five years, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity.

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(b) Target has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and to the Knowledge of Target, Target does not currently employ, nor has Target ever employed, any person who was not permitted to work in the jurisdiction in which such person was employed.

5.14    Employee Benefit Plans.

(a) Target has disclosed in Section 5.14(a) of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably would have any material obligation or Liability (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.”

(b) Target has delivered to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions and any material modifications thereto, and (vi) descriptions of any unwritten Employee Benefit Plan, including a description of any material terms of such plan.

(c) Except as disclosed in Section 5.14(c) of the Target Disclosure Memorandum, each Target Benefit Plan is in compliance in all material respects with the terms of such Target Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, applicable requirements of ERISA, and with any other applicable Laws. Each Target ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Target ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Target ERISA Plan as amended and as administered. Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws. No Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no oral or written representation or communication with respect to any aspect of the Target Benefit Plans made to employees of Target which is not in accordance with the written or otherwise preexisting terms and provisions of such Target Benefit Plans. To the Knowledge of Target, neither the Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Target or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits which are payable in the ordinary course of business and there are no pending or, to the Knowledge of Target, threatened actions, proceedings, prosecutions, inquiries, hearings or

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investigations against or relating to the assets of any of the trusts under such Target Benefit Plans, the Target Benefit Plan sponsor, Target Benefit Plan administrator, or any fiduciary of any Target Benefit Plan, or otherwise relating to any Target Benefit Plan.

(e) All Target Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Target Benefit Plans are materially correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Target Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To the Knowledge of Target, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of Internal Revenue Code) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA).

(g) Neither Target nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is: (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code; (iv) subject to the minimum funding standards of ERISA Section 302 or Internal Revenue Code Section 412; or (v) a post-termination health or welfare benefit arrangement or plan other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Internal Revenue Code (“COBRA”) or similar state law. No Target Benefit Plan that is a health or welfare benefit plan is self-insured.

(h) Except as disclosed in Section 5.14(h) of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Target Entity from any Target Entity under any Target Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) Except as disclosed in Section 5.14(i) of the Target Disclosure Memorandum, each Target Benefit Plan may be amended, terminated, modified, or otherwise revised by Buyer, on or after the Closing, without further liability to Target.

(j) Except as disclosed in Section 5.14(j) of the Target Disclosure Memorandum, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and no nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Each Target Option was originally granted with an exercise price that the Board of Directors of the Target in good faith, based on a reasonable valuation method, determined to be equal to the fair market value of a share of Target Common Stock on the date of grant.

5.15    Material Contracts.

(a) Except as disclosed in Section 5.15(a) of the Target Disclosure Memorandum, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments (exclusive of benefits) to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Target Entity in any material respect from engaging in any business activities in any geographic area, line of business or

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otherwise in competition with any other Person, (iv) any Contract between a Target Entity on the one hand and their Affiliates on the other hand (other than another Target Entity), (v) any material Contract involving Target Intellectual Property, excluding contracts for the use of commercially available software and contracts entered into in the ordinary course of business (an “IP Contract”), (vi) any outsourcing Contract including Contracts relating to the provision of data processing, network communication or other technical services to or by any Target Entity involving payments under any individual Contract in excess of $100,000 per year, (vii) any Contract involving payments to or by any Target Entity (including relating to the purchase or sale of any goods or services) in excess of $200,000 per year, (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (ix) any material joint venture, partnership or other similar agreements involving co-investment with a third party, (x) any leases of real property, (xi) any written Contract between a Target Entity and a Regulatory Authority, and (xii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Target with the SEC or in an SEC Document (collectively, the “Target Material Contracts”).

(b) With respect to each Target Material Contract and except as disclosed in Section 5.15(b) of the Target Disclosure Memorandum: (i) the Target Material Contract is in full force and effect; (ii) no Target Entity is in Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) each Target Material Contract is a valid and binding obligation of the Target Entity and, to the Knowledge of Target, to the other parties thereto, enforceable against the respective Target Entity and, to the Knowledge of Target, the other parties thereto in accordance with its terms (except in cases of clauses (i)-(v) above, where any Default, the failure to be in full force and effect and valid and binding is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect and except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Except as disclosed in Section 5.15(b) of the Target Disclosure Memorandum, all of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium. To the Knowledge of Target, complete and correct copies of all Target Material Contracts have been made available to Buyer.

5.16    Legal Proceedings.

Except as set forth in Section 5.16 of the Target Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Target Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Target Entity (i) which involves, or is reasonably likely to involve, an amount in controversy in excess of $500,000, (ii) which seeks material injunctive relief or (iii) which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. No material product liability claims have been asserted in writing or, to the Knowledge of Target, threatened in writing against any Target Entity in respect of any Target Product Candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with any Target Entity.

5.17    Statements True and Correct.

(a) None of the information included in the Registration Statement to be filed by Buyer that is supplied by Target with the SEC will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

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(b) None of the information included in the Proxy Statement to be mailed to Target’s stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed by a Target Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby that is supplied by any Target Entity or any Affiliate thereof for inclusion, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) All documents that any Target Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.18    Target Product Candidates; Supply Arrangements.

As of the date hereof:

(a) Section 5.18 of the Target Disclosure Memorandum contains a complete and accurate list of all of the Product Candidates of the Target Entities (collectively, “Target Product Candidates”), listing, where applicable, those Target Product Candidates for which the Target Entities have applied for and have authorization to test the product in human subjects (“Human Testing Authorization”) according to applicable regulations and listing the type of application made. For those Target Product Candidates listed in Section 5.18 of the Target Disclosure Memorandum as having received FDA and/or other Human Testing Authorization, such Human Testing Authorization has not been revoked or rescinded. No notification has been received by any Target Entity from the FDA, a notified body or any other party that would reasonably be expected to preclude the Target from continuing to test such Target Product Candidates. No applications made or other materials submitted by the Target Entities to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter. For the purposes of this Agreement, “Product Candidates” means biologics or compounds on which INDs or BLAs have been filed with the FDA.

(b) There are no facts or circumstances that the Target has concluded are reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Target Product Candidates currently used in clinical trials and/or compassionate use programs.

5.19    Regulatory Matters.

As of the date hereof:

(a) All Target Product Candidates currently being manufactured, distributed and/or developed by the Target Entities, or by any other Person (a “Collaboration Partner”) pursuant to a collaboration arrangement with the Target Entities (a “Collaboration”), that are subject to the jurisdiction of the FDA are, or in the case of such manufacture, distribution or development by a Collaboration Partner pursuant to a Collaboration, to the Knowledge of Target are, being developed, labeled, stored, tested and distributed in material compliance with all applicable Laws, including requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. §§301 et. seq. (“FDCA”), the Public Health Service Act 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar foreign regulatory requirements of any Regulatory Authority, including those relating to investigational use and applications for authorization to market a new product, and import and export of drugs and biologics.

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(b) To the Knowledge of Target, all clinical trials conducted by or on behalf of the Target Entities and relied or for marketing authority conform to the characteristics of “adequate and well-controlled studies” set forth in 21 C.F.R. § 314.126. Target’s compassionate use and open label studies are specifically excluded from this description.

(c) To the Knowledge of Target, all manufacturing operations conducted by or for the benefit of the Target Entities, whether domestic or foreign, except as set forth in Section 5.19(j) of the Target Disclosure Memorandum have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211, 606 and 610. In addition, the Target Entities and, to the Knowledge of Target, all Collaboration Partners are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Parts 207 and 607 and all similar requirements of applicable foreign Regulatory Authorities necessary to conduct the manufacturing operations.

(d) The Target Entities and, to the Knowledge of Target, the Collaboration Partners have not received any notice that the FDA or any other Regulatory Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any pharmaceutical products used by Target in its compassionate use program, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Target Product Candidate.

(e) Target has concluded that there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any Target Product Candidate or the products of a Collaboration.

(f) As to Target Product Candidates and the products of Collaborations for which an IND, BLA, new drug application (“NDA”) or similar state or foreign application has been made or Human Testing Authorization has been obtained, the Target Entities and, to the Knowledge of Target, the Collaboration Partners are in material compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 and 601 et seq., respectively, and all material terms and conditions of such licenses or applications. As to each such application, to the Knowledge of Target, the Target Entities and any relevant Collaboration Partner, and their respective officers, employees or agents, have included in such BLA or NDA any required debarment certification described in 21 U.S.C. § 335a(k)(1), and to the Knowledge of Target each such certification was and continues to be true, complete and correct.

(g) The Target Entities and the Collaboration Partners, have not committed any act, made any statement or failed to make any statement that, to the Knowledge of Target, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, to the Knowledge of Target, the Target Entities, the Collaboration Partners and all of their respective officers, key employees or agents have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7.

(h) Except as set forth in Section 5.19(h) of the Target Disclosure Memorandum, to the Knowledge of Target, the manufacturing, processing, distribution, labeling and storage of clinical trial supplies performed by or on behalf of the Target Entities are in material compliance with all laws, rules, regulations or orders administered or issued by the FDA and any other Regulatory Authority responsible for regulating the pharmaceutical or biologics industry as applicable to products in pre-commercial clinical development. Except as set forth in Section 5.19(h) of the Target Disclosure Memorandum, to the Knowledge of Target, all import and export activities related to Target Product Candidates have been, and are being, conducted in material compliance with all Law and regulatory requirements imposed by Regulatory Authorities, including the FDA requirements in 21 C.F.R. § 312.110.

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(i) Target has made available to Buyer all material information Known to Target with respect to the safety or efficacy of the Product Candidates. Except as set forth in Section 5.19(i) of the Target Disclosure Memorandum, Target is not in possession of information that Target has concluded would reasonably be expected to lead to (i) the denial by the FDA of an application for regulatory approval necessary for the sale in the United States of the Target Product Candidate for the treatment of and/or prevention of HAE; or (ii) the Target Product Candidate’s loss of Orphan Exclusivity as a “drug for a rare disease or condition” for the treatment and prophylaxis of HAE under the Orphan Drug Act.

(j) Except as set forth in Section 5.19(j) of the Target Disclosure Memorandum, no Target Entity since 2007 (i) has received any FDA Form 483, notice of adverse finding, or warning letters from the FDA or any other Regulatory Authority responsible for regulating the pharmaceutical industry alleging or asserting noncompliance with any applicable Laws; (ii) has Knowledge that the FDA or other such Regulatory Authority is considering any action described in subsection (i) above; or (iii) has Knowledge of any actual or threatened prosecution, injunction, seizure, civil fine, suspension, recall or other enforcement action or proceeding by FDA or other Regulatory Authority responsible for regulating the pharmaceutical industry alleging that the Target Entities are not currently in material compliance with any and all applicable Laws. To the Knowledge of Target, no employee of any Target Entity is or has been the subject of any such pending or threatened actions or proceedings.

(k) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Product Candidates either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, (ii) to the Knowledge of Target, were pilot safety studies or (iii) to the Knowledge of Target, involved experimental research techniques that are not generally performed by registered Good Laboratory Practice testing laboratories and have employed reasonable procedures and controls.

(l) No clinical hold or termination of a clinical study has been ordered by FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Regulatory Authority on any clinical trial of a product of the Target Entities, and, to the Knowledge of Target, no such clinical trial has otherwise has been suspended or terminated by any person (including the Target) prior to completion.

(m) No Target Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that Target believes is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b).

5.20    State Takeover Laws.

Each Target Entity has taken all necessary action to exempt the transactions contemplated by this Agreement and the Voting Agreements from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.21    Real Property.

Section 5.21 of the Target Disclosure Memorandum sets forth a complete list of all real property leased by the Target Entities as of the date hereof (“Leased Real Property”). A copy of the lease for each Leased Real Property (the “Leases”) has been filed as an exhibit to the Target’s SEC Documents prior to the date hereof or has been delivered or made available to Buyer. With respect to each Lease: (i) such Lease is legal, valid, and binding on the Target Entity party thereto, and, to the Knowledge of Target, each other Person party thereto, and is enforceable and in full force and effect; (ii) except as set forth on Section 5.21 of the Target Disclosure Memorandum, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and

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(iii) no Target Entity nor, to the Knowledge of Target, any other party to a Lease is in material Default under such Lease, and, to the Knowledge of Target, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material Default, or permit the termination, material modification or acceleration of rent under such Lease. No Target Entity owns, or since December 31, 2005 has owned, any real property.

5.22    Insurance.

(a) Target has provided or made available to Buyer true, correct and complete copies of its director and officer and employee and officer insurance policies and all policies of insurance to which any Target Entity is a party or is a beneficiary or named insured.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Target Entities during the period of one year prior to the date hereof. As of the date hereof, no event has occurred, including the failure by any Target Entity to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Target Entities under any such excess Liability or protection and indemnity insurance policies.

5.23    Foreign Corrupt Practices and International Trade Sanctions.

No Target Entity, nor to the Knowledge of Target, any of their respective directors, officers or employees has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contribution, payment, expenditure or gift or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

5.24    Commercial Relationships.

Except as disclosed in Section 5.24 of the Target Disclosure Memorandum or otherwise set forth in the Target SEC Reports, none of the Target Entity’s material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with any Target Entity or has, during the 12 months preceding the date of this Agreement, materially altered its relationship with any Target Entity. To the Knowledge of Target, Target has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Target Entities.

5.25    Charter Provisions.

Each Target Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Target Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Target Entity that may be directly or indirectly acquired or controlled by them.

5.26    Brokers and Finders.

Except for Target Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Target Entity in connection with this Agreement or the transactions contemplated hereby.

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5.27    Opinion of Financial Advisor.

Target has received the opinion of Target Financial Advisor, to the effect that, subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Target Common Stock is fair, from a financial point of view, to such holders. Target will deliver a complete and accurate copy of such opinion to Buyer, which opinion shall be included in the Proxy/Prospectus.

5.28    No Other Representations or Warranties.

Except for the representations and warranties made by Target in this Article V or pursuant to the certificates to be delivered pursuant to the terms set forth herein, neither Target nor any other Person makes any representation or warranty with respect to the Target Entities or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates (including Sub) or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) as set forth in the Buyer Disclosure Memorandum (it being understood and agreed that any matter disclosed in any section of the Buyer Disclosure Memorandum will be deemed to be disclosed in any other section of the Buyer Disclosure Memorandum to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section) or (ii) as set forth in the Buyer SEC Documents (excluding any disclosures set forth in any section of a filed Buyer SEC Document entitled “Risk Factors” or “Forward Looking Statements” or any other disclosures included in such filings to the extent that they are similarly non-specific or predictive or forward-looking in nature) filed by Buyer on or after January 1, 2007 and prior to the date of this Agreement, to the extent that it is reasonably apparent on the face of the disclosed information that such disclosure is of an exception to one or more of the following representations and warranties contained in this Article 6, Buyer and Sub hereby represent and warrant to Target as follows:

6.1	Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.2	Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver and, perform its obligations under this Agreement and all other agreements, documents and instruments to be executed in connection herewith, including the CVR Agreement, and to perform its obligations under this Agreement and the CVR Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the CVR Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents and the CVR Agreement at the Effective Time will represent a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws or other governing documents of any Buyer Subsidiary, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets, except in case of clauses (ii) and (iii) where such Default or Lien, or any failure to obtain such Consent, is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws (including filing the Certificate of Merger pursuant to the DGCL), and the rules of the OTC Bulletin or Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

6.3	Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 175,000,000 shares of Buyer Common Stock, of which 69,946,880 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Buyer Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Buyer capital stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Buyer has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights granted by Buyer to the current or past stockholders of Buyer.

(b) Except as disclosed in (i) Section 6.3(a), (ii) Section 6.3(b) of the Buyer Disclosure Memorandum or (iii) the Buyer Rights Agreement, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer, in each case as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock of Buyer were issued in compliance with all applicable federal and state securities Laws.

6.4	Buyer Subsidiaries.

Buyer or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Buyer Subsidiary. No capital stock (or other equity interest) of any Buyer Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary. All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Buyer Entity free and clear of any Lien. Each Buyer Subsidiary is a corporation,

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limited liability company, limited partnership, or limited liability partnership, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.5	SEC Filings; Financial Statements.

(a) Buyer has filed and made available to Target (including through the Electronic Data, Gathering, Analysis and Recovery database of the SEC) all SEC Documents required to be filed by Buyer since December 31, 2005 (together with all such SEC Documents filed, whether or not required to be filed, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any SEC Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Buyer maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that has been designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Buyer maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) necessary in order for the chief executive officer and chief financial officer of Buyer to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Buyer’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

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(e) Since December 31, 2005, Buyer has not received any oral or written notification of (i) any “reportable condition” or (ii) any “material weakness” in Buyer’s internal control over financial reporting. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) Buyer has provided Target copies of all material correspondence sent to or received from the SEC by Buyer or its Subsidiaries or their respective counsel or accountants since December 31, 2005. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to Buyer SEC Reports.

6.6	Absence of Undisclosed Liabilities.

Except (i) as reflected or reserved against in the consolidated balance sheet of Buyer as of March 31, 2008, included in the Buyer Financial Statements prior to the date of this Agreement or reflected in the notes thereto, (ii) as incurred since March 31, 2008 in the ordinary course of business consistent with past business practice, (iii) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement, or (iv) for liabilities and obligations incurred under any Contract to which any Buyer Entity is a party or otherwise bound (other than liabilities or obligations thereunder due as a result of breaches of any such Contract by any Buyer Entity of the terms set forth therein), no Buyer Entity has incurred any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

6.7	Absence of Certain Changes or Events.

Since March 31, 2008, except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Buyer Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Entities have conducted their business only in the ordinary course in all material respects.

6.8	Tax Matters.

Except as disclosed in Section 6.8 of the Buyer Disclosure Memorandum:

(a) All Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed. None of the Buyer Entities is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than Liens for Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities.

(b) None of the Buyer Entities has received any notice in writing of an assessment or proposed assessment in connection with any material Taxes, and there are no pending disputes, claims, audits or examinations regarding any material Taxes of any Buyer Entity.

6.9	Assets.

(a) Except as disclosed or reserved against in the Buyer Financial Statements included in the Buyer SEC Reports, the Buyer Entities have good title, free and clear of all Liens, to all of their respective material Assets required to operate the business of the Buyer Entities as presently conducted.

(b) The Buyer Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the Buyer Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Buyer Entity under such policies.

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6.10    Intellectual Property.

Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business including sufficient rights in each copy possessed by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Buyer, the conduct of the business of the Buyer Entities does not infringe any valid and/or enforceable Intellectual Property of any other person. No Buyer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Every officer, director, or employee of any Buyer Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Buyer Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Buyer Entity, and, to the Knowledge of Buyer, no such officer, director or employee is party to any Contract with any Person other than a Buyer Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Buyer Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Buyer Entity, except for such Contracts which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.11    Compliance with Laws.

Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except where the failure to be in effect is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. None of the Buyer Entities:

(a) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; or

(c) since December 31, 2005, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.12    Labor Relations.

No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Buyer’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no material strike, slowdown, lockout or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened and there has been no such actions or disputes in

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the past five years. To the Knowledge of Buyer, in the past five years there has not been any attempt by any Buyer employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to Buyer’s workforce.

6.13    Employee Benefit Plans.

Buyer has delivered or made available to Target prior to the execution of this Agreement, a complete list of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, on contributed to by any Buyer Entity for the benefit of Buyer’s employees. Each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and all applicable Laws in all material respects. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code is the subject of an IRS determination or opinion letter regarding such qualified status.

6.14    Material Contracts.

Except as disclosed in Section 6.14 of the Buyer Disclosure Memorandum or otherwise reflected in the Buyer Financial Statements, none of the Buyer Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to Buyer’s Form 10-K filed for the fiscal year ended December 31, 2007, or in an SEC Document (together with all Contracts referred to in Section 6.10, the “Buyer Contracts”). With respect to each Buyer Contract (which includes the Buyer Rights Agreement) and except as disclosed in Section 6.14 of the Buyer Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Buyer Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; (C) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Buyer Entity for money borrowed is prepayable at any time by such Buyer Entity without penalty or premium. Complete and correct copies of all Buyer Contracts have been made available to Target.

6.15    Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.16    Statements True and Correct.

(a) The statements, certificates, instruments and other writings furnished or to be furnished by the Buyer Entities or any Affiliate thereof to Target pursuant to this Agreement and the other documents, agreements and instruments referred to herein do not contain and will not contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information included in the Registration Statement to be filed by Buyer with the SEC that is supplied by any Buyer Entity or any Affiliate thereof, will, when the Registration Statement becomes effective, contain an untrue statement of material fact, or omit to state any material fact necessary to make the statements therein not misleading.

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(c) None of the information included in the Proxy Statement to be to be mailed to Target’s stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby that is supplied by any Buyer Entity or any Affiliate thereof, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, will contain an untrue statement of material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(d) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.17    Authority of Sub.

Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Buyer. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Buyer free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Buyer, as the sole stockholder of Sub, immediately following execution of this Agreement, will vote in favor of adoption and approval of the Merger and this Agreement, as and to the extent required by applicable Law.

6.18    Regulatory Matters.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.19    Rights Agreement.

Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Buyer Rights Agreement (other than as contemplated by Section 3.1) or enable or require the Buyer Rights to be exercised, distributed or triggered. No “Stock Acquisition Date” (as such term is defined in the Buyer Rights Agreement) has occurred or will occur upon consummation of the Merger.

6.20    Brokers and Finders.

Except for Buyer Financial Advisor and except as disclosed in Section 6.20 of the Buyer Disclosure Memorandum, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Buyer Entity in connection with this Agreement or the transactions contemplated hereby.

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6.21    Investment Company.

Neither Buyer nor any of its Subsidiaries is, and neither is required to be registered as, an “investment company” under the Investment Company Act of 1940.

6.22    Necessary Funds.

Buyer and Sub have available to them, and will have available to them at the Effective Time, sufficient immediately available funds to pay the Cash Consideration on the Closing Date.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Target shall, and shall cause each Target Subsidiary to, (a) operate its business only in the ordinary course, (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises, (c) notify Buyer promptly (i) after receipt of any material communication between Target and the FDA (or any similar foreign Regulatory Authority) or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign Regulatory Authority), and (ii) prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, and (d) take no action which would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2	Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (which consent shall not be unreasonably withheld or delayed), except as set forth in Section 7.2 of the Target Disclosure Memorandum, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do, or permit any Target Subsidiary to do or agree or commit to do, any of the following:

(a) amend the certificate or articles of incorporation, bylaws or other governing instruments of any Target Entity;

(b) incur any debt obligation or other obligation for borrowed money (other than indebtedness of a Target Entity to another wholly owned Target Entity) (for the Target Entities on a consolidated basis), or impose, or suffer the imposition, on any Asset of any Target Entity of any material Lien or permit any such material Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Target Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the Warrant Agreements), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Entity;

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(d)(i) except for this Agreement, or as disclosed in Section 7.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than the issuance of Target Common Stock issued upon the exercise of Target Options outstanding on the date hereof in accordance with the Target Option Plan or upon the exercise of the Warrant Agreements) or (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any Target Entity capital stock;

(e) adjust, split, combine or reclassify any capital stock of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Entity) or (ii) any Asset having a book value in excess of $500,000 other than in the ordinary course of business;

(f)(i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (ii) merge, consolidate or adopt a plan of liquidation;

(g) except as set forth in Section 7.2(g) of the Target Disclosure Memorandum, (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $50,000, or (ii) except in the ordinary course of business consistent with past practice, dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations, other than to Representatives of Buyer, any material Trade Secret;

(h) grant any increase in compensation or benefits to the employees or officers of any Target Entity, except as required by Law or in the ordinary course of business consistent with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts disclosed in Sections 5.14, 5.15 or 7.2(h) of the Target Disclosure Memorandum; enter into or amend any severance or employment agreements with any executive officers (or any other employee if such employee would receive aggregate payments (exclusive of benefits) in any calendar year in excess of $150,000) of any Target Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Target Entity except in accordance with past practice disclosed in Section 7.2(h) of the Target Disclosure Memorandum or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Target Option Plan or authorize cash payments in exchange for any Equity Rights;

(i) adopt any new employee benefit plan of any Target Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Target Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan (including, to the extent such change does not result in any additional liability to Target or Buyer, changes necessary to avoid imposition of taxes under Section 409A of the Internal Revenue Code), or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans;

(j) make any significant change (i) in any material Tax election except as may be required to conform to changes in Tax Laws, extend or waive the application of any statute of limitation regarding the assessment or

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collection of any material Tax, settle or compromise any material Tax Liability or refund or enter into any material Contract relating to Taxes, or (ii) in any accounting methods or policies or systems of internal accounting controls, except as may be required by GAAP;

(k) except to the extent expressly permitted by Section 8.2, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 9 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Target Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Target Material Contract;

(m) terminate or allow to lapse, or modify in any material respect, any insurance policy; or

(n) except to the extent expressly permitted by Section 8.2, authorize any of, or commit or agree to take any of, the foregoing actions.

7.3	Covenants of Buyer.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target (which shall not be unreasonably withheld) shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that (except as set forth in Section 7.3 of the Buyer Disclosure Memorandum and except as otherwise specifically contemplated by the terms of this Agreement):

(b) it shall continue to conduct its business and the business of its Subsidiaries in the ordinary course, use commercially reasonable efforts to preserve intact the Buyer Entities’ core businesses, to keep available the services of the present officers, and key employees of Buyer and its Subsidiaries and to preserve the present relationships of Buyer and its Subsidiaries with persons with which Buyer or any of its Subsidiaries has significant business relations, except for any failures which would not reasonably be likely to have a Buyer Material Adverse Effect,

(c) it shall not (i) amend its organizational documents in such a manner as would cause holders of Target Common Stock that receive Buyer Common Stock pursuant to the Merger to be treated differently than other holders of Buyer Common Stock, (ii) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to Buyer Common Stock, or (iii) repurchase, redeem or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans or agreements), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of Buyer;

(d) it shall not adopt a plan of complete or partial liquidation with respect to Buyer or resolutions providing for or authorizing such a liquidation or a dissolution;

(e) it shall not acquire any Assets or other businesses outside of the ordinary course of business utilizing existing balance sheet cash or cash equivalents in excess of $250 million; and

(f) it shall not take any action that would reasonably be expected to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.4	Adverse Changes in Condition.

Each Party agrees to promptly notify the other Party upon becoming aware of any material developments in its business and the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (b) would reasonably be likely to cause the conditions in

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Article 9 to fail to be satisfied, and to use its reasonable efforts to prevent or promptly to remedy the same. The delivery of notice pursuant to this Section 7.4 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgement (x) that the subject matter of such notice is material or reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or is outside of the ordinary course of business or inconsistent with past practices or (y) that there has occurred an actual or anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

7.5	No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Target Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Target Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Registration Statement; Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable after execution of this Agreement, Buyer shall prepare and file the Registration Statement with the SEC, and Target shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders in connection with the Stockholders’ Meeting (together with the Registration Statement, the “Proxy/Prospectus”), and Buyer and Target shall use their respective reasonable efforts to cause the Registration Statement to become effective under the Securities Act, and the Proxy Statement to be cleared by the SEC, as promptly as practicable. Buyer shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Buyer Common Stock upon consummation of the Merger. Each of Buyer and Target shall cooperate in the preparation and filing of the Proxy/Prospectus and shall furnish all information concerning it and the holders of its capital stock as may be necessary in connection with the Proxy/Prospectus. Buyer and Target shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rules 165, 425 and 14a-12. Buyer will advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. As soon as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall be cleared by the SEC, Target shall mail or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its stockholders; provided, that Target and Buyer shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to Target’s stockholders the Proxy/Prospectus in light of the date set for the Stockholders’ Meeting.

(b) Target shall duly call, give notice of, convene and hold a Stockholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective and the Proxy Statement is cleared by the SEC, on a date reasonably acceptable to Buyer, for the purpose of voting upon the approval and adoption of this Agreement (“Target Stockholder Approval”), and such other related matters as it deems appropriate and shall, subject to the provisions of this Section 8.1, through its board of directors, recommend to its stockholders the approval and adoption of this Agreement and use its reasonable efforts to obtain the Target Stockholder Approval, provided that Target may extend the date of the Stockholders’ Meeting to the extent (x) necessary in order to obtain a quorum of its stockholders or (y) Target reasonably determines that such delay is required by applicable Law.

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(c) Neither the board of directors of Target nor any committee thereof shall (i) except as expressly permitted by this Section 8.1, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such board of directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption and approval of this Agreement by the holders of Target Common Stock, the board of directors of Target determines in good faith, after it has received a Superior Offer and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to Target stockholders under applicable Law, then the board of directors of Target may (subject to this and the following sentences) inform Target stockholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this and the following sentences) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”)), but only at a time that is after the third business day following Buyer’s receipt of written notice advising Buyer that the board of directors of Target has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Buyer shall have three business days from the date of receiving such notice to submit to Target any changes to the terms and conditions of this Agreement as would enable Target to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the Parties at the time.

(d) Notwithstanding any other provision of this Agreement, Target shall submit this Agreement to its stockholders at its Stockholders’ Meeting even if the board of directors of Target determines at any time after the date hereof that it is no longer advisable or recommends that Target stockholders reject it.

8.2	Other Offers, Etc.

(a) No Target Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) except as expressly permitted in Section 8.1(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, that this Section 8.2(a) shall not prohibit a Target Entity from furnishing nonpublic information regarding any Target Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Target Entity or Representative or Affiliate thereof shall have violated in any material respect any of the restrictions set forth in this Section 8.2, (B) the board of directors of Target determines in good faith (after consultation with its outside counsel and Target Financial Advisor) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (C) the board of directors of Target determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Target stockholders under applicable Law, as such duties would exist in the absence of this Section 8.2, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Target gives Buyer written notice of the identity of such Person or Group and of Target’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Target receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such

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Person or Group, Target furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Target to Buyer). In addition to the foregoing, Target shall provide Buyer with at least two business days prior written notice of a meeting of the board of directors of Target at which meeting the board of directors of Target is reasonably expected to resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Target hereby agrees promptly to provide to Buyer any revised documentation and any Acquisition Agreement.

(b) In addition to the obligations of Target set forth in Section 8.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of Target become aware thereof, Target shall advise Buyer of any request received by Target for nonpublic information which Target reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Target shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) The Target Entities shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Affiliate or Representative of any Target Entity shall be deemed to be a breach of this Section 8.2 by Target.

(d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act.

8.3	Exchange Listing.

Buyer shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq Stock Market the shares of Buyer Common Stock to be issued to the holders of Target Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4	Antitrust Notification; Consents of Regulatory Authorities.

(a) To the extent required by the HSR Act, each of the Parties shall, as promptly as practicable following the date hereof, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and shall comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Notwithstanding anything to the contrary in this Agreement, including

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this Section 8.4, no Buyer Entity shall be required to divest, license, lease, sell, or otherwise dispose of or hold separate any of its or any of Target Entity’s businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation that Buyer reasonably determines to be material to Buyer and its Subsidiaries taken as a whole.

(b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to Section 8.4(a)), and to obtain as promptly as practicable all Consents, actions, or non-actions of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). Buyer shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Target a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, each of Buyer and Target shall: (i) keep the other Party informed of any communication received from, or given to, the FTC, DOJ, or any other United States or foreign Regulatory Authority and of any communication received from or given to any Person (other than such Party’s employees, Representatives, or Affiliates) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other Party to review in advance any communication given by the first Party to, and consult with the other Party in advance of any meeting or conference with, the FTC, DOJ, or any other United States or foreign Regulatory Authority or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Buyer, Target, or their affiliates, as the case may be) and, to the extent permitted by the FTC, DOJ, or any other United States or foreign Regulatory Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

8.5	Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and Target shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.6	Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.7	Investigation and Confidentiality.

(a) Each Party hereto shall permit the others reasonable access during normal business hours to its and its Subsidiaries’ respective business and properties, books, contracts, records and personnel having material knowledge of the transactions contemplated hereby, provided however that each Party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any governmental entity requires such Party or any of its Subsidiaries to restrict or prohibit access to any such personnel, properties or information, (ii) such investigation shall be reasonably related to the transactions contemplated hereby, (iii) such access not interfere unnecessarily with normal operations and (iv) such access would reasonably likely to jeopardize such Party’s attorney-client privilege. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and other activities contemplated thereby.

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(b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.8	Press Releases.

Prior to the Effective Time, Target and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law; provided, further, that each of Target and Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Target and Buyer and do not reveal material, nonpublic information regarding the other Parties.

8.9	State Takeover Laws.

Each Target Entity and Buyer Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.10    Charter Provisions.

Each Target Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the certificates or articles of incorporation, bylaws or other governing instruments of any Target Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Target Entity that may be directly or indirectly acquired or controlled by them.

8.11    Employee Benefits and Contracts.

(a) At least one day prior to the Closing Date, Target shall take or cause to be taken all actions reasonably necessary or appropriate to terminate, effective no later than the Closing, the Health Reimbursement Arrangement Plan (the “HRA Plan”) and any Target Benefit Plan intended to qualify under Section 401(k) of the Internal Revenue Code (the “Target 401(k) Plan”). Target shall provide to Buyer prior to the Closing Date written evidence of the adoption by Target’s Board of Directors of resolutions authorizing the termination of the Target 401(k) Plan (which resolutions shall be subject to the prior review and approval of Buyer, which approval shall not be unreasonably withheld or delayed).

(b) Buyer shall take such action as may be necessary so that for a twelve (12) month period following the Closing Date, employees of a Target Entity who remain employed by such Target Entity after the Closing (the “Continuing Employees”) shall be provided employee benefits under employee benefit plans (including but not limited to incentive compensation, life insurance, welfare, 401(k), salary and fringe benefits but other than stock option or other plans involving the potential issuance of Buyer Common Stock) which are comparable in the aggregate to those provided by the Buyer Entities to their similarly situated employees. Buyer shall, or shall

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cause the Surviving Corporation and its Subsidiaries to, grant Continuing Employees credit for all service with the Target Entities prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) in all benefits provided by Buyer to Continuing Employees. The eligibility of any Continuing Employee to participate in any employee benefit plan of Buyer shall not be subject to any exclusions for pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Target Entities. Amounts paid before the Effective Time by Continuing Employees under any health plans of the Target Entities shall, after the Effective Time, be taken into account in applying deductible and annual out-of-pocket limits applicable under the health plans of Buyer provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Buyer. Buyer shall, and also cause the Surviving Corporation and its Subsidiaries, to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Target Disclosure Memorandum between any Target Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Target Benefit Plans.

(c) Notwithstanding anything in this Section 8.11 to the contrary, this Section 8.11 shall not operate to be construed to mean the employment of the Continuing Employees is not terminable by Surviving Corporation at will at any time, with or without cause, for any reason or no reason.

8.12    Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law and by Target’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b) Buyer shall, or shall cause the Surviving Corporation to (and Target shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in any material respects with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Buyer nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 250% of the annual premium payments on Target’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof provided, however, that no delay or failure on the part of any Indemnified Party in notifying Buyer and the Surviving Corporation shall relieve Buyer from any obligation hereunder unless, and then solely to the extent that Buyer is materially prejudiced thereby. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of

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other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises Buyer that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties if there are additional defenses available to the Indemnified Party, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this Section 8.12(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed); provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything to the contrary contained in this Section 8.12(c) or elsewhere in this Agreement, the Surviving Corporation shall not (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 8.12(c) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

(d) Following the Effective Time, to the extent permitted by applicable law, the Surviving Corporation and each of its Subsidiaries shall, and Buyer shall cause them to, include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six (6) years after the Effective Time, the indemnification provisions in the Target’s certificate of incorporation and bylaws or indemnification provisions that provide for indemnification rights that are substantially similar to the indemnification rights provided for in Target’s certificate of incorporation and bylaws.

(e) If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.

(f) The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

8.13    Warrant Agreements.

To the extent practicable, Target will contact the Persons (the “Warrant Holders”) who are parties to each Warrant Agreement and provide the terms of the transaction so that such Warrant Holders are able to exercise prior to the Closing. To the extent that notice of the transactions contemplated by this Agreement are required under the applicable Warrant Agreement, Target shall provide such notice within the required time period. To the extent that a Warrant Agreement provides that the Warrant Holder’s rights to acquire Target Common Stock pursuant to such Warrant Agreement may be terminated at or prior to the Closing, Target shall take such actions as are required by such Warrant Agreement to cause such termination.

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ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Target and Buyer pursuant to Section 11.5:

(a) Stockholder Approval. The stockholders of Target shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments, including Target’s certificate of incorporation and bylaws.

(b) Regulatory Approvals. All material actions or non-actions by, Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods imposed by Law shall have expired or been terminated. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition, licensing, divestiture, lease, sale, or holding separate of Assets) that would have a Buyer Material Adverse Effect after giving effect to the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (in addition to those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Without limiting the generality of the foregoing, Target shall have obtained the Consent listed in Section 9.1(c) of the Target Disclosure Memorandum. Notwithstanding the foregoing, the Consents listed in Section 9.1(c) of the Target Disclosure Memorandum as “not a Closing condition” shall not be a condition to Closing. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall (i) have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or (ii) have instituted or have pending any action or proceeding by any Regulatory Authority seeking (A) to restrain, prohibit or otherwise interfere with the ownership or operation by any Buyer Entity of all or any material portion of the business of any Target Entity (or, as a result of the transactions contemplated by this Agreement, any Buyer Entity) or to compel any Buyer Entity to divest, sell, license, lease, or otherwise dispose of or hold separate all or any material portion of the business or Assets of any Target Entity (or, as a result of the transactions contemplated by this Agreement, any Buyer Entity), (B) to impose limitations on the ability of any Buyer Entity effectively to exercise full rights of ownership of the shares of Target Common Stock or the equity interest of any Target Entity (or shares of capital stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (C) to require divestiture by any Buyer Entity of any such shares or equity interests.

(e) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.

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(f) Exchange Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

9.2	Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.5(a):

(a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Target set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3(a) and (b) shall be true and correct in all respects (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.20 and 5.25 shall be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or words of similar effect shall be deemed not to include such qualifications. There shall not exist inaccuracies in the representations and warranties of Target set forth in this Agreement (including the representations and warranties set forth in Sections 5.3(a) and (b), 5.20 and 5.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Target Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or words of similar effect shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates; Resignations. Target shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Target and in Sections 9.2(a) and 9.2(b) have been satisfied, (ii) certified copies of resolutions duly adopted by Target’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) resignations, effective as of the Effective Time, from the directors of each Target Subsidiary.

(d) CVR Agreement. Target shall have delivered to Buyer an executed copy of the CVR Agreement.

(e) Orderly Sale Agreement. Judson Cooper and Joshua Schein each shall have delivered to Buyer an executed agreement in substantially the form of Exhibit 3 (the “Orderly Sale Agreement”).

(f) FIRPTA Certificate. Target shall have delivered to Buyer a certification from Target, dated no more than 5 days prior to the Closing Date and signed by a responsible corporate officer of Target, that Target is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2).

9.3	Conditions to Obligations of Target.

The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 11.5(b):

(a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of

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the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 6.3(a) and (b) shall be true and correct in all respects (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Section 6.3(a) and (b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” words of similar effect shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Buyer shall have delivered to the Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Buyer and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors and Sub’s board of directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

(d) CVR Agreement. Buyer shall have delivered to Target an executed copy of the CVR Agreement.

ARTICLE 10

TERMINATION

10.1    Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Target.

(b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Section 9.2(a) and (b) or 9.3(a) and (b), as applicable, would not be satisfied as of the time of such breach) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within twenty days after the giving of written notice to the breaching Party of such breach and which breach would permit the terminating Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Sections 9.2(a) and (b) or 9.3(a) and (b), as applicable.

(c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Section 9.2(a) and (b) or 9.3(a) and (b), as applicable, would not be satisfied as of the time of such breach) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within twenty days after the giving of written notice to the breaching Party of such breach.

(d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement such that the conditions to closing the Merger set forth in Section 9.2(a) and (b) or 9.3(a) and (b), as applicable, would not be satisfied as of the time of such breach) in the event (i) any action, non-action, or Consent of any Regulatory Authority required for

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consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, provided that the right to terminate this Agreement under this Section 10.1(d)(i) or (ii) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in such Order, decree, ruling or other action, non-action or lack of Consent, or (iii) the stockholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon.

(e) By Buyer in the event that (i) the board of directors of Target, shall have failed to reaffirm its approval, upon Buyer’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, (ii) the board of directors of Target shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that Target stockholders give the Target Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such board of directors to Target stockholders that they give the Target Stockholder Approval, (iii) the board of directors of Target shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of Target Common Stock, the board of directors of Target shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) if the board of directors of Target shall have resolved to do any of the foregoing actions set forth in clauses (i)-(iii) or publicly announced its intention to do so.

(f) By Buyer if a Target Material Adverse Effect has occurred or it is reasonably likely to occur and cannot be cured prior to the End Date; provided, that Buyer may only terminate pursuant to this Section 10.1(f) as a result of an event described in the second paragraph of the definition of “Target Material Adverse Effect” if notice of such termination is provided to Target within 45 days following Buyer’s actual knowledge of the facts reasonably sufficient to form an opinion.

(g) By either Party (notwithstanding that Target Stockholder Approval has been obtained) if the Merger has not been consummated on or before the six month anniversary of the date of this Agreement (subject to possible extension as provided below, the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date.

(h) By Buyer in the event of a breach of Section 8.2 by a Principal Stockholder or a material breach of Section 8.2 by a Person who is not a Principal Stockholder.

10.2    Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (a) the provisions of this Section 10.2, Section 8.7(b) and Article 1 and 11, shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3    Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3, Sections 8.11 and 8.12 and Article 1, 2, 3 and 11. This Section 10.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

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ARTICLE 11

MISCELLANEOUS

11.1    Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any bona fide proposal (whether communicated to Target or publicly announced to Target’s stockholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Target or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Target as reflected on Target’s consolidated balance sheet prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target by any Person or Group (other than Buyer or any of its Affiliates) of 10% or more in interest of the total outstanding voting securities of any Target Entity, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 10% or more in interest of the total outstanding voting securities of any Target Entity, or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the stockholders of Target immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 10% or more of the assets of Target or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, on a consolidated basis; or (iii) any liquidation or dissolution of Target.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description (excluding real property), whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BLA” means Biologics License Application.

“Buyer Common Stock” means the common stock, par value $0.002 per share, of Buyer, together with an associated Buyer Right.

“Buyer Disclosure Memorandum” means the written information set forth in the disclosure letter delivered prior to the date of this Agreement to Target.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Financial Advisor” means J.P. Morgan Securities Inc.

“Buyer Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of March 31, 2008 and as of December 31, 2007, and the related statements of

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operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2008, and for each of the three fiscal years ended December 31, 2007, as filed by Buyer in SEC Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2008.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “Buyer Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in GAAP, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Target in contemplation of the transactions contemplated hereby, (D) the effects of compliance with and performance under this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E) the execution and public announcement of this Agreement or any of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of Buyer Common Stock, (G) the entry into the market of generic products competitive with any of Buyer’s products, the emergence of a strain or strains of bacteria resistant to any of Buyer’s products, the failure to receive required regulatory approvals for any of Buyer’s products, or Buyer’s failure to successfully conduct clinical trials in a timely manner for any of its products in development; (H) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (I) any failure by Buyer to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Buyer Material Adverse Effect has occurred or is reasonably expected to occur).

“Buyer Preferred Stock” means the preferred stock, par value $0.001 per share, of Buyer.

“Buyer Rights” means the Equity Rights issued pursuant to the Buyer Rights Agreement.

“Buyer Rights Agreement” means that certain Rights Agreement, dated September 10, 1998, between Buyer and StockTrans, Inc., as Rights Agent, as amended.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in Section 6.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Cinryze” means Target’s C1 Inhibitor (human) product.

“Closing Date” means the date on which the Closing occurs.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 20, 2007, between Target and Buyer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

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“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business (excluding leases and subleases).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, employment agreement (or consulting agreement), change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, (v) arrived at through collective bargaining or otherwise, or (vi) current or terminated.

“Employment Agreements” means, collectively, the Second Amended and Restated Employment Agreement, dated as of December 20, 2007, between Target and Judson Cooper, as amended by the letter agreement dated the date hereof between Target and Judson Cooper, and the Second Amended and Restated Employment Agreement, dated as of December 20, 2007, between Target and Joshua Schein, as amended by the letter agreement dated the date hereof between Target and Joshua Schein.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Target Entity, and any predecessor of a Target Entity or any of its Subsidiaries and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Target Entities, any subsidiary and/or any predecessor or any of them, under Section 414 of the Internal Revenue Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“HAE” means hereditary angioedema.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means an Investigational New Drug Application.

“Intellectual Property” means the following and all rights (whether common law, statutory or otherwise): (a) United States and foreign patents, inventor’s certificates and utility models (including any substitutions, extensions, confirmations, reissues, divisions, re-examinations, renewals and extensions thereof) and any and all applications (including any utility, continuation, divisional, substitution, continuations-in-part, provisional, reissue, or reexamination application) and registrations therefor, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) copyrights and any and all applications and registrations therefor; (c) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor (“Domain Names”); (d) trade names, logos, business symbols, trade dress, assumed names, fictitious names, corporate names, certification marks, collective marks, d/b/a’s, trademarks and service marks, (in each case together with any and all related goodwill) and any and all applications and registrations therefor (“Trademarks”); (e) all rights in databases and data collections; (f) all inventions (whether or not patentable) and (g) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”), in each case to the extent recognized as intellectual property under applicable law.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business.

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“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Licensed Intellectual Property” means all Intellectual Property to which the Target Entities have rights granted by a third party.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of any Target Entity or Buyer or its Subsidiaries, as applicable, (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Target Entities or the Buyer Entities, as applicable, as presently conducted; (iv) Liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) liens and other encumbrances that would not reasonably be expected to have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, and (vi) with respect to Article 5 hereof, all matters created or caused by or on behalf of, or with the written consent of, Buyer.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Nasdaq” means Nasdaq Stock Market, Inc.

“Nasdaq Stock Market” means The Nasdaq Stock Market.

“Orphan Exclusivity” means, as set forth in 21 U.S.C. § 360aa and 21 C.F.R. Part 316, Subpart D, the seven year exclusive marketing period applicable to the holder of U.S. Marketing Approval for a product that has received orphan designation under 21 U.S.C. § 360bb for a rare disease or condition.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned by the Target Entities (whether solely or jointly with any third party).

“Party” means any of Target, Sub or Buyer, and “Parties” means Target, Sub and Buyer.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

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“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Principal Stockholder” shall mean Judson Cooper and Joshua Schein.

“Proxy Statement” means the proxy statement used by Target to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

“Registered Intellectual Property” means Intellectual Property that is duly registered with or issued by an appropriate Regulatory Authority of which the rights conveyed by the registration or issuance are in effect as of the date hereof, and any application filed with an appropriate Regulatory Authority for registration or issuance.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the stockholders of Target in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, the FTC, the DOJ, the U.S. Bureau of Customs & Border Protection, FDA, the European Medicines Agency (EMEA), European Union member-state competent authorities, other such foreign agencies responsible for regulating the pharmaceutical or biologics industry, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries, and their Collaboration Partners.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stockholders’ Meeting” means the meeting of the stockholders of Target to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

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“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of a majority equity interest in, or all or a majority of all of the assets and liabilities of, the Target Entities and (ii) with respect to which the board of directors of Target (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of Target Financial Advisor) to be more favorable to Target’s stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Target, after obtaining the advice of Target Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Surviving Corporation” means Target as the surviving corporation resulting from the Merger.

“Target Common Stock” means the common stock, par value $0.01 per share, of Target.

“Target Disclosure Memorandum” means the written information set forth in a disclosure letter delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Target Entities” means, collectively, Target and the Target Subsidiaries.

“Target Financial Advisor” means J.P. Morgan Securities Inc.

“Target Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Target as of March 31, 2008 and as of December 31, 2007, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2008, and for the period from July 21, 2003 to March 31, 2008, and (ii) the consolidated balance sheets of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2008.

“Target Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Target Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of the Target Entities, taken as a whole, or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that with respect to clause (i), “Target Material Adverse Effect” shall be deemed to exclude the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities, (B) changes in GAAP, (C) actions and omissions of any Target Entity taken with the prior written consent of Buyer in contemplation of the transactions contemplated hereby, (D) the effects of compliance with this Agreement on the operating performance of Target, including expenses incurred by Target in consummating the transactions contemplated by this Agreement, (E) the execution and public announcement of this Agreement or any of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of Target Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Target Material Adverse Effect has occurred or is reasonably expected to occur), (G) the entry into the market of products competitive with any of Target’s Product Candidates, the failure to receive any regulatory approvals for any of Target’s Product Candidates, or Target’s failure to successfully conduct clinical trials in a timely manner for any of its products in development or any

Annex A-48

other adverse regulatory development affecting the Target Entities or the Target Product Candidates in any manner, (H) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (I) any failure by Target to meet internal projections or forecasts or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Target Material Adverse Effect has occurred or is reasonably expected to occur).

Notwithstanding any provision to the contrary, it shall be a “Target Material Adverse Effect” in the event that any of the following occurs: (i) action by the FDA that precludes Orphan Exclusivity for Cinryze for the prophylaxis of HAE; (ii) receipt of a complete response letter from the FDA requiring a Class 2 resubmission or a communication from the FDA that such a complete response letter will be forthcoming, in each case other than with respect to solely acute indications; (iii) a requirement by the FDA that restricts the prophylactic use of Cinryze to any subset of HAE patients more restrictive, in any material respect, than the enrollment criteria used in Target’s pivotal Phase 3 study for the prophylactic use of Cinryze; (iv) a requirement by the FDA that Target conduct a Phase 4 clinical trial requiring enrollment of (A) more than 100 patients for the prophylactic use of Cinryze in the aggregate or (B) more than 20% of the actual patients participating, as of the date hereof, in Target’s existing open-label trials; (v) a requirement to implement an FDA-mandated Risk Evaluation and Mitigation Strategy program (“REMS”); (vi) the occurrence or discovery of any “serious adverse event” (as defined in 21 C.F.R. § 312.32(a)) from previous or ongoing clinical studies with Cinryze that (A) results in a “black box” warning for Cinryze or notification by the FDA that may result in such a “black box” warning or (B) results in a clinical hold of Target’s trials or programs; or (vii) the FDA mandates a “black box” warning for all products in the class of C1 Inhibitors (including Cinryze).

“Target Option Plan” means the 2004 Omnibus Incentive Compensation Plan of Target, as amended.

“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiary described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Warrant Agreements” mean each Target Contract evidencing a warrant to purchase shares of Target Common Stock.

Annex A-49

(b) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page	Term	Page
Acquisition Agreement	A-32	Leased Real Property	A-19
Agreement	A-1	Leases	A-19
Antitrust Laws	A-33	Maximum Amount	A-36
Average Closing Price	A-3	Merger	A-1
Buyer	A-1	Merger Consideration	A-3
Buyer Contracts	A-26	NDA	A-18
Buyer SEC Reports	A-23	Option Consideration	A-4
Cash Consideration	A-3	Orderly Sale Agreement	A-39
Certificate	A-4	Patents	A-45
Certificate of Merger	A-2	Product Candidates	A-17
Certificates	A-4	Proxy/Prospectus	A-31
Closing	A-2	Restricted Stock	A-4
COBRA	A-15	Sarbanes-Oxley Act	A-13
Collaboration	A-17	Stock Consideration	A-3
Collaboration Partner	A-17	Sub	A-1
Continuing Employees	A-35	Subsequent Determination	A-32
CVR	A-3	Takeover Laws	A-19
CVR Agreement	A-1	Target	A-1
DGCL	A-1	Target 401(k) Plan	A-35
DOJ	A-33	Target Benefit Plans	A-14
DOL	A-14	Target ERISA Plan	A-14
Domain Names	A-45	Target Material Contracts	A-16
Effective Time	A-2	Target Options	A-4
End Date	A-41	Target Plan Option	A-4
Exchange Agent	A-4	Target Product Candidates	A-17
Exchange Ratio	A-3	Target SEC Reports	A-8
FCPA	A-20	Target Stockholder Approval	A-31
FDCA	A-17	Termination Fee	A-51
FTC	A-33	Trade Secrets	A-45
HRA Plan	A-35	Trademarks	A-45
Human Testing Authorization	A-17	Uncertificated Shares	A-4
Indemnified Party	A-36	Voting Agreement	A-1
IP Contract	A-16	Warrant Holders	A-37

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

11.2    Expenses; Termination Fee.

(a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy/Prospectus.

Annex A-50

(b) Notwithstanding the foregoing:

(i) if (1) another Acquisition Proposal has been publicly announced and not withdrawn, (2) Target or Buyer terminates this Agreement pursuant to Section 10.1(d)(iii), and (3) within 12 months of such termination, Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 10% and 90% amounts in the definition of Acquisition Transaction to 50%);

(ii) if (1) Buyer terminates this Agreement pursuant to Section 10.1(c) or Section 10.1(h) and (2) within 9 months of such termination, Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 10% and 90% amounts in the definition of Acquisition Transaction to 50%); or

(iii) if (1) Buyer terminates this Agreement pursuant to Section 10.1(e) and (2) within 12 months of such termination, Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 10% and 90% amounts in the definition of Acquisition Transaction to 50%), then Target shall pay to Buyer an amount equal to $18.5 million (the “Termination Fee”). If Buyer terminates the Agreement pursuant to Section 10.1(h) and the condition set forth in Section 11.2(b)(ii)(2) has not been met, then Target shall pay to Buyer an amount equal to the aggregate amount of all reasonable documented fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, not to exceed $3.5 million (the “Expense Reimbursement”) in same-day funds two business days following the date of termination of this Agreement; provided that if the condition set forth in Section 11.2(b)(ii)(2) is later satisfied the Termination Fee (less the amount of any Expense Reimbursement that has been paid) shall also be paid. Target hereby waives any right to set-off or counterclaim against such amounts. If the Termination Fee shall be payable pursuant to Section 11.2(b)(i), Section 11.2(b)(ii), Section 11.2(b)(iii) or the proviso to the second preceding sentence, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction.

(c) Target and Buyer acknowledge that the agreements contained in Section 11.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither Target nor Buyer would enter into this Agreement; accordingly, if Target fails to pay promptly any fee or amount payable by it pursuant to this Section 11.2, then Target shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee or amount, together with interest on the amount of the fee or amount at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

(d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Target of the terms of this Agreement or otherwise limit the rights of Buyer.

11.3    Entire Agreement.

This Agreement and the documents, instruments and exhibits referred to herein constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.

Annex A-51

11.4    Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

11.5    Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Target, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer or Sub, to waive or extend the time for the compliance or fulfillment by Buyer or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6    Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.7    Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	Lev Pharmaceuticals, Inc. 675 Third Avenue, Suite 2200 New York, NY 10017 Facsimile Number: (212) 682-2559 Attention: Judson Cooper

Annex A-52

With copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile Number: (212) 728-9592

Attention: Jeffrey S. Hochman

Becker & Poliakoff, LLP

45 Broadway, 11th Floor

New York, NY 10006

Facsimile Number: (212) 557-0295

Attention: Victor J. DiGioia

Buyer:	ViroPharma Incorporated 397 Eagleview Boulevard Exton, PA 19341 Facsimile Number: (610) 458-7380 Attention: J. Peter Wolf

With a copy to (which shall not constitute notice):

DLA Piper US LLP 6225 Smith Avenue Baltimore, MD 21209-3600 Facsimile Number: (410) 580-3251 Attention: Howard S. Schwartz

11.8    Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or Litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10    Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

Annex A-53

11.11    Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12    Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13    Waiver of Jury Trial.

Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any such right such Party may have to a trial by jury in respect of any Litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies that (a) no representative, agent or attorney of the other Party has represented expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party as been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

11.14    Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Annex A-54

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VIROPHARMA INCORPORATED

By:	/s/ Vincent Milano
Name:	Vincent Milano
Title:	Chief Executive Officer

HAE ACQUISITION CORP.

By:	/s/ Vincent Milano
Name:	Vincent Milano
Title:	Chief Executive Officer

LEV PHARMACEUTICALS, INC.

By:	/s/ Judson Cooper
Name:	Judson Cooper
Title:	Chairman

Annex A-55

Annex B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [            ], 200[    ] (this “Agreement”), is entered into by and among VIROPHARMA INCORPORATED, a Delaware corporation (“Buyer”), LEV PHARMACEUTICALS, INC., a Delaware corporation (“Target”), and STOCKTRANS, INC., a Pennsylvania corporation, as Rights Agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).

Preamble

Buyer, HAE Acquisition Corp., a Delaware corporation (“Sub”), and Target have entered into an Agreement and Plan of Merger dated as of July 15, 2008 (the “Merger Agreement”), pursuant to which Sub will merge with and into Target, with Target surviving the Merger as a subsidiary of Buyer.

Pursuant to the Merger Agreement, Buyer agreed to create and issue to Target’s stockholders of record immediately prior to the Effective Time contingent value rights as hereinafter described.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Buyer and to make this Agreement a valid and binding agreement of Buyer, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with U.S. generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Board of Directors” means the board of directors of Buyer.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

Annex B-1

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Cinryze” means Target’s C1 inhibitor (human) product.

“CVRs” means the contingent value rights issued by Buyer pursuant to the Merger Agreement and this Agreement.

“CVR Payment Amounts” means the First CVR Payment Amount and the Second CVR Payment Amount.

“CVR Payment Date” means the date that a CVR Payment Amount is paid by Buyer to the Holders, which date shall be established pursuant to Section 2.4.

“First CVR Payment Amount” means an amount equal to $0.50 per CVR, payable in cash.

“HAE” means hereditary angioedema.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Net Sales” means those sales of Cinryze for the applicable fiscal period as reported by Buyer or, in the event any sales of Cinryze are not reported by Buyer, from the books and records of any Permitted Sellers, which shall be maintained in accordance with GAAP or such other successor standard as is mandated by the SEC, as net sales in its audited annual and unaudited quarterly financial statements filed with the Securities and Exchange Commission, provided that if Buyer or any Permitted Seller is not a publicly reporting company, Buyer or Permitted Seller shall audit its calculation of “Net Sales.”

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Orphan Exclusivity” means, as set forth in 21 U.S.C. § 360aa and 21 C.F.R. Part 316, Subpart D, the seven year exclusive marketing period applicable to the holder of U.S. Marketing Approval for a product that has received orphan designation under 21 U.S.C. § 360bb for a rare disease or condition.

“Permitted Seller” means any licensee or sublicensee of Buyer (but not a distributor of Buyer or of any such licensee or sublicensee) having the right to sell Cinryze.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order; or (iv) a transfer made by operation of law (including a consolidation or merger) or as in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Second CVR Payment Amount” means an amount equal to $0.50 per CVR, payable in cash.

Annex B-2

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1    Issuance of CVRs.

The CVRs shall be issued pursuant to the Merger at the time and in the manner set forth in the Merger Agreement.

Section 2.2    Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the CVR Registrar, pursuant to Securities Transfer Association guidelines, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Buyer, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.4    Payment Procedures.

(a) Promptly following the occurrence of a First CVR Payment Event, but in no event later than five Business Days of such event, Buyer shall deliver to the Rights Agent a certificate (the “First CVR Payment Compliance Certificate”), certifying that the Holders are entitled to receive the First CVR Payment Amount. “First CVR Payment Event” shall mean the occurrence of either of the following events:

(i) Both (A) Cinryze is approved by the FDA for the acute treatment of HAE and (B) the FDA grants to Target, Buyer or any of their Affiliates Orphan Exclusivity for Cinryze encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products; or

(ii) Orphan Exclusivity for the acute treatment of HAE has not become effective for any third party’s (i.e., a party other than Target, Buyer or any of their Affiliates) human C1 inhibitor product for two years from the later of the date hereof and the date on which Orphan Exclusivity for Cinryze for the prophylaxis of HAE becomes effective.

Annex B-3

(b) Following the second anniversary of this Agreement (or earlier if Orphan Exclusivity becomes effective for a third party’s (i.e., a party other than Target, Buyer or any of their Affiliates) human C1 inhibitor product for the acute treatment of HAE), if events or circumstances occur prior to the delivery of the First CVR Payment Compliance Certificate that cause Buyer to reasonably believe to cause the conditions in clauses 2.4(a)(i) and 2.4(a)(ii) hereof not to be satisfied and can never be satisfied, then within 30 days of the occurrence of such events or circumstances, Buyer shall deliver to the Rights Agent a certificate (the “First CVR Payment Non-Compliance Certificate”), setting forth in reasonable detail the events or circumstances that have caused or would cause the conditions set forth in clauses 2.4(a)(i) and 2.4(a)(ii) hereof not to be satisfied and not capable of ever being satisfied.

(c) Buyer shall provide to the Rights Agent, as soon as is reasonably practicable, but not later than 30 days, after the end of each fiscal quarter of Buyer prior to the fiscal quarter ended [            ], 201[    ] [10 years from closing] (the “Outside Date”), a certificate signed by the chief executive officer or chief financial officer of Buyer setting forth the Net Sales for such fiscal quarter and cumulative Net Sales through the end of such fiscal quarter (the “Sales Notice”). If Buyer and any of its Subsidiaries achieve at least $600,000,000 in cumulative Net Sales (the “Sales Target”) during the period beginning on the date hereof and ending on the Outside Date, then upon delivery of the Sales Notice reflecting that the Sales Target is met, Buyer shall deliver to the Rights Agent a certificate (the “Second CVR Payment Compliance Certificate” and, together with the First CVR Payment Compliance Certificate, the “Compliance Certificates”), certifying that the Holders are entitled to receive the Second CVR Payment Amount. If the Sales Target is not met by the Outside Date, then within 30 days of the Outside Date, Buyer shall deliver to the Rights Agent a certificate (the “Second CVR Payment Non-Compliance Certificate” and, together with the First CVR Payment Non-Compliance Certificate, the “Non-Compliance Certificates”), certifying that the Sales Target was not met by the Outside Date, and as a result the Holders are not entitled to receive the Second CVR Payment Amount.

(d) From and after the date hereof but prior to the Outside Date, in the event of the sale of substantially all of the rights to Cinryze in North America by Buyer, Target or any of their Affiliates, Buyer shall deliver to the Rights Agent an amount, payable in cash, equal to the aggregate CVR Payment Amounts with respect to all Holders to the extent not previously paid in full; provided, that the First CVR Payment Amount shall not be required to be paid if there has been a final determination in accordance with this Agreement, following delivery and approval of a First CVR Payment Non-Compliance Certificate, that no First CVR Payment Amount is, or can ever be, payable under this Agreement. Upon such payment, no further payment of the CVR Payment Amounts shall be required. Notwithstanding the foregoing, (i) Buyer, Target or any of their Affiliates shall have the right to license Cinryze to third parties for the purposes of providing services, including and not limited to, services related to research, development or commercialization of Cinryze and (ii) no transaction in compliance with Section 6.1 shall trigger a requirement to make the payment described in the first sentence of this Section 2.4(d).

(e) Except as otherwise requested by any Holder, the Rights Agent shall promptly (and in no event later than five Business Days) send each Holder a copy of each Compliance Certificate and Non-Compliance Certificate at its registered address. In addition, upon the request of any Holder, the Rights Agent shall promptly (and in no event later than five Business Days after such request) send such Holder a copy of any Sales Notice delivered by Buyer.

(f) Upon demand by any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs, within 45 days of receipt of a Non-Compliance Certificate, that the Rights Agent deliver a written notice, prepared by said Holder or Holders, specifying whether said Holder or Holders agree with (a “Notice of Agreement”) or object to (a “Notice of Objection”) such Non-Compliance Certificate, the Rights Agent shall deliver such Notice of Agreement or Notice of Objection, as applicable, to Buyer. If the Rights Agent delivers a Notice of Agreement from said Holder or Holders to Buyer in response to such Non-Compliance Certificate, then, so long as any other Holder or Holders of at least 20% in the aggregate of the outstanding CVRs has not caused the Rights Agent to deliver a Notice of Objection to Buyer, the applicable CVR Payment Amount shall not be due and payable to the Holders, and Buyer and the Rights Agent shall have no further obligations with respect to such CVR Payment Amount.

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(g) If the Rights Agent delivers a Notice of Objection to Buyer within the 45-day period set forth in Section 2.4(f), the Rights Agent shall deliver together with the Notice of Objection, a certificate on behalf of the Holders (the “Objection Certificate”) setting forth in reasonable detail, as prepared by the objecting Holder or Holders of at least 20% in the aggregate of the outstanding CVRs, each of the objections to the events or circumstances described in the applicable Non-Compliance Certificate (collectively, the “Determinations”). If Buyer does not agree with the objections to the applicable Non-Compliance Certificate in the Objection Certificate, the Determinations that are in dispute shall be resolved by the procedure set forth in Section 7.12, which decision shall be binding on the parties hereto and the Holders.

(h) If the Rights Agent has not received from a Holder or Holders of at least 20% in the aggregate of the outstanding CVRs, within 45 days of receipt of a Non-Compliance Certificate and, therefore, does not deliver a Notice of Objection and Objection Certificate to the applicable Non-Compliance Certificate within the periods described above, the Rights Agent shall be deemed to have delivered a Notice of Agreement with respect to such Non-Compliance Certificate and the applicable CVR Payment Amount shall not be due and payable to the Holders, and Buyer and the Rights Agent shall have no further obligations with respect to such CVR Payment Amount.

(i) If Buyer delivers a Compliance Certificate to the Rights Agent or if a CVR Payment Amount is determined to be payable pursuant to Section 2.4(g) above, Buyer shall establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days of the date of the applicable Compliance Certificate or decision, as applicable. At least 5 business days prior to such CVR Payment Date, Buyer shall cause the applicable aggregate CVR Payment Amount with respect to all Holders to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable CVR Payment Amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date, or, (ii) with respect to Holders that are due CVR Payment Amounts in excess of $1,000,000 who have provided the Rights Agent with wire transfer instructions in writing, by wire transfer of immediately available funds to such account.

(j) Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(k) Buyer shall promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or any Holder or Holders of at least 5% in the aggregate of the outstanding CVRs may reasonably request in connection with the determination of whether a First CVR Payment Event has occurred or whether the Sales Target has been met. The Rights Agent shall forward any information and documentation it receives to the Holders who request such information.

Section 2.5    No Voting, Dividends Or Interest; No Equity Or Ownership Interest In Buyer.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Buyer or in any constituent company to the Merger.

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ARTICLE III

THE RIGHTS AGENT

Section 3.1    Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) Any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder, including, without limitation, the delivery of Notices of Objection, Objection Certificates and negotiation or arbitration pursuant to Section 7.12. The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

Section 3.2    Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(g) Buyer agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct, provided, however, that Agent’s

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aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Buyer to Rights Agent as fees and charges, but not including reimbursable expenses.

(h) Buyer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Buyer for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Project Management Fee will be rendered a reasonable time prior to, and paid on, the effective date of the transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Buyer, except for postage and mailing expenses, which funds must be received one (1) business day prior to the scheduled mailing date. Buyer agrees to pay to the Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement; provided, however, that in the event of a resolution in favor of Buyer any amounts, including fees and expenses, payable in favor of the Rights Agent related to such dispute, resolution or arbitration shall be offset against the CVR Payment Amounts, if any.

Section 3.3    Resignation And Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Buyer specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified.

(b) If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Buyer, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may be a Holder and is not an officer of Buyer. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c), become the successor Rights Agent.

(d) Buyer shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Buyer fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Buyer.

Section 3.4    Acceptance of Appointment By Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Buyer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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ARTICLE IV

COVENANTS

Section 4.1    List of Holders.

Buyer shall furnish or cause to be furnished to the Rights Agent (a) in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), the names and addresses of the Holders within five Business Days of the Effective Time, and (b) at such times as the Rights Agent may request in writing, within five days after receipt by Buyer of any such request, a list, in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished.

Section 4.2    Payment of CVR Payment Amount.

Buyer shall duly and promptly pay each Holder the applicable CVR Payment Amount, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

Section 4.3    Commercially Reasonable Efforts.

Unless this Agreement and the CVRs shall have earlier terminated as provided herein, from and after the date hereof, Buyer shall use commercially reasonable efforts consistent with pharmaceutical industry practice relating to products in a similar stage of marketing, development and approval and with similar economic potential, and considering the regulatory, legal, business, commercial and other facts and circumstances presented to Buyer from and after the date hereof, to achieve, as soon as practicable, a First CVR Payment Event and the Sales Target.

Section 4.4    Ability To Make Prompt Payment.

Neither Buyer nor any of its Subsidiaries shall enter into any agreement that would restrict Buyer’s right to be able to promptly make payments to the Holders under this Agreement or otherwise restrict Buyer’s ability to fund such payments.

ARTICLE V

AMENDMENTS

Section 5.1    Amendments Without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) subject to Section 6.1, to evidence the succession of another Person to Buyer and the assumption by any such successor of the covenants of Buyer herein; or

(ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b) Without the consent of any Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

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(ii) to add to the covenants of Buyer such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Buyer shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2    Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interest of the Holders.

(b) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Buyer shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3    Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Buyer stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4    Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

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ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1    Company May Consolidate, Etc.

(a) Buyer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in case Buyer shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Buyer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Buyer substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed; and

(ii) Buyer has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least 80% of Buyer’s total consolidated revenues as reported in Buyer’s last available periodic financial report (quarterly or annual, as the case may be).

Section 6.2    Successor Substituted.

Upon any consolidation of or merger by Buyer with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Buyer under this Agreement with the same effect as if the Surviving Person had been named as Buyer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1    Notices To Rights Agent And Buyer.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows:

(a) if to the Rights Agent, addressed to it at 44 West Lancaster Avenue, Ardmore, PA 19003, facsimile at 610-649-7302, or at any other address previously furnished in writing to the Holders and Buyer by the Rights Agent; or

(b) if to Buyer, addressed to it at 397 Eagleview Boulevard, Exton, Pennsylvania 19341, facsimile at 610-458-7380, or at any other address previously furnished in writing to the Rights Agent and the Holders by Buyer.

Section 7.2    Notice To Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected

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by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3    Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4    Successors and Assigns.

All covenants and agreements in this Agreement by Buyer shall bind its successors and assigns, whether so expressed or not.

Section 7.5    Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

Section 7.6    Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 7.7    Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 7.8    Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.9    Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

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Section 7.10    Termination.

This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of all potential CVR Payment Amounts required to be paid under the terms of this Agreement and (b) the final determination in accordance with this Agreement, following delivery and approval of Non-Compliance Certificates relating to both CVR Payment Amounts, that no CVR Payment Amount is, or can ever be, payable under of this Agreement.

Section 7.11    Entire Agreement.

This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12    Negotiation; Arbitration.

(a) Prior to any arbitration pursuant to Section 7.12(b), Buyer, the Rights Agent and any Holder or Holders of at least 5% in the aggregate of the outstanding CVRs shall negotiate in good faith for a period of 30 days to resolve any controversy or claim arising out of or relating to this Agreement, or the breach thereof.

(b) After expiration of the 30-day period contemplated by Section 7.12(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Buyer, the Rights Agent and any Holder or Holders of at least 20% in the aggregate of the outstanding CVRs may initiate an arbitration for any matter relating to this Agreement. The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrators shall be selected by the American Arbitration Association. The place of the arbitration shall be New York, New York. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. Any award payable in favor of the Holder or Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. Buyer shall pay all fees and expenses incurred in connection with any arbitration, including the costs and expenses billed by the Arbitrator in connection with the performance of its duties described herein; provided, however, that if the arbitrator rules in favor of Buyer, the Arbitrator’s fees and expenses shall be offset against the CVR Payment Amounts, if any.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

VIROPHARMA INCORPORATED

By:
Name:
Title:

LEV PHARMACEUTICALS, INC.

By:
Name:
Title:

STOCKTRANS, INC.

By:
Name:
Title:

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Annex C

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2008, by and among VIROPHARMA INCORPORATED, a Delaware corporation (“Buyer”), LEV PHARMACEUTICALS, INC., a Delaware corporation (“Target”), and the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of Target.

Preamble

Concurrently with the execution and delivery hereof, Buyer, HAE ACQUISITION CORP., a Delaware corporation (“Sub”), and Target are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Sub with and into Target in accordance with its terms.

Each stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of Target as is indicated on the signature page of this Agreement.

In consideration of the execution and delivery of the Merger Agreement by Buyer and Sub, Stockholders desire to agree to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger, as further provided herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

“Shares” means, with respect to any Stockholder, (i) all shares of capital stock of Target owned, beneficially or of record, by each Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Target acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 12 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, each Stockholder shall not, except in connection with the Merger or as the result of the death of such Stockholder, Transfer any of the Shares owned by such Stockholder, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto.

Annex C-1

(b) Each Stockholder understands and agrees that if such Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares owned by such Stockholder other than in compliance with this Agreement, Target shall not, and each Stockholder hereby unconditionally and irrevocably instructs Target not to, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares owned by such Stockholder or (iii) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

(c) From and after the date hereof, except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that would restrict his legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or otherwise prevent or disable such Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, each Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares owned by such Stockholder, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Shares, deposit any of such Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder’s legal power, authority or right to vote such Shares in favor of the approval of the Proposed Transaction.

(d) Notwithstanding anything in this Agreement to the contrary, any Stockholder may Transfer any Shares owned by such Stockholder to any member of such Stockholder’s immediate family, to a charity or charitable foundation or to a trust for the benefit of such Stockholder or any member of such Stockholder; provided, however, that such a Transfer shall be permitted only if, as a condition precedent to such Transfer, the transferee in such Transfer agrees in a writing that is reasonably satisfactory in form and substance to Buyer to be bound by all terms of this Agreement as though such transferee were a Stockholder hereunder; provided, further, that (i) Judson Cooper and his Affiliates who are a party to this Agreement may Transfer up to an aggregate of 2 million Shares and (ii) Joshua Schein and his Affiliates who are a party to this Agreement may Transfer up to an aggregate of 2 million Shares, in each case, to a charity or charitable foundation without compliance with the preceding proviso; provided, finally, that such Transfer to a charity or charitable foundation pursuant to the preceding proviso shall be permitted only if, as a condition precedent to such Transfer, another stockholder of Target who is not a party hereto (an “Additional Stockholder”) agrees in a writing that is reasonably satisfactory in form and substance to Buyer to be bound by all terms of this Agreement (with respect to at least as many shares of capital stock of Target as are Transferred pursuant to the preceding proviso) as though such Additional Stockholder were a Stockholder hereunder.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of Target called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Target, each Stockholder (solely in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares owned by such Stockholder to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Merger, the Merger Agreement and the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving Target or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of Target or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Target or any of its subsidiaries; or (D) any other action that is intended, or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).

Annex C-2

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with this Section 3.

4. Grant of Irrevocable Proxy.

(a) Each Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Buyer and each of its executive officers and any of them, in their capacities as officers of Buyer (the “Grantees”), each Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote the Shares, to instruct nominees or record holders to vote such Shares owned by such Stockholder, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders at which any of the matters described in Section 3 hereof is to be considered.

(b) Each Stockholder represents that any proxies heretofore given in respect of Stockholder’s shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law until termination of this Agreement.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Each Stockholder may vote the Shares on all other matters.

(e) Buyer may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to Stockholder.

5. No Solicitation. Prior to the termination of this Agreement, each Stockholder, solely in his capacity as a stockholder, shall not directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) except as Target may be permitted pursuant to the Merger Agreement, conduct or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or disclose any non-public information relating to Target or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

6. Action in Stockholder Capacity Only. Each Stockholder makes no agreement or understanding herein as a director, employee, officer or agent of Target. Each Stockholder signs solely in his capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in any other capacity, including without limitation, as an officer, director, employee, or agent of Target.

7. Representations and Warranties of Stockholder. Each Stockholder, severally but not jointly, hereby represents and warrants to Buyer as follows:

(a)(i) Such Stockholder is the beneficial or record owner of the shares of capital stock of Target indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) such Stockholder does not beneficially own any securities of Target other than the shares of capital stock and

Annex C-3

rights to purchase shares of capital stock of Target set forth on the signature page of this Agreement; (iii) such Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against him in accordance with its terms. Prior to the termination of this Agreement, such Stockholder agrees to promptly notify Buyer of any additional shares of capital stock of Target that such Stockholder becomes the beneficial owner of after the date hereof.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, such Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by such Stockholder of his agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of his assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely in any material respect affect such Stockholder’s ability to perform his obligations under this Agreement or render materially inaccurate any of the representations made by him herein.

(d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer, Sub or Target in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(e) Each Stockholder understands and acknowledges that Buyer, Sub and Target are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties contained herein.

8. Representations and Warranties of Buyer.

(a) Buyer hereby represents and warrants to Target as follows: (i) Buyer has full power and authority to make, enter into and carry out the terms of this Agreement and (ii) this Agreement has been duly and validly authorized by all necessary action on the part of Buyer and has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms.

(b) The execution and delivery of this Agreement and the performance by Buyer of its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Buyer is a party or by which Buyer (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Buyer’s ability to perform its obligations under this Agreement or render materially inaccurate any of the representations made by it herein.

Annex C-4

9. Exchange of Shares; Waiver of Rights of Appraisal. If the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Each Stockholder hereby waives, and agrees to prevent the exercise of, any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have by virtue of his beneficial ownership of the Shares.

10. Regulatory Approvals. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required Consents.

11. Confidentiality. Each Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Buyer may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder, solely in his or its capacity as a stockholder, hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than his or its counsel and advisors, if any) without the prior written consent of Buyer and Target, except for disclosures such Stockholder’s counsel advises are necessary in order to comply with any Law, in which event Stockholder shall give notice of such disclosure to Buyer and Target as promptly as practicable so as to enable Buyer and Target to seek a protective order from a court of competent jurisdiction with respect thereto.

12. Termination. This Agreement shall automatically terminate and be of no further force or effect whatsoever on the first to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to the terms thereof, (iii) any material amendment or modification to the Merger Agreement, including but not limited to any amendment or modification to the Merger Consideration and (iv) as to any Stockholder, upon notice from Buyer in accordance with Section 4(e) hereof (the date of termination being the “Expiration Date”).

13. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Buyer, Target and each Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Annex C-5

(g) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, such Stockholder’s estate and heirs upon the death of such Stockholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Buyer. No assignment by Buyer under this Section 13(g) shall relieve Buyer of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

(h) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i) Cooperation. Each Stockholder agrees to reasonably cooperate with Buyer and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Buyer to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each Stockholder hereby agrees that Buyer and Target may publish and disclose in the Proxy Statement and the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Buyer or Target with the SEC relating to the Proposed Transaction.

(j) Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(l) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer and Target shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of such Stockholder set forth in this Agreement. Therefore, each Stockholder hereby agrees that, in addition to any other remedies that may be available to Buyer or Target, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means to which they are entitled at law or in equity, without requiring the posting of any bond or other undertaking.

(m) Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (a) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (b) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the parties at the following address or facsimile (or at such other address or facsimile for a party as shall be specified by like notice): (i) if to Buyer or Target, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to any Stockholder, to such Stockholder’s address or facsimile shown below such Stockholder’s signature on the signature page hereof.

(n) Counterparts. This Agreement may be executed in several counterparts, including by facsimile, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

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(o) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(p) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(q) Several Obligations. Notwithstanding anything in this Agreement to the contrary, the obligations of the Stockholders hereunder shall be several but not joint and no Stockholder shall be responsible for any act or inaction by any other Stockholder. Each Stockholder agrees that such Stockholder’s obligations under this Agreement is a several obligation of such Stockholder, and that the failure by any other Stockholder to perform such other Stockholder’s obligations under this Agreement or the breach by any other Stockholder of any representation or warranty hereunder shall not constitute a bar, limitation, prohibition or defense to the enforcement of this Agreement against any Stockholder.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

VIROPHARMA INCORPORATED

/s/ Vincent Milano
By:	Vincent Milano
Its:	Chief Executive Officer

LEV PHARMACEUTICALS, INC.

/s/ Judson Cooper
By:	Judson Cooper
Its:	Chairman

Annex C-S-1

JUDSON COOPER

/s/ Judson Cooper

Address:

c/o Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

Telephone:	(212) 682-3096
Facsimile:	(212) 682-2559

Shares Beneficially Owned by Stockholder:

16,028,703 shares of Target Common Stock

  3,027,450 Options to acquire Target Common Stock

Annex C-S-2

JOSHUA SCHEIN

/s/ Joshua Schein

Address:

c/o Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

Telephone:	(212) 682-3096
Facsimile:	(212) 682-2559

Shares Beneficially Owned by Stockholder:

16,738,214 shares of Target Common Stock

  3,027,450 Options to acquire Target Common Stock

Annex C-S-3

Annex D

July 14, 2008

The Board of Directors

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Lev Pharmaceuticals, Inc. (the “Company”), of the consideration to be received by such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of ViroPharma Incorporated (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among the Company, the Acquiror and a subsidiary of the Acquiror, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Company, the Acquiror and their respective subsidiaries and by stockholders who perfect their statutory dissenters’ rights as provided in the Agreement, will be converted into the right to receive the Merger Consideration under and as defined in the Agreement (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated July 14, 2008, of the Agreement, including the form Contingent Value Rights Agreement attached as an exhibit thereto (the “CVR Agreement”); (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror’s common stock, par value $0.002 per share (the “Acquiror Common Stock”), and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar

J.P. Morgan Securities Inc. • 277 Park Avenue, New York, NY 10172

Annex D-1

matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement, including the CVR Agreement, will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, the Acquiror Common Stock or the CVRs (as defined in the Agreement) will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. With the consent of the Company and the Acquiror, and subject to the terms and conditions set forth in the letter agreement dated May 30, 2008, between Bear, Stearns & Co. Inc. and the Company, the confidentiality agreement dated November 21, 2007, between Bear, Stearns & Co. Inc. and the Company and the letter agreement dated October 22, 2007, between J.P. Morgan Securities Inc. and the Acquiror, as amended pursuant to a letter agreement dated July 7, 2008, a separate team of employees of J.P. Morgan Securities Inc. has acted as financial advisor to the Acquiror with respect to the proposed Transaction and J.P. Morgan Securities Inc. will receive a fee from the Acquiror for such services if the proposed Transaction is consummated, it being understood that each of Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. commenced their respective advisory representations of the Company and the Acquiror in 2007, prior to the announcement of the acquisition of The Bear Stearns Companies Inc. by JPMorgan Chase & Co. Please be advised that, during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company or the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

Annex D-2

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

Annex D-3

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders

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entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

The Second Amended and Restated Certificate of Incorporation, or certificate of incorporation, of ViroPharma eliminates the liability of directors to stockholders or ViroPharma for monetary damages arising out of the directors’ breach of their fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to ViroPharma or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. ViroPharma’s certificate of incorporation also provides that no repeal or modification of such provision shall have an adverse effect on any right or protection of a director existing at the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such person is fairly and reasonably entitled to indemnification for such expenses that the court deems proper under the circumstances.

The indemnification provisions contained in the certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

ViroPharma’s bylaws, as amended, to the extent permissible under the law, provide for indemnification of any person made, or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of ViroPharma or any predecessor of ViroPharma or serves or served any other enterprise as a director, officer or employee at the request of ViroPharma or any predecessor of ViroPharma.

In addition, ViroPharma maintains insurance on behalf of its directors and executive officers insuring them against liability asserted against them in their capacities as directors or officers or arising out of such status.

The merger agreement provides that, for a period of six years following the effective time of the merger, ViroPharma will, to the fullest extent permitted by law, indemnify, defend and hold harmless each present and former director, officer, employee and agent of Lev against any costs or expenses, claims, deficiencies, guaranties or endorsements of or by any person of any type, arising out of service or services as a director, officer, employee or agent of Lev or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that Lev or its subsidiary, as the case may be, would have been permitted under Delaware law and its certificate of incorporation or bylaws as in effect at the effective time of the merger.

The merger agreement also provides that, for a period of six years following the effective time of the merger, ViroPharma will maintain in effect Lev’s existing directors’ and officers’ liability insurance policy covering the directors and officers of Lev, provided ViroPharma may substitute the policy with coverage in amount and scope at least as favorable as the coverage under Lev’s existing policy as of the time the merger becomes effective. If the aggregate annual premiums payable for such insurance coverage exceed 250% of the current annual premiums paid by Lev for its existing policy, ViroPharma will use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to such amount.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of July 15, 2008, by and among ViroPharma, Lev and HAE Acquisition Corp. (included as Annex A to the proxy statement/prospectus).

2.2	Form of CVR Agreement (included as Annex B to the proxy statement/prospectus).

3.1

Amended and Restated Certificate of Incorporation of ViroPharma, as amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 1999, as further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 24, 2000 (incorporated by reference to Exhibit 3.1 of ViroPharma’s Form 10-Q for the quarter ended June 30, 2000), as further amended by a further amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to the second paragraph on page 11 of ViroPharma’s definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2007).

3.2	Certificate of Designation establishing and designating the Series A Junior Participating Preferred Shares (incorporated by reference to Exhibit 3.2 of Form 10-K for the year ended December 31, 1998).

3.3	Amended and Restated Bylaws of ViroPharma (incorporated by reference to Exhibit 3.3 of ViroPharma’s Form 10-Q for the quarter ended September 30, 2003).

4.1	Rights Agreement, dated as of September 10, 1998, between ViroPharma and StockTrans, Inc., as Rights Agent (incorporated by reference to Exhibit 4 of ViroPharma’s Form 8-K dated September 21, 1998).

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 5, 1999, between ViroPharma and StockTrans, Inc., as Rights Agent (incorporated by reference to Exhibit 4.2 of ViroPharma’s Form 10-Q for the quarter ended March 31, 1999).

4.3	Amendment No. 2 to the Rights Agreement, dated as of May 2, 2005, between ViroPharma and StockTrans, Inc., as Rights Agent, (incorporated by reference to Exhibit 4.01 of ViroPharma’s Form 8-K dated May 3, 2005).

5.1*	Opinion of DLA Piper US LLP regarding the legality of the securities.

8.1*	Opinion of DLA Piper US LLP as to the material United States Federal income tax consequences of the merger.

10.1	Stockholder Voting Agreement, dated as of July 15, 2008, among ViroPharma, Lev, Judson Cooper and Joshua Schein (included as Annex C to the proxy statement/prospectus).

10.2	Securities Purchase Agreement, dated as of July 15, 2008, by and between ViroPharma and Lev (incorporated by reference to Exhibit 10.3 of ViroPharma’s Form 8-K dated July 15, 2008).

10.3	Form of Orderly Sale Agreement (incorporated by reference to Exhibit 10.4 to ViroPharma’s Form 8-K dated July 15, 2008).

21.1	Subsidiaries of ViroPharma (incorporated by reference to Exhibit 21 of ViroPharma’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

23.1	Consent of KPMG LLP, independent registered public accounting firm, with respect to ViroPharma.

23.2	Consent of Eisner LLP, independent registered public accounting firm, with respect to Lev.

23.3	Consent of DLA Piper US LLP (included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

99.1	Form of Lev proxy card.

99.2	Opinion of J.P. Morgan Securities Inc. (included as Annex D to the proxy statement/prospectus).

*	To be filed by amendment

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on August 19, 2008.

VIROPHARMA INCORPORATED

By:	/S/ VINCENT J. MILANO
Vincent J. Milano President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Vincent J. Milano and J. Peter Wolf his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ VINCENT J. MILANO Vincent J. Milano	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director (Principal Executive Officer and Principal Financial Officer)	August 19, 2008

/S/ RICHARD S. MORRIS Richard S. Morris	Chief Accounting Officer and Controller (Principal Accounting Officer)	August 19, 2008

/S/ MICHEL DE ROSEN Michel de Rosen	Chairman of the Board of Directors	August 19, 2008

/S/ PAUL A. BROOKE Paul A. Brooke	Director	August 19, 2008

/S/ WILLIAM D. CLAYPOOL, M.D. William D. Claypool, M.D.	Director	August 19, 2008

/S/ MICHAEL R. DOUGHERTY Michael R. Dougherty	Director	August 19, 2008

/S/ ROBERT J. GLASER Robert J. Glaser	Director	August 19, 2008

/S/ JOHN R. LEONE John R. Leone	Director	August 19, 2008

/S/ HOWARD H. PIEN Howard H. Pien	Director	August 19, 2008

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